Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

by and between

United Rentals, Inc.

and

RSC Holdings Inc.

Dated as of December 15, 2011

i

INDEX OF DEFINED TERMS

Page(s)
ABL Facility	77
Actions	22
Affiliate	99
Agreed Courts	106
Agreed Issues	106
Agreement	Recitals
Alternate Financing	71
Alternative Acquisition Agreement	62
Antitrust Consents	78
Antitrust Law	99
Book-Entry Shares	4
Business Day	99
Capitalization Date	14
Cash Consideration	4
Certificate	4
Certificate of Merger	2
Closing	2
Closing Date	2
COBRA	30
Commissioner	79
Company	Recitals
Company Acquisition Proposal	63
Company Adverse Recommendation Change	61
Company Board Recommendation	17
Company Bylaws	14
Company Charter	14
Company Common Shares	3
Company Disclosure Letter	13
Company Employees	84
Company Intellectual Property	33
Company Intervening Event	62
Company Plans	27
Company Preferred Shares	14
Company Related Parties	99
Company SEC Documents	18
Company Severance Plan	85
Company Shares	14
Company Stock-Based Awards	15
Company Stockholder Approval	36
Company Stockholders Meeting	57
Company Superior Proposal	64
Competition Act	18
Compliant	77
Confidentiality Agreement	60
Consents	18
Continuation Period	84
Continuing Employees	84
Contract	17
Convertible Securities	100
Costs	81
DGCL	2
Dissenting Shares	4
Dissenting Stockholder	4
DOJ	79
DOL	28
Effective Time	2
Eligible Shares	4
Environmental Laws	25
Equity Securities	100
ERISA	27
ERISA Affiliate	29
Exchange Agent	8
Exchange Fund	9
Exchange Rate	4
Excluded Shares	3
Filings	18
Financing Commitment	46
Financing Sources	100
Foreign Corrupt Practices Act	24
Form S-4	58
Fraud	100
FTC	79
Governmental Entity	18
Hazardous Materials	25
HIPAA	30
HSR Act	16
Indemnified Parties	81
Infringed	34
Intellectual Property	35
IRS	27
IT Assets	35

v

Page(s)
Joint Proxy Statement/Prospectus	18
Knowledge	100
Law	100
Leased Real Property	33
Leases	33
Liens	14
Listed Purchaser Common Shares	86
Marketing Period	75
Material Adverse Effect	100
Material Contract	23
Merger	Recitals
Merger Consideration	4
Multiemployer Plan	27
Multiple Employer Plan	27
Negotiation Period	62
New Financing Commitment	71
Non-U.S. Company Plans	28
Order	101
Outside Date	90
Owned Real Property	33
Per Share Cash Amount	4
Permits	23
Permitted Liens	102
person	102
Personal Information	35
Privacy Policies	34
Purchaser	Recitals
Purchaser Acquisition Proposal	68
Purchaser Adverse Recommendation Change	67
Purchaser Board Recommendation	40
Purchaser Bylaws	2
Purchaser Charter	2
Purchaser Common Share	3
Purchaser Disclosure Letter	38
Purchaser Intervening Event	67
Purchaser Material Adverse Effect	102
Purchaser No-Shop Period	65
Purchaser Plans	84
Purchaser Preferred Shares	39
Purchaser Related Parties	103
Purchaser SEC Documents	41
Purchaser Share Consideration	4
Purchaser Share Issuance	40
Purchaser Stockholder Approval	47
Purchaser Stockholders Meeting	57
Purchaser Superior Proposal	68
Purchaser Termination Fee	95
R III	Recitals
Real Property	33
Reimbursable Expenses	94
Release	25
Representatives	103
Required Governmental Consents	87
Required Information	76
Reserve Amount	76
Restraining Orders	87
Second Request	79
SIR	79
Solvent	103
SOX	18
Subsequent Mergers	Recitals
Subsidiary	104
Surviving Corporation	2
Surviving Newco	3
Systems	35
Takeover Laws	36
Tax	33
Tax Return	33
Termination Fee	94
U Newco	Recitals
U Opco	Recitals
Vacation Policy	85
Voting Agreement	Recitals
WARN Act	26

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 15, 2011 (this “Agreement”), between United Rentals, Inc., a Delaware corporation (“Purchaser”), and RSC Holdings Inc., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of each of Purchaser and the Company have approved the merger of the Company with and into Purchaser (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the parties intend for the Merger to qualify as a reorganization for United States federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code and intend for this Agreement to constitute a ”plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, the parties desire that immediately following the Merger, Purchaser shall cause RSC Holdings III, LLC (“R III”), a Delaware limited liability company and wholly owned Subsidiary of the Company, and United Rentals (North America), Inc. (“U Opco”), a Delaware corporation and wholly owned Subsidiary of Purchaser, each to merge with and into a newly formed Delaware corporation and wholly owned subsidiary of Purchaser (“U Newco”) (collectively, the “Subsequent Mergers”), upon the terms and subject to the conditions of this Agreement and have approved such Subsequent Mergers;

WHEREAS, the respective boards of directors of each of Purchaser and the Company have each unanimously determined that it is in the best interests of their respective companies and stockholders to consummate the Merger and the Subsequent Mergers provided for herein;

WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition to the willingness of Purchaser to enter into this Agreement, certain stockholders of the Company have entered into a Voting Agreement with Purchaser (the “Voting Agreement”); and

WHEREAS, the Company and Purchaser desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), the Company shall be merged with and into Purchaser at the Effective Time (as defined in Section 1.03). As a result of the Merger, the separate corporate existence of the Company shall cease and Purchaser shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). The Merger shall have the effects specified in the DGCL.

SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004, at 10:00 a.m. local time, on the date that is the later of (a) the third Business Day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement, (b) the earlier of (i) a date during the Marketing Period specified by Purchaser on no fewer than three (3) Business Days notice to the Company and (ii) the final day of the Marketing Period, and (c) such other time, date or place as Purchaser and the Company may mutually agree in writing. The time and date of the Closing is referred to in this Agreement as the “Closing Date”.

SECTION 1.03. Effective Time. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable following the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), in such form as required by, and executed and acknowledged by the parties in accordance with, the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at the time when the Certificate of Merger is filed with the Secretary of State of the State of Delaware or at such later time as Purchaser and the Company shall agree in writing and shall specify in the Certificate of Merger (the “Effective Time”).

SECTION 1.04. Charter and Bylaws. (a) The restated certificate of incorporation of Purchaser in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Purchaser Charter”), until duly amended as provided therein or by applicable Law.

(b) The amended and restated bylaws of Purchaser in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (the “Purchaser Bylaws”), until thereafter amended as provided therein or by applicable Law.

SECTION 1.05. Directors of the Surviving Corporation. The parties hereto shall take, or cause to be taken, all actions necessary so that the three individuals designated by the Company to Purchaser no later than January 17, 2012 are appointed to the board of directors of the Surviving Corporation at the Effective Time; provided, that the individuals so designated are independent directors of the board of directors of the Company (as determined in accordance with rules of the New York Stock Exchange, Inc. (“NYSE”)) as of the date hereof and will be independent directors of the Surviving Corporation (as determined in accordance with the rules of the NYSE) as of the Effective Time. Except for the additional individuals nominated for election to the board of directors of the Surviving Corporation pursuant to the preceding sentence, the directors of Purchaser immediately prior to the Effective Time shall be the only directors of the Surviving Corporation at the Effective Time, each to hold office until the earlier of their resignation, removal or death and the due election and qualification of their successors.

SECTION 1.06. Subsequent Mergers. Immediately after the Effective Time, Purchaser shall cause each of R III and U Opco to merge with and into U Newco in accordance with the DGCL. The Subsequent Mergers shall have the effects specified in the provisions of the DGCL and as a result of the Subsequent Mergers, the separate corporate existences of R III and U Opco shall cease and U Newco shall continue as the surviving corporation of the Subsequent Mergers (the “Surviving Newco”). The certificate of incorporation of U Newco in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Newco, until duly amended as provided therein or by applicable Law and the bylaws of U Newco in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Newco, until thereafter amended as provided therein or by applicable Law.

ARTICLE II

EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.01. Conversion and Cancellation of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of the Company or Purchaser:

(a) Effect on Purchaser Stock. Each share of common stock, $0.01 par value (each, a “Purchaser Common Share”), of Purchaser issued and outstanding immediately prior to the Effective Time shall remain outstanding;

(b) Cancellation of Excluded Shares and Dissenting Shares. Each share of common stock, no par value (the “Company Common Shares”), of the Company issued and, if applicable, outstanding that is owned by the Company, Purchaser or any direct or indirect wholly owned Subsidiary of the Company or Purchaser immediately prior to the Effective Time, and in each case not held on behalf of third parties (“Excluded Shares”), and each Company Common Share that is owned by a stockholder (“a Dissenting Stockholder”) who has perfected and not withdrawn a demand for, or lost its right to, appraisal pursuant to Section 262 of the DGCL with respect to such Company Common Share (the “Dissenting Shares”) shall cease to be, if applicable, outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist, subject only, with respect to the Dissenting Shares, to the rights of the holders of Dissenting Shares as described in Section 2.03; and

(c) Effect on Company Common Shares. (i) Subject to Section 2.04(d), each Company Common Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and any Dissenting Shares) (collectively, the “Eligible Shares”) shall be converted into and shall thereafter represent the following consideration: (i) the right to receive an amount in cash equal to $10.80 (the “Per Share Cash Amount”) and (ii) 0.2783 (the “Exchange Ratio”) of a validly issued, fully paid and non-assessable Purchaser Common Share, in each case without interest.

(ii) The Purchaser Common Shares to be issued, and cash payable, upon the conversion of the Company Common Shares pursuant to this Section 2.01(c) and cash in lieu of fractional Purchaser Common Shares as contemplated by Section 2.04(h) are referred to as “Purchaser Share Consideration” and “Cash Consideration,” respectively, and collectively as “Merger Consideration.” As of the Effective Time, all Company Common Shares that have been converted pursuant to this Section 2.01(c) shall cease to be outstanding, shall cease to exist and shall be cancelled, and each holder of a certificate representing any such Company Common Shares (a “Certificate”) or Company Common Shares held in book entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.01(c), the Merger Consideration and any other amounts herein provided, upon surrender of such Certificate or Book-Entry Shares, without interest thereon.

(d) Adjustments. (i) Notwithstanding anything in this Agreement to the contrary but without limiting the effect of Section 7.02(a) or 7.03(a), if between the date of this Agreement and the Effective Time the issued and outstanding Company Common Shares or Purchaser Common Shares are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within such period, then the Merger Consideration, Exchange Ratio, Option Exchange Ratio and other dependent items shall be equitably adjusted so as to provide the holders of Company Common Shares with the same economic effect as contemplated by this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Merger Consideration, Exchange Ratio, Option Exchange Ratio or other dependent item.

(ii) Notwithstanding anything in this Agreement to the contrary, if the Threshold Percentage (determined without regard to this sentence) would be less than 40.0%, then an amount of cash otherwise payable as Cash Consideration pursuant to Section 2.01(c)(ii), equal to the amount of cash which would be necessary to cause the recomputed Threshold Percentage to equal 40.0% shall instead be payable in an equivalent amount of Purchaser Common Shares (with each Purchaser Common Share valued for this purpose using the Applicable Stock Value).

The term “Threshold Percentage” shall mean the quotient, expressed as a percentage, obtained by dividing (a) the Aggregate Share Consideration by (b) the sum of (1) the Aggregate Share Consideration plus (2) the Aggregate Cash Amount.

The term “Aggregate Share Consideration” shall mean the product of (a) the aggregate number of Purchaser Common Shares to be delivered pursuant to this Agreement, multiplied by (b) the Applicable Stock Value.

The term “Applicable Stock Value” shall mean $25.875.

The term “Aggregate Cash Amount” shall mean the aggregate amount of cash to be paid to the holders of Company Common Shares pursuant to this Agreement (including any payments to Dissenting Stockholders) in exchange for their Company Common Shares. Solely for purposes of this Section 2.01(d)(ii), Dissenting Stockholders shall be deemed to receive an amount of cash equal to $21.60 per Dissenting Share, or such other amount, which may be higher or lower, as the parties determine in good faith taking into account the principles of clause (iii) below (it being understood that the actual amount that would be payable to any Dissenting Stockholder following completion of an appraisal proceeding would be determined pursuant to such appraisal proceeding in accordance with the applicable provisions of Delaware law).

(iii) For the avoidance of doubt, the adjustment provided in Section 2.01(d)(ii) is intended only to ensure that the Merger qualifies as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and shall be interpreted accordingly and not used for any other purpose.

SECTION 2.02. Treatment of Company Stock Options; Company Awards.

(a) Company Stock Options. At the Effective Time, each option to purchase Company Common Shares granted under the Company’s Amended and Restated Stock Incentive Plan (the “Company Stock Incentive Plan”) (whether vested or unvested, exercisable or unexercisable) (each, a “Company Stock Option”) which is outstanding immediately prior to the Effective Time shall, without any further action on the part of any holder thereof, be converted into an option to purchase the number of Purchaser Common Shares determined by multiplying the number of Company Common Shares subject to such Company Stock Option immediately prior to the Effective Time by the Option Exchange Ratio (as defined below) (rounded down, if necessary, to a whole Purchaser Common Share), at an exercise price per Purchaser Common Share equal to the exercise price per Company Common Share of such Company Stock Option immediately prior to the Effective Time divided by the Option Exchange Ratio (rounded, if necessary, up to the nearest whole cent), it being understood that the exercise price and number of Purchaser Common Shares for which each Company Stock Option is exercisable is intended to be determined in a manner consistent with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”). Except as specifically provided in this Section 2.02, following the Effective Time, each Company Stock Option shall otherwise be subject to the same terms and conditions as were applicable to the Company Stock Option under the Company Stock Incentive Plan and Company Stock Option agreements immediately prior to the Effective Time, except that all references to the Company in the Company Stock Incentive Plan and the applicable Company Stock Option agreements shall be deemed to refer to Purchaser, which shall have assumed the Company Stock Incentive Plan as of the Effective Time by virtue of this Agreement and the transactions contemplated hereby and without any further action, and all references to Company Common Shares shall be deemed to be to Purchaser Common Shares. The “Option Exchange Ratio” shall mean the sum of (i) the Exchange Ratio and (ii) the quotient determined by dividing the Per Share Cash Amount by the volume-weighted average of the closing sale prices of Purchaser Common Shares as reported on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the Closing Date.

(b) Company Awards. At the Effective Time, each restricted stock unit award granted under the Company Stock Incentive Plan (each, a “Company Award”), other than a Company Award held by a member of the Company’s board who is not also an employee or officer of the Company (each, a “Director Award”), shall be converted into the right to acquire the number of Purchaser Common Shares, determined by multiplying the number of Company Common Shares subject to such Company Award immediately prior to the Effective Time by the Option Exchange Ratio (rounded down, if necessary, to a whole Purchaser Common Share); provided, that with respect to the portion of any Company Award that conditions vesting on both the achievement of performance measures and service-based vesting conditions, the performance measures shall be deemed satisfied at the target level, but the service-based vesting conditions shall continue to apply in accordance with the terms of such Company Award. Except as specifically provided in this Section 2.02, following the Effective Time, each such Company Award shall otherwise be subject to the same terms and conditions as were applicable to the Company Awards under the Company Stock Incentive Plan and Company Award agreements immediately prior to the Effective Time, except that all references to the Company in the Company Stock Incentive Plan and the applicable Company Award agreements shall be deemed to refer to Purchaser, which shall have assumed the Company Stock Incentive Plan as of the Effective Time by virtue of this Agreement and the transactions contemplated hereby and without any further action, and all references to Company Common Shares shall be deemed to be to Purchaser Common Shares. At the Effective Time, each Director Award shall, without any further action on the part of any holder thereof, be cancelled and converted into the right to receive from Purchaser or the Surviving Corporation, with respect to each Company Common Share covered by such award, (i) an amount in cash, without interest, equal to the Per Share Cash Amount and (ii) a number of Purchaser Common Shares determined by multiplying the number of Company Common Shares subject to such Director Award by the Exchange Ratio (rounded down, if necessary, to a whole Purchaser Common Share), plus any accrued dividend equivalents (as determined in accordance with the applicable award agreement) in respect of such Director Award with a record date prior to the Effective Time which have been authorized by the Company and which remain unpaid at the Effective Time.

(c) Treatment under the Company Stock Incentive Plan. For the avoidance of doubt, (i) the Company Stock Options and Company Awards as converted pursuant to this Section 2.02 shall be “Alternative Awards” within the meaning of the Company Stock Incentive Plan and, without limiting any rights enjoyed by the holders thereof with respect to vesting or otherwise, or any right to accelerate vesting under the Company Stock Incentive Plan and related award agreements thereunder, shall be afforded the “double-trigger” vesting protections as set forth in the Company Stock Incentive Plan, and (ii) the consummation of the transactions contemplated by this Agreement shall constitute the first trigger of such vesting protection.

(d) Registration. If registration of any interests in the Company Stock Incentive Plan or the Purchaser Common Shares issuable thereunder is required under the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the “Securities Act”), Purchaser shall file with the Securities and Exchange Commission (the “SEC”) within five (5) business days after the Effective Time a registration statement on Form S-8 with respect to such interests or Purchaser Common Shares, and shall use its reasonable best efforts to maintain the effectiveness of such registration statement for so long as the Company Stock Incentive Plan remains in effect and such registration of interests therein or the Purchaser Common Shares issuable thereunder continues to be required. As soon as practicable after the registration of such interests or shares, as applicable, Purchaser shall deliver to the holders of Company Stock Options and Company Awards appropriate notices setting forth such holders’ rights pursuant to the Company Stock Incentive Plan and agreements evidencing the grants of such Company Stock Options and Company Awards, and stating that the Company Incentive Plan and such Company Stock Options and Company Awards and agreements have been assumed by Purchaser and shall continue in effect on the terms and conditions specified in this Section 2.02.

(e) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions which are necessary or advisable to effectuate the provisions of this Section 2.02. At or prior to the Effective Time, Purchaser shall take all actions which are necessary for the assumption of the Company Stock Incentive Plan, Company Stock Options and Company Awards

pursuant to this Section 2.02 including the reservation, issuance (subject to Section 2.02(c)) and listing of Purchaser Common Shares as necessary to effect the transactions contemplated by this Section 2.02. The Company shall take all actions necessary to ensure that from and after the Effective Time neither Purchaser nor the Exchange Agent (as defined below) will be required to deliver Company Common Shares or other capital stock of the Company to any person pursuant to or in settlement of Company Stock Options or Company Awards.

SECTION 2.03. Dissenting Shares. (a) Notwithstanding anything to the contrary contained in this Agreement, the Dissenting Shares shall not be converted as provided in Sections 2.01 and 2.02, but rather such holders shall be entitled only to payment by Purchaser of the “fair value” of such Dissenting Shares in accordance with Section 262 of the DGCL; provided, however, that if any such stockholder of the Company shall fail to perfect or effectively waive, withdraw or lose such stockholder’s rights under Section 262 of the DGCL, the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall thereupon cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Sections 2.01(c) and 2.02. The Company shall serve prompt notice to Purchaser of any demands received by the Company for appraisal of any Company Common Shares, and Purchaser shall have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.04. Exchange of Certificates.

(a) Exchange Agent.

(i) Prior to the Effective Time, Purchaser shall enter into an exchange agent agreement in form and substance reasonably acceptable to the Company with a nationally recognized financial institution designated by Purchaser and reasonably acceptable to the Company (the “Exchange Agent”), it being agreed by the parties that the American Stock Transfer & Trust Company is acceptable. At the Effective Time, Purchaser shall (A) deposit with the Exchange Agent, for the benefit of the holders of Company Common Shares, subject to Section 2.04(b)(ii), certificates representing the full number of Purchaser Common Shares issuable pursuant to Section 2.01 in exchange for outstanding Company Common Shares and (B) provide or cause to be provided to the Exchange Agent all of the cash necessary to pay the aggregate Cash Consideration. Purchaser shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Purchaser Common Shares pursuant to Section 2.04(c) (such Purchaser Common Shares and cash provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). In addition to the foregoing, Purchaser shall make available to the Exchange Agent, for deposit in the Exchange Fund, from time to time as needed, immediately available funds sufficient to pay cash in lieu of fractional shares in accordance with Section 2.04(h). Purchaser shall cause the Exchange Agent to deliver the Purchaser Common Shares and cash contemplated to be issued pursuant to Section 2.01 or 2.04(h) out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(ii) The Exchange Agent shall invest any cash deposited with the Exchange Agent by Purchaser as directed by Purchaser. Any interest or income produced by such investments shall not be deemed part of the Exchange Fund and shall be payable to Purchaser. To the extent that there are any losses with respect to any such investments, Purchaser shall promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to pay cash in lieu of fractional shares in accordance with Section 2.04(h).

(b) Exchange Procedures.

(i) Certificates. Purchaser shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares were converted into Purchaser Share Consideration and the right to receive Cash Consideration pursuant to Section 2.01 and any cash in lieu of fractional Purchaser Common Shares pursuant to Section 2.04(h), (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent (or affidavits of loss in lieu thereof as provided in Section 2.04(e)) and shall be in customary form and have such other provisions as are reasonably satisfactory to both the Company and Purchaser) and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04(e)) in exchange for the Merger Consideration. If any Dissenting Shares cease to be Dissenting Shares pursuant to Section 2.03, Purchaser shall cause the Exchange Agent promptly (and in any event within three (3) Business Days) after the date on which such Dissenting Shares cease to be Dissenting Shares to mail to the holder of record of such Company Common Shares the letter of transmittal and instructions referred to in the immediately preceding sentence, with respect to such Company Common Shares. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a letter of transmittal, duly completed and executed in accordance with its instructions, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Purchaser shall instruct the Exchange Agent to pay and deliver in exchange therefor, as promptly as practicable (A) the Per Share Cash Amount (less any required withholding taxes as provided in Section 2.04(f)), (B) the number of whole Purchaser Common Shares (which shall be in non-certificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.01(c) (after taking into account all Eligible Shares then held by such holder), (C) any dividends or other distributions payable pursuant to Section 2.04(c) and (D) cash in lieu of fractional Purchaser Common Shares payable pursuant to Section 2.04(h), and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Shares that is not registered in the transfer records of the Company, payment may be made and shares may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if the applicable letter of transmittal is presented to the Exchange Agent, accompanied by all documents reasonably required by Purchaser to evidence and effect such transfer, such Certificate is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establishes to the reasonable satisfaction of Purchaser that such tax has been paid or is not applicable. Subject to Section 2.03, until surrendered as contemplated by this Section 2.04, each Certificate shall be deemed at any time after the Effective Time to represent only the Purchaser Share Consideration and the right to receive Cash Consideration upon such surrender, in each case, into which the Company Common Shares theretofore represented by such Certificate have been converted pursuant to Section 2.01(c), dividends or other distributions payable pursuant to Section 2.04(c) and cash in lieu of any fractional shares payable pursuant to Section 2.04(h). No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, no holder of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose Company Common Shares were converted into the right to receive the Merger Consideration and any dividends or other distributions payable thereon pursuant to Section 2.04(c) shall automatically upon the Effective Time (or, at any later time at which such Book-Entry Shares shall be so converted) be entitled to receive, and Purchaser shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each Company Common Share (A) the Per Share Cash Amount, (B) the number of whole Purchaser Common Shares (which shall be in uncertificated book-entry form unless a physical certificate is requested by such holder of record) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to 2.01(c) (after taking into account all Eligible Shares then held by such holder), (C) any dividends or distributions payable pursuant to Section 2.04(c) and (D) cash in lieu of any fractional shares payable pursuant to Section 2.04(h), and the Book-Entry Shares of such holder shall forthwith be cancelled.

(c) Distributions with Respect to Unexchanged Shares.

(i) Certificates. All Purchaser Common Shares to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Purchaser in respect of the Purchaser Common Shares, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Purchaser Common Shares shall be paid to any holder of an unsurrendered Certificate until such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.04(e)) is surrendered for exchange in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate (or affidavits of loss in lieu of the Certificate as provided in Section 2.04(e)), there shall be issued and/or paid to the holder of the Certificates representing whole Purchaser Common Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Purchaser Common Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Purchaser Common Shares with a record date after the Effective Time but with a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 2.04(b)(ii) payable with respect to Purchaser Common Shares.

(ii) Book-Entry Shares. Holders of Book-Entry Shares who are entitled to receive Purchaser Common Shares under this Article II shall be issued and/or paid (A) at the time of payment and delivery of such Purchaser Common Shares by the Exchange Agent under Section 2.04(b)(ii), the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole Purchaser Common Shares and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole Purchaser Common Shares with a record date after the Effective Time but with a payment date subsequent to surrender.

(d) Transfers. The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Certificates (or, automatically, in the case of the Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such Company Common Shares (other than the right to receive the payments and deliveries contemplated by this Article II). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Company Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Company Common Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Purchaser, the posting by such person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate Purchaser Common Shares, the Cash Consideration and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(f) Withholding Taxes. Notwithstanding anything to the contrary set forth herein, Purchaser and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Shares pursuant to this Agreement such amounts, in cash, as may be required to be deducted and withheld with respect to the making of such payment under the Code or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.04(f) shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares in respect of which such deduction or withholding was made.

(g) Termination of the Exchange Fund. Any portion of the Exchange Fund (including any investments thereof) that remains undistributed to the holders of Company Common Shares for 180 days after the Effective Time shall be delivered to Purchaser, upon demand, and any holder of Company Common Shares who has not theretofore complied with this Article II shall thereafter look only to Purchaser for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Purchaser Common Shares as contemplated by Section 2.04(c) (less any required Tax withholdings as provided in Section 2.04(f)), without any interest thereon, upon (i) due surrender of its Certificates (or affidavits of loss in lieu thereof as provided in Section 2.04(e)) and (ii) if requested by the Surviving Corporation, delivery of a letter of transmittal in customary form that is provided promptly to such record holder by the Surviving Corporation, in each case, to the Surviving Corporation. Notwithstanding the foregoing, neither Purchaser nor the Exchange Agent or any other person shall be liable to any person for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) No Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no certificates or scrip representing fractional Purchaser Common Shares shall be issued upon the surrender for exchange of Certificates or Book-

Entry Shares. In lieu of any such fractional shares, any holder of Company Common Shares entitled to receive a fractional Purchaser Common Share but for this Section 2.04(h) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent as an amount equal to the product of (A) the amount of the fractional share interests in a Company Common Share to which such holder is entitled under Section 2.01(c) (or would be entitled but for this Section 2.04(h)) and (B) an amount equal to the volume-weighted average of the closing sale prices of Purchaser Common Shares as reported on the NYSE composite transactions reporting system for each of the 10 consecutive trading days ending with the last complete trading day prior to the Closing Date. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu of the Certificates(s) as provided in Section 2.04(f)) that would otherwise result in the issuance of such fractional Purchaser Common Shares have been received by the Exchange Agent. All fractional shares to which a single record holder of Company Common Shares would otherwise be entitled to receive hereunder shall be aggregated and calculations shall be rounded to three decimal places.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) the Company SEC Documents filed with the SEC and made publicly available after December 31, 2010 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, however, that the exception provided for in this clause (a) shall be applied with respect to a particular representation or warranty if, and only if, the nature and content of the applicable disclosure in any such document is reasonably specific as to the matters and items which are the subject of such representation or warranty; or (b) the corresponding sections or subsections of the disclosure letter delivered to Purchaser by the Company in connection with this Agreement (the “Company Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Company Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure and (ii) the exclusion with respect to the Company SEC Documents shall not apply to Section 3.03), the Company hereby represents and warrants to Purchaser as follows:

SECTION 3.01. Organization, Standing and Corporate Power; Subsidiaries. (a) Each of the Company and each of its Subsidiaries has been duly organized and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its assets, properties or the conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Section 3.01(b) of the Company Disclosure Letter lists, as of the date of this Agreement, each of the Company’s “significant subsidiaries”, as such term is defined in Section 1-02(w) of Regulation S-X under the Exchange Act. All the issued and outstanding Equity Securities of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and nonassessable and free of preemptive rights and are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (collectively, “Liens”) (other than Permitted Liens), and free of any restriction on the right to vote, sell, transfer or otherwise dispose of such Equity Securities other than any transfer restrictions of general applicability as may be provided under the Securities Act and the “blue sky” laws of the various states of the United States. Except for the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns, directly or indirectly, as of the date of this Agreement, any Equity Securities or Convertible Securities of any person.

SECTION 3.02. Charter and Bylaws. The Company has made available to Purchaser, prior to the date of this Agreement, complete and accurate copies of the amended and restated certificate of incorporation of the Company (the “Company Charter”) and the amended and restated bylaws of the Company (the “Company Bylaws”), and the comparable organizational documents of each Subsidiary of the Company, in each case as amended to the date of this Agreement. Each of the Company Charter and Company Bylaws and each of the organizational documents of each Subsidiary of the Company is in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions and no other organizational documents are applicable to or binding upon the Company or any Subsidiary of the Company.

SECTION 3.03. Capitalization. (a) The authorized capital stock of the Company consists of 300,000,000 Company Common Shares and 500,000 shares of preferred stock, no par value (the “Company Preferred Shares”, and together with the Company Common Shares, the “Company Shares”). All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. At the close of business on December 15, 2011 (the “Capitalization Date”):

(i) 103,920,798 Company Common Shares were issued and outstanding and there were no Company Common Shares held by the Company in its treasury;

(ii) 7,001,586.26 Company Common Shares were reserved and available for issuance pursuant to outstanding Company Stock Options and Company Awards issued pursuant to the Company Stock Incentive Plan; Section 3.03(a) of the Company Disclosure Letter contains a correct and complete list as of December 15, 2011 of outstanding Company Stock Options and Company Awards under the Company Stock Incentive Plan, including the holder to whom the applicable security was issued, date of grant, type of award, vesting schedule, number of Company Common Shares, the expiration date of such award (if applicable) and, where applicable, exercise or reference price per Company Common Share.

(iii) 2,242,237 Company Common Shares were reserved for the grant of additional awards under the Company Stock Incentive Plan; and

(iv) no Company Preferred Shares were issued or outstanding or were held by the Company in its treasury.

(b) Except as set forth above in Section 3.03(a) or as may otherwise be permitted under Section 5.01(k)(ix), there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, derivative contracts, forward sale contracts, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, sell or deliver, or cause to be issued, sold or delivered, or to issue, grant, extend or enter into any such option, warrant, right, agreement, call, derivative contract, forward sale contract or commitment, or obligating the Company to make any payment based on or resulting from the value or price of the Company Common Shares or of any such option, warrant, right, agreement, call, derivative contract, forward sale contract or commitment, any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. At the close of business on the Capitalization Date, (i) no Company Common Shares were owned by any Subsidiary of the Company and (ii) there were no outstanding stock options, stock appreciation rights, “phantom” stock rights, performance units, rights to receive Company Common Shares or any other Equity Securities of the Company on a deferred basis or other rights that are linked to the value of the Company Common Shares or any other Equity Securities of the Company (collectively, “Company Stock-Based Awards”) other than those Company Stock-Based Awards specified in Section 3.03(a). All outstanding Company Common Shares are, and all Company Common Shares which may be issued pursuant to any Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exercisable or exchangeable for, securities of the Company having the right to vote) with the stockholders of the Company on any matters. Except as set forth above in Section 3.03(a) and for Company Common Shares issuable pursuant to the Company Stock Incentive Plan or as may otherwise be permitted under Section 5.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any Equity Securities of the Company or any of its Subsidiaries, (B) any Convertible Securities of the Company or any of its Subsidiaries, (C) any obligations of the Company or any of its Subsidiaries to issue any Equity Securities or Convertible Securities or (D) any Company Stock-Based Awards, and (y) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities or Convertible Securities of the Company or any of its Subsidiaries or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities.

(c) The Company does not own, directly or indirectly, any voting interest in any person that would require an additional filing by Purchaser under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) in connection with this Agreement or the Merger.

SECTION 3.04. Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to receipt of the Company Stockholder Approval, to perform and comply with its obligations hereunder and consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, Subsequent Mergers and the other transactions contemplated hereby have been duly authorized and approved by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize and adopt the execution, delivery and performance by the Company of this Agreement or to consummate the Merger, Subsequent Mergers and the other transactions contemplated by this Agreement (other than obtaining the Company Stockholder Approval). This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). The board of directors of the Company has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement, the Merger, the Subsequent Mergers and the other transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement, (ii) determined that the terms of this Agreement, the Merger, the Subsequent Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (iii) directed that the Company submit this Agreement to its stockholders for adoption by them as promptly as practicable and (iv) recommended that the stockholders of the Company adopt this Agreement at the Company Stockholders Meeting (the “Company Board Recommendation”), which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way.

SECTION 3.05. No Conflict; Required Filings and Consents. (a) The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement and the performance by the Company of its obligations hereunder will not, conflict with, constitute or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in a, termination (or right of termination), first offer, first refusal, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of the Company or any of its Subsidiaries under, (i) the Company Charter or the Company Bylaws, (ii) the organizational documents of, or stockholder agreement relating to, any of the Company’s Subsidiaries, (iii) any loan, credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject or (iv) assuming the Company Stockholder Approval and the consents, approvals, filings and other matters referred to in Section 3.05(b) are duly obtained or made, any Law or Order applicable to the Company, any of its Subsidiaries or their respective properties, rights or other assets, other than, in the case of clause (iii) only, any such conflicts, violations, breaches, defaults, rights, terminations, modifications, cancellations or accelerations, losses or creations of any Liens that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. As of the date hereof, neither the Company nor any of its Subsidiaries is a party to (x) any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other hedging arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements) or any confirmation executed in connection with any such agreement or arrangement or (y) any other agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, prices of equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

(b) The execution, delivery and performance of this Agreement by the Company and the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement by the Company do not and will not require any consent, approval, order, authorization or permit of, action by, filing or registration with or notification to, any governmental, quasi-governmental or regulatory authority, body, department, commission, board, bureau, agency, division, court, organized securities exchange or other legislative, executive or judicial governmental entity or instrumentality, whether foreign or domestic, of any country, nation, republic, federation or similar entity or any state, county, parish or municipality, jurisdiction or other political subdivision thereof (each, a “Governmental Entity,”) except for (i) the joint proxy statement and prospectus to be sent to the respective stockholders of the Company and Purchaser in connection with the Company Stockholders Meeting and the Purchaser Stockholders Meeting, respectively (such prospectus and proxy statement, as it may be amended or supplemented from time to time, the “Joint Proxy Statement/Prospectus”), (ii) (A) the filing of a Notification and Report Form by the Company pursuant to the HSR Act, (B) the filing of a Notification pursuant to Part IX of the Competition Act (Canada) (“Competition Act”) and (C) the receipt, expiration or termination, as applicable, of approvals or waiting periods required under the HSR Act and the Competition Act, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in respect of the Merger, (v) the filing of a certificate of merger with the Secretary of State of the State of Delaware in respect of the Subsequent Mergers, (vi) any notice pursuant to the rules and regulations of the NYSE and (vii) such other consents, approvals, Orders, permits, franchises, waivers, licenses of (“Consents”) or notifications, registrations, declarations, notices, reports, submissions and other filings (“Filings”) which have not had and, if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or to materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger, the Subsequent Mergers or any of the other transactions contemplated hereby.

SECTION 3.06. Company SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) Each of the Company and each of its Subsidiaries has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements, certifications and other documents (including prospectuses and registration, proxy and other statements and all exhibits and other information incorporated therein) with or to, as applicable, the SEC that were required to be so filed or furnished by the Company or any of its Subsidiaries, as applicable, since December 31, 2009 (such documents, together with any documents so filed or furnished during such period by the Company or any of its Subsidiaries on a voluntary basis on Current Reports on Form 8-K, the “Company SEC Documents”). Each of the Company SEC Documents (as amended, if applicable) complied or, in the case of Company SEC Documents filed or furnished after the date of this Agreement, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, “SOX”) on the date it was or, in the case of any Company SEC Document furnished or filed after the date of this Agreement, will be so filed with, or furnished to, the SEC. None of the Company SEC Documents (as amended, if applicable), when it was or, in the case of any Company SEC Document furnished or filed after the date of this Agreement, will be so filed with, or furnished to, the SEC, contained, or will contain, as applicable, any untrue statement of a material fact or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Company SEC Documents. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) Each of the consolidated financial statements of the Company included in or incorporated by reference into the Company SEC Documents (including the related notes and schedules) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents or, in the case of Company SEC Documents filed or furnished after the date of this Agreement, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ (deficit) equity and comprehensive income (loss) and consolidated statements of cash flows of the Company included in or incorporated by reference into the Company SEC Documents (including any related notes and schedules) fairly presents or, in the case of Company SEC Documents filed or furnished after the date of this Agreement, will fairly present the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of the Company and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements were prepared or, in the case of Company SEC Documents filed or furnished after the date of this Agreement, will be prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis, except as may be noted therein.

(c) Neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet (or the related notes and schedules thereto) of the Company prepared in accordance with GAAP or the notes thereto, except liabilities (i) as reflected, reserved for or disclosed in the most recent balance sheet of the Company included in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, as filed with the SEC prior to the date of this Agreement, (ii) as incurred in the ordinary course of business consistent with past practice since September 30, 2011, (iii) incurred in connection with the transactions expressly contemplated by this Agreement or as expressly permitted by this Agreement or (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any written or, to the Knowledge of the Company, other binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s published financial statements or other Company SEC Documents.

(d) The Company is and has been at all times since December 31, 2010 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Since December 31, 2009, each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are complete, true and accurate. To the Knowledge of the Company, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to SOX, without qualification, when next due. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither the Company nor any of its Affiliates has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of the Company and its consolidated Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its consolidated Subsidiaries that could have a material effect on its financial statements. The Company has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) all significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Purchaser (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since December 31, 2010 and (ii) any communication since December 31, 2010 made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(f) Since December 31, 2010, no material written complaints or, to the Company’s Knowledge, material oral complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material written concerns or, to the Company’s Knowledge, material oral concerns from employees of the Company and its consolidated Subsidiaries regarding questionable accounting or auditing matters, have been received by the Company. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of SOX or any Company policy contemplating such reporting, including in instances not required by those rules.

SECTION 3.07. Absence of Certain Changes or Events. Since December 31, 2010 through and including the date hereof, (i) there has not been any change in the business, financial condition or results of operation of the Company and its Subsidiaries, taken as a whole, or any other change, event, effect, development, state of facts, condition, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii)(A) except in connection with the discussions and negotiations leading to the execution of this Agreement, each of the Company and each of its Subsidiaries has conducted its business in the ordinary course consistent with past practice and (B) neither the Company nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of Purchaser under Section 5.01(a) through (d), (f), (l) or (n).

SECTION 3.08. Litigation. As of the date hereof, except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no actions, suits, claims, allegations, hearings, proceedings, arbitrations, mediations, audits, inquiries or investigations (whether civil, criminal, administrative or otherwise) (collectively, “Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries, (b) neither the Company nor any of its Subsidiaries nor any of their respective properties, rights or assets is subject to, or bound by, any Order and (c) there are no inquiries or investigations by the SEC or any other Governmental Entity or any whistle-blower complaints pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries.

SECTION 3.09. Material Contracts. (a) Set forth in Section 3.09(a) of the Company Disclosure Letter is a list, as of the date hereof, of (i) each Contract that would be required to be filed by the Company as a material contract pursuant to Item 601(b)(10) of Regulation S-K of the SEC if such report was filed by the Company with the SEC on the date hereof, and (ii) each of the following to which the Company or any of its Subsidiaries is a party or any of them or their respective assets or properties are otherwise bound: a Contract (A) that materially limits or purports to materially limit, curtail or restrict either the type of business in which the Company or any of its Subsidiaries (or, after giving effect to the Merger and the Subsequent Mergers, Purchaser or any of its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business or to hire or solicit for hire for employment any individual or group, (B) that is an indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other agreement providing for or guaranteeing indebtedness in excess of $5,000,000 or that becomes due and payable upon, or provides a right of termination or acceleration as a result of, the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated hereby; (C) that, individually or together with related Contracts, provides for any acquisition, disposition, lease, license, use, distribution or outsourcing, after the date of this Agreement, of assets, services, rights or properties with a value or requiring annual fees in excess of $5,000,000, in each case other than in the ordinary course of business consistent with past practice, or that is otherwise material to the business of the Company or any of its Subsidiaries; (D) that is a collective bargaining agreement; (E) that involves or could reasonably be expected to involve aggregate payments by or to the Company and/or its Subsidiaries in excess of $1,000,000 in any twelve-month period, except for any Contract that may be cancelled without penalty or termination payments by the Company and/or its Subsidiaries upon notice of 60 days or less other than any such Contract entered into in the ordinary course of business consistent with past practice; (F) that (1) includes an indemnification obligation of the Company or any of its Subsidiaries with a maximum potential liability in excess of $1,000,000, other than indemnification arrangements arising pursuant to Contracts that are entered into in the ordinary course of business consistent with past practice, or (2) provides for, to the Company’s Knowledge, indemnification to the other party for such other party’s own negligence, gross negligence or willful misconduct; (G) that involves Intellectual Property that is material to the Company and its

Subsidiaries, taken as a whole, and pursuant to which the Company and/or its Subsidiaries licenses Company Intellectual Property (1) to its customers on an exclusive basis or (2) to any other person not in the ordinary course of business consistent with past practice; (H) any Contract that provides for any standstill, most favored nation provision or equivalent preferential pricing terms, exclusivity or similar obligations to which the Company or any of its Subsidiaries is subject or a beneficiary thereof, which is material to the Company or any of its Subsidiaries, taken as a whole (or, following the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated hereby, would be material to Purchaser or any of its Subsidiaries); (I) any Contract for any joint venture, partnership or similar arrangement; or (J) any other Contract that would, or would reasonably be expected to, individually, prevent, materially delay or materially impede the Company’s ability to consummate the transactions contemplated by this Agreement. Each such contract described in clause (i) and clauses (ii)(A) through (ii)(J) and together with all Contracts filed as exhibits to the Company SEC Documents (in each case, other than any Company Plan), is referred to herein as a “Material Contract.”

(b)(i) Each Material Contract is, and immediately after the consummation of the transactions contemplated by this Agreement will be, a valid and binding obligation of the Company and its Subsidiaries (to the extent they are parties thereto or bound thereby) enforceable against them and, to the Company’s Knowledge, each other party thereto, in accordance with its terms and is in full force and effect, in each case in all material respects (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles), and each of the Company and each of its Subsidiaries (to the extent they are party thereto or bound thereby) and, to the Company’s Knowledge, each other party thereto has performed in all material respects all obligations required to be performed by it under each Material Contract, and (ii) each of the Company and each of its Subsidiaries has performed in all material respects all obligations required to be performed by it under each Material Contract and it is not (with or without notice, lapse of time or both) in breach or default of any of its material obligations thereunder and, to the Knowledge of the Company, no other party to any Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, and neither the Company nor any of its Subsidiaries has received written notice from the other party to any Material Contract of any intention to cancel, terminate, change the scope of rights and obligations under or not to renew such Material Contract.

SECTION 3.10. Permits; Compliance with Laws. (a) The Company and each of its Subsidiaries have in effect all approvals, authorizations, registrations, certifications, filings, franchises, licenses, consents, variances, exemptions, orders, notices and permits of, with or provided by all Governmental Entities and third parties necessary for it to own, lease or operate its properties, rights and other assets and to carry on its business and operations as currently conducted (collectively, “Permits”), except where the failure to have any of such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. No default under, or violation of, any such Permit has occurred, except for any such default or violation that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, in and of themselves, would not cause, and to the Company’s Knowledge there has not been threatened in writing, any revocation, modification, cancellation or transfer of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, since December 31, 2009, (i) each of the Company and its Subsidiaries is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or other assets or its businesses or operations, (ii) neither the Company nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that the Company nor any of its Subsidiaries is not in compliance with any Law and (iii) to the Company’s Knowledge, as of the date hereof, none of the officers, directors, or agents (in their capacity as such) of the Company or any of its Subsidiaries is or has been in violation of any Law applicable to its properties, rights or other assets or its businesses or operations relating to (A) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (B) payments to government officials from corporate funds, or (C) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits.

(c) The Company and its Subsidiaries (i) are in compliance and have been in compliance in all material respects with the United States Foreign Corrupt Practices Act (the “Foreign Corrupt Practices Act”) and any other United States or foreign Laws concerning corrupt payments; and (ii) between January 1, 2009 and the date of this Agreement, the Company has not been investigated by any Governmental Entity with respect to, or given notice by a Governmental Entity of, any violation by the Company or any of its Subsidiaries of the Foreign Corrupt Practices Act or any other United States or foreign Laws concerning corrupt payments.

SECTION 3.11. Environmental Matters. (a) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) the Company and its Subsidiaries have been in compliance with all applicable Environmental Laws since January 1, 2007, (ii) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company, any of its Subsidiaries or any predecessor of any of them under circumstances that would reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iii) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person whose conduct could result in liability to the Company or any of its Subsidiaries, has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities affecting the Company or any of its Subsidiaries; (iv) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity or other Contract obligation with any other person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither the Company nor any of its Subsidiaries has received any written claim, notice or complaint, or, to the Knowledge of the Company, is subject to any proceeding or, investigation, relating to or alleging noncompliance with or liability under Environmental Laws, and no such matter has been threatened to the Knowledge of the Company; (vi) to the Knowledge of the Company, there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, cost or non-statutory restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) the Company has made available to Purchaser copies of all environmental reports, studies, assessments, sampling data, analyses, memoranda and other written environmental documentation in its possession as of the date hereof relating to the Company or any of its Subsidiaries or their respective current or former properties, facilities or operations.

(b) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Environmental Laws” means any federal, state, local or foreign statute, Law or Order relating to: (A) the protection, investigation or restoration of the environment, natural resources or health and safety as it relates to any Hazardous Material, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Materials or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Material.

(ii) “Hazardous Materials” means (A) petroleum, petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, mold, greenhouse gasses, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (B) any other chemical, material, substance, waste, pollutant or contaminant that would reasonably be expected to result in liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law.

(iii) “Release” means any spilling, leaking, pumping, pouring, emitting, placing, emptying, discharging, injecting, escaping, leaching, dumping, disposing or arranging for disposal or migrating into or through the environment or any natural or man-made structure.

SECTION 3.12. Labor Relations and Other Employment Matters.

(a) As of the date hereof, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other agreement with a labor union or like organization, (ii) to the Knowledge of the Company, there are no activities or proceedings of any labor organization to organize any employees of the Company or any of its Subsidiaries and no demand for recognition as the exclusive bargaining representative of any employees has been made by or on behalf of any labor or like organization, (iii) there is no pending or, to the Knowledge of the Company, threatened strike, lockout, slowdown, work stoppage, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity, (iv) no employees of the Company or any of its Subsidiaries are represented by any labor union or works council, (v) to the Knowledge of the Company, there is no material unfair labor practice charge against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any comparable labor relations authority, and (vi) there is no pending or, to the Knowledge of the Company, threatened material grievance, charge, complaint, audit or investigation by or before any Governmental Entity with respect to any current or former employees of the Company or any of its Subsidiaries.

(b) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and each of its Subsidiaries is in compliance with all applicable Laws respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, workers’ compensation, occupational safety and health, affirmative action, employee privacy, plant closings, and wages and hours and (ii) there are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment relationship.

(c) Neither the Company nor any of its Subsidiaries is materially delinquent in any payments to any of their respective employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder (the “WARN Act”) or any similar state or local Law that remains unsatisfied.

(e) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, no individual who has performed services for the Company or any of its Subsidiaries has been improperly excluded from participation in any Company Plan, and neither the Company nor any of its Subsidiaries has any direct or indirect liability, whether actual or contingent, with respect to any misclassification of any person as an independent contractor rather than as an employee, with respect to any misclassification of any employee as exempt versus non-exempt, or with respect to any employee leased from another employer. As of the date hereof, to the Knowledge of the Company, no current executive officer has given notice of termination of employment with the Company or any of its Subsidiaries.

SECTION 3.13. Employee Benefits. (a) “Company Plans” means each benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors or consultants of the Company or any of its Subsidiaries, including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employment, retirement, severance or termination agreements, deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based, incentive, bonus, supplemental retirement, profit sharing, insurance, medical, fringe or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, in each case, under which any current or former director, officer, employee or consultant of the Company or its Subsidiaries has any right to benefits and which is sponsored, maintained or contributed to, or required to be maintained or contributed to, or with respect to which any potential liability is borne by the Company or any of its Subsidiaries. Section 3.13(a) of the Company Disclosure Letter sets forth an accurate and complete list of all material Company Plans. For purposes of the representations and warranties set forth in this Section 3.13, references to “Company Plan” shall not include any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) (a “Multiemployer Plan”) or any “multiple employer plan” (within the meaning of Section 4063 or 4064 of ERISA) (a “Multiple Employer Plan”) to which the Company or any of its Subsidiaries or any of their respective ERISA Affiliates (as defined below) contributes.

(b) With respect to each material Company Plan, the Company has made available to Purchaser true, correct and complete copies of (1) all documents embodying such Company Plan, including all amendments thereto and all related trust documents, insurance contracts or other funding vehicles, (2) written descriptions of any Company Plans that are not set forth in a written document, (3) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (4) the two most recent annual actuarial valuations, if any, (5) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (“IRS”) with respect to any Company Plan and related trust intended to be qualified under Section 401(a) of the Code and any pending request for such a determination letter, (6) the two most recent annual reports (Form 5500 or 990 series and all schedules and financial statements attached thereto), if any, (7) all material correspondence to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Entity received in the last three years, including any filings under the IRS’ Employee Plans Compliance Resolution System Program or any of its predecessors or the DOL’s Delinquent Filer Program, if any, and (8) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests).

(c) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Plan (including any related trusts) has been established, operated and administered in compliance with its terms and applicable Laws, including ERISA and the Code and (ii) with respect to the Company Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would reasonably expect to be subject to any liabilities (other than for liabilities with respect to routine benefit claims) under the terms of, or with respect to, such Company Plans, ERISA, the Code or any other applicable Law. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other person, has made any binding commitment to modify, change or terminate any Company Plan, other than with respect to a modification, change or termination required by ERISA, the Code, other applicable Law or as required or contemplated by this Agreement.

(d) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each Company Plan that is maintained primarily for the benefit of employees outside of the United States (such plans hereinafter being referred to as “Non-U.S. Company Plans”) complies with applicable local Law, and all such plans that are intended to be funded and/or book-reserved are fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened material litigation relating to any Non-U.S. Company Plan.

(e) Each U.S. Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances that would reasonably be expected to affect materially and adversely the qualified status of any such Company Plan.

(f) Neither the Company, any Company Plan nor, to the Knowledge of the Company, any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which would reasonably be expected to subject the Company, any ERISA Affiliate or any

Company Plan to any material tax or penalty on prohibited transactions imposed by Section 4975 of the Code. For purposes of this Agreement, “ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(g) All required material contributions in respect of any Company Plan, Multiemployer Plan or Multiple Employer Plan, as applicable, have been timely made or properly accrued on the financial statements included in or incorporated by reference into the Company SEC Documents.

(h) There are no loans by the Company or any of its Subsidiaries to any of their current or former employees, other than loans under any Company Plan intended to qualify under Section 401(k) of the Code and routine travel, relocation or business expense advances made in the ordinary course of business.

(i) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each Company Plan that is subject to ERISA has prepared in good faith and timely filed all requisite governmental reports, which were true and correct as of the date filed, and has properly and timely filed and distributed or posted all notices and reports to all participants in such plan required to be filed, distributed or posted with respect to each such Company Plan.

(j) To the Knowledge of the Company, no material suit, administrative proceeding or action has been brought, or, to the Knowledge of the Company, is threatened in writing, against or with respect to any Company Plan, including any audit or inquiry by the IRS or the DOL (other than routine claims for benefits arising under such plans).

(k) No Company Plan is or has within the last six (6) years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(n) of the Code. Neither the Company nor any of its Subsidiaries has or is expected to incur any material liability under subtitles C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them or any ERISA Affiliate.

(l) Neither the Company nor any ERISA Affiliate maintains, sponsors, participates in or contributes to, or is obligated to contribute to, or otherwise has incurred any obligation or liability (including any contingent liability) under, any Multiemployer Plan. With respect to any Multiemployer Plan contributed to by the Company, any of its Subsidiaries or any ERISA Affiliate, (i) none of the Company, any of its Subsidiaries nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA which remains unsatisfied, and (ii) a complete withdrawal from all such Multiemployer Plans by the Company and its Subsidiaries as of the date hereof would not reasonably be expected to have a Material Adverse Effect.

(m) Except as required by applicable Law or as would not be material, no Company Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of the Company or any of its Subsidiaries has any obligation to provide such benefits.

(n) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) are in compliance with (A) the applicable health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state Law governing health care coverage extension or continuation, (B) the applicable requirements of the Family and Medical Leave Act of 1993 and the regulations thereunder, (C) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), (D) the applicable requirements of the Patient Protection and Affordable Care Act and its companion bill, the Health Care and Education Reconciliation Act of 2010, and (E) the applicable requirements of the Cancer Rights Act of 1998 and (ii) have no unsatisfied obligations to any current or former employees or their qualified beneficiaries pursuant to COBRA, HIPAA or any other Law governing health care coverage extension or continuation.

(o) Except as set forth in this Agreement, neither the execution and delivery of this Agreement, stockholder approval of the Merger nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) entitle any employee, director, officer or independent contractor of the Company or any of its Subsidiaries to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, director, officer or independent contractor, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Plan, (iv) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (v) limit or restrict the right of Purchaser, the Company or its Subsidiaries, as applicable, to amend, terminate or otherwise discontinue any Company Plan.

(p) Neither the execution and delivery of this Agreement, stockholder approval of the Merger nor the consummation of the transactions contemplated hereby could, either alone or in combination with another event, (i) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code due to the imposition of the excise tax under Section 4999 of the Code on any payment to such disqualified individual or due to the failure of any payment to such disqualified individual to be deductible under of Section 280G of the Code or (ii) result in the payment of any amount that would, individually or in combination with any other such payment, reasonably be construed to constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. The Company has made available to Purchaser any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the contemplated transaction.

(q) Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, each Company Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder, in each case, in all material respects. Neither the Company nor any Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any interest or penalties incurred pursuant to Section 409A of the Code.

(r) Each grant of Company Stock-Based Awards was appropriately authorized by the board of directors of the Company or the compensation committee thereof, was made in accordance with the terms of the Company Stock Incentive Plan and any applicable Law and has a grant date identical to the date on which it was actually granted or awarded by the Company’s board of directors or the compensation committee thereof. No Company Stock-Based Award is intended to be an “incentive stock option” within the meaning of Section 422 of the Code. The per share exercise price of each Company Stock-Based Award, when applicable, was no less than the fair market value of a Company Common Share, as determined in good faith, on the appropriate date on which the related grant was by its terms to be effective.

SECTION 3.14. Taxes. (a) Each of the Company and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) timely paid or accrued (in accordance with GAAP) all material Taxes for all tax periods required to be paid or accrued by any of them, and (iii) withheld from its employees, creditors or other third parties proper and accurate amounts in all material respects and, to the extent required to be paid, have timely paid to the appropriate authorities or set aside in an account for such purpose such amounts in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(b) The Company has made available to Purchaser true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the three prior fiscal years.

(c) There are no pending, and neither the Company nor any Subsidiary has received written notice of any, material federal, state, local or foreign Tax audits or examinations of the Company or any of its Subsidiaries. No material deficiency for any Taxes has been proposed, asserted or assessed, in writing, against the Company or any Subsidiary that has not been resolved and paid in full or properly reflected in the Company SEC Documents.

(d) There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material Taxes except for any such agreement (i) entered into in the ordinary course of business and the principal subject of which is not Taxes or liability for Taxes, (ii) between the Company and any of its Subsidiaries or (iii) under which the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not tax sharing or indemnification.

(f) No material closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any Tax authority with respect to the Company or any of its Affiliates which are still in effect as of the date of this Agreement.

(g) There are no material Liens for Taxes upon the assets, properties or rights of the Company or any of its Subsidiaries that are not provided for in the Company SEC Documents, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to the Company, would not individually or in the aggregate have a Material Adverse Effect.

(h) Neither the Company nor any of its Subsidiaries has been a party to the distribution of stock of a “controlled corporation” as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years.

(i) Neither the Company nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(j) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local, or foreign tax law), as a transferee or successor, by contract or otherwise.

(k) For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “Tax” means any and all taxes, charges, fees, levies or other assessments, including income, gross receipts, excise, real or personal property, sales, withholding, social security, occupation, use, service, service use, value added, license, net worth, payroll, franchise, transfer and recording taxes, fees and charges, imposed by any taxing authority (whether domestic or foreign including any state, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

(ii) “Tax Return” means any report, return, document, declaration or other information or filing (including any attachments or schedules thereto and any amendments thereof) required to be supplied to any person, Governmental Entity or jurisdiction (foreign or domestic) with respect to Taxes.

SECTION 3.15. Properties. Section 3.15 of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries in fee simple that is material to the Company and its Subsidiaries, taken as a whole (collectively, the “Owned Real Property”) identifying the owner and address thereof. The Company or one of its Subsidiaries (i) has good, valid and marketable title to the Owned Real Property, (ii) has a valid leasehold or sublease interest or other comparable contract right in the real property that the Company or any of its Subsidiaries leases, subleases or otherwise occupies without owning (collectively, the “Leases”) that is material to the Company and its Subsidiaries, taken as a whole, (collectively, the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) and (iii) has good, valid and marketable title to, or has a valid leasehold, sublease interest or other comparable contract right in, the other tangible assets and properties necessary to the conduct of the business as currently conducted, except as have been disposed of in the ordinary course of business, in each case (A) free and clear of all Liens except for Permitted Liens and (B) except for such failures to have such title or interests that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. The Company and each of its Subsidiaries has complied with the terms of all Leases, and all Leases are in full force and effect, except for such failures to comply or be in full force and effect that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.16. Intellectual Property. (a) Schedule 3.16(a) of the Company Disclosure Letter sets forth all material Intellectual Property owned or held exclusively by the Company or its Subsidiaries (“Company Intellectual Property”) that is registered or subject to an application for registration, indicating for each item the registration or application number and the applicable filing jurisdiction, and (ii) all unregistered trademarks and copyrights that are material to the business of the Company and its Subsidiaries. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all of the Company Intellectual Property is subsisting and unexpired, has not been abandoned or cancelled, and is valid and enforceable.

(b)(i) The Company and its Subsidiaries own or have the right to use all the Intellectual Property necessary for the operation of their businesses as currently conducted, free and clear of all Liens except for Permitted Liens; (ii) the conduct of the businesses of the Company and its Subsidiaries and their use of the Company Intellectual Property has not, in each case, infringed, misappropriated or otherwise violated (collectively, “Infringed”) the Intellectual Property of any person in any material respect, and, to the Knowledge of the Company, no person has Infringed any Company Intellectual Property in any material respect; (iii) no Actions or Orders are asserted, pending or outstanding, or to the Company’s Knowledge, threatened (including “cease and desist” letters or invitations to take a patent license) against the Company or any of its Subsidiaries relating to Intellectual Property; (iv) to the Company’s Knowledge, no person (including current or former employees or contractors) has (or has alleged in writing to have) any ownership, rights, financial interest or other adverse claim in any Company Intellectual Property purportedly owned by the Company or its Subsidiaries; (v) the Company and its Subsidiaries take all reasonable efforts to maintain and protect the value, confidentiality, validity and exclusive ownership of their Company Intellectual Property in all material respects and have executed all necessary confidentiality agreements and Intellectual Property assignments (including with current and former employees and contractors) to ensure same; (vi) except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have not granted any licenses or other rights to third parties to use the Company Intellectual Property other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms; (vii) the IT Assets owned, used or held for use by the Company or any of its Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their businesses; and (viii) except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have each implemented reasonable backup and disaster recovery technology consistent with customary industry practices.

(c) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries (i) have each complied and currently complies with all Laws, applicable Contracts and their published, posted and internal privacy policies (the “Privacy Policies”) governing the collection, sharing and use of employee and consumer information, including that which is personal, personally identifiable or subject to regulation or applicable Law (“Personal Information”), have not and, to the Knowledge of the Company, are not alleged to have breached or violated the Privacy Policies and will not violate the Privacy Policies by consummating the transactions hereby; and (ii) take all reasonable actions and enact all reasonable procedures consistent with common industry practices to protect the confidentiality, integrity, operation and security of their software, websites, systems and networks (and all Personal Information stored therein or transmitted thereby) (“Systems”) and to prevent or remedy their unauthorized use, access, interruption or modification, and have not suffered any attack on or violation of same.

(d) Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) no person other than Company employees or contractors pursuant to a valid and enforceable confidentiality agreement has any access to or possession of any source code or other trade secrets or confidential information owned by or exclusively licensed to the Company or its Subsidiaries or as to which the Company or any of its Subsidiaries is otherwise obligated to any other person to keep confidential, and (ii) the transactions contemplated hereby would not require the Company or any of its Subsidiaries to license, distribute or make available any source code (or other trade secrets or confidential information) for possession or use by any other person (including pursuant to any “open source” or similar license).

(e) “Intellectual Property” means all intellectual property, industrial property and proprietary rights, including (i) patents, inventions, discoveries, design rights and utility models; (ii) trademarks, service marks, trade names, trade dress, brand names, logos, tag lines, uniform resource locators, Internet domain names, corporate names and other source indicators, the goodwill of the business appurtenant thereto; (iii) copyrights and copyrightable works in any media (including software, website content, databases and documentation); (iv) trade secrets, know-how, business methods and processes, source code and other confidential information or materials; and (v) applications and registrations relating to any of the foregoing and any divisions, continuations, renewals, extensions or reissuances thereof, along with the rights to sue for and remedies against past, present and future infringements of, any or all of the foregoing, and rights of priority and protection of interests therein under the laws of any jurisdiction worldwide. For clarity, a general reference to “assets,” “rights” or “properties” in this Agreement includes “Intellectual Property.”

(f) “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

SECTION 3.17. Voting Requirements. The affirmative vote of holders of a majority of the outstanding Company Common Shares entitled to vote in favor of the adoption of this Agreement at the Company Stockholders Meeting or any adjournment or postponement thereof (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement and approve and authorize the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement.

SECTION 3.18. Takeover Statutes. Assuming the truth and accuracy of the representations and warranties contained in Section 4.19, the board of directors of the Company has taken all actions necessary to render inapplicable to this Agreement and the transactions contemplated hereby all potentially applicable state anti-takeover statutes or regulations (including Section 203 of the DGCL) and all takeover-related provisions set forth in the Company Charter or the Company Bylaws. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply or purport to apply to this Agreement, the Merger or any other transactions contemplated by this Agreement.

SECTION 3.19. Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 to be filed with the SEC by Purchaser in connection with the Purchaser Share Issuance will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement/Prospectus will, at the date the Joint Proxy Statement/Prospectus is first mailed to the respective stockholders of the Company and Purchaser and at the time of the Company Stockholders Meeting and the Purchaser Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by or on behalf of Purchaser or any of its Representatives which is contained or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.

SECTION 3.20. Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than Barclays Capital, Deutsche Bank and Goldman Sachs & Co.) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered to Purchaser complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

SECTION 3.21. Opinions of Financial Advisors. The Company has received the opinion of Barclays Capital and the opinion of Goldman Sachs & Co., in each case dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Shares. The Company will promptly following the date hereof provide a copy of such opinion(s) to Purchaser for informational purposes.

SECTION 3.22. Affiliate Transactions. Except as disclosed in the Company SEC Documents, there are no Contracts between the Company and its Subsidiaries, on the one hand, and the Company’s Affiliates (other than Subsidiaries of the Company), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K of the SEC.

SECTION 3.23. Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability, automotive, workers’ compensation and sprinkler and water damage insurance policies maintained by the Company and/or its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain such insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Material Adverse Effect. The consummation of the Merger, the Subsequent Mergers and the other transactions contemplated in this Agreement will not, in and of themselves, cause the revocation, cancellation or termination of any such insurance policy.

SECTION 3.24. Independent Investigation. The Company acknowledges and agrees that (a) except for the specific representations and warranties of Purchaser contained in this Agreement (subject to the Purchaser Disclosure Letter and the Purchaser SEC Reports in accordance with this Agreement), none of Purchaser, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to Purchaser or its Subsidiaries or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by Purchaser, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives and (b) to the fullest extent permitted by applicable Law, none of Purchaser, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives, except, solely with respect to Purchaser, as and only to the extent expressly set forth in this Agreement or for claims made by the Company against Purchaser for Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (a) the Purchaser SEC Documents filed with the SEC and made publicly available after December 31, 2010 and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent that they are forward-looking statements or cautionary, predictive or forward-looking in nature); provided, however, that the exception provided for in this clause (a) shall be applied with respect to a particular representation or warranty if, and only if, the nature and content of the applicable disclosure in any such document is reasonably specific as to the matters and items which are the subject of such representation or warranty; or (b) the corresponding sections or subsections of the disclosure letter delivered to the Company by Purchaser in connection with this Agreement (the “Purchaser Disclosure Letter”) (it being agreed that (i) disclosure of any item in any section or subsection of the Purchaser Disclosure Letter shall also be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure and (ii) the exclusion with respect to the Purchaser SEC Documents shall not apply to Section 4.03), Purchaser hereby represents and warrants to the Company as follows:

SECTION 4.01. Organization, Standing and Corporate Power. Each of Purchaser and each of its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold, use and operate its properties, rights and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals or where the failure of a Subsidiary of Purchaser to be duly organized, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. Each of Purchaser and each of its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its, assets, properties or conduct of its business makes such qualification, licensing or good standing necessary, other than where the failure to be so qualified, licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

SECTION 4.02. Certificate of Incorporation and Bylaws. Purchaser has made available to the Company, prior to the date of this Agreement, complete and accurate copies of the Purchaser Charter and Purchaser Bylaws, in each case as amended to the date of this Agreement. The Purchaser Charter and Purchaser Bylaws are in full force and effect, Purchaser is not in violation of their respective terms and no other organizational documents are applicable to or binding Purchaser.

SECTION 4.03. Capitalization. The authorized capital stock of Purchaser consists of 500,000,000 Purchaser Common Shares and 5,000,000 shares of preferred stock, par value $0.01 per share (“Purchaser Preferred Shares”). At the close of business on December 14, 2011: (i) 62,875,636 Purchaser Common Shares were issued and outstanding (which number includes 0 Purchaser Common Shares held by Purchaser in its treasury); (ii) 2,807,712 Purchaser Common Shares were reserved and available for issuance pursuant to outstanding Purchaser stock options and awards under the Purchaser’s 1997 Stock Option Plan, 1998-2 Stock Option Plan, 2001 Comprehensive Stock Plan and 2010 Long Term Incentive Plan; and (iii) 17,454,892 Purchaser Common Shares were reserved and available for issuance pursuant to the conversion of convertible indebtedness of the Company or any of its Subsidiaries or Affiliates. All of the outstanding Purchaser Common Shares are, and all of the Purchaser Common Shares to be issued pursuant to the Merger will be when issued, duly authorized and validly issued, fully paid and nonassessable, free of preemptive rights and Liens. Except as set forth in this Section 4.03, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, derivative contracts, forward sale contracts, commitments or rights of any kind that obligate Purchaser or any of its Subsidiaries to issue, sell or deliver, or cause to be issued, sold or delivered, or to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating Purchaser to make any payment based on or resulting from the value or price of the Purchaser Common Shares or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, any shares of capital stock or other securities of Purchaser or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any person a right to subscribe for or acquire, any securities of Purchaser or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

SECTION 4.04. Authority. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and, subject only to receipt of the Purchaser Stockholder Approval, to perform and comply with its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement have been duly authorized and approved by all necessary corporate action on the part of Purchaser and no other corporate proceedings on the part of Purchaser are necessary to authorize and adopt the execution, delivery and performance by Purchaser of this Agreement or to consummate the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement (other than obtaining the Purchaser Stockholder Approval). This Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against it in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). The board of directors of Purchaser has unanimously, by resolutions duly adopted at a meeting duly called and held, (i) approved, and declared advisable, this Agreement, the Merger, the Subsequent Mergers and the other transactions contemplated hereby, (ii) determined that the terms of this Agreement and the Merger, the Subsequent Mergers and the other transactions contemplated hereby are fair to, and in the best interests of, Purchaser and its stockholders, (iii) directed that Purchaser submit this Agreement, the Merger, the Subsequent Mergers and the issuance of Purchaser Common Shares in the Merger (the “Purchaser Share Issuance”) to the stockholders of Purchaser for their adoption and approval, respectively, as promptly as practicable following the date hereof and (iv) recommended that the stockholders of Purchaser adopt this Agreement and approve the Purchaser Share Issuance at the Purchaser Stockholders Meeting (the “Purchaser Board Recommendation”), which resolutions have not as of the date of this Agreement been subsequently rescinded, modified or withdrawn in any way.

SECTION 4.05. No Conflict; Required Filings and Consents. (a) The execution, delivery and performance of this Agreement by Purchaser do not, and the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement (including the transactions contemplated by the Financing Commitment) by Purchaser will not, conflict with, constitute or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in a, termination (or right of termination), first offer, first refusal, modification, cancellation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties, rights or other assets of Purchaser any of its Subsidiaries under (i) the Purchaser Charter and Purchaser Bylaws, (ii) the organizational documents of, or stockholder agreement relating to, any of Purchaser’s Subsidiaries, (iii) any Contract to which Purchaser or any of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or other assets is bound or subject, or (iv) assuming the Purchaser Stockholders Approval, the consents, approvals, filings and other matters referred to in Section 4.05(b) are duly obtained or made, any Law or Order applicable to Purchaser or any of its Subsidiaries or their respective properties, rights or other assets, other than, in the case of clause (iii), any such conflicts, violations, breaches, defaults, rights, terminations, modifications, cancellations or accelerations, losses or creations of any Liens that, individually or in the aggregate, has not had and would not reasonably be expected to have a Purchaser Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement by Purchaser do not and will not require any consent, approval, order, authorization or permit of, action by, filing or registration, with or notification to, any Governmental Entity except for (i) the filing by Purchaser of the Form S-4 of which the Joint Proxy Statement/Prospectus is a part, (ii) (A) the filing of all required Notification and Report Forms by Purchaser pursuant to the HSR Act, (B) the filing of a Notification pursuant to Part IX of the Competition Act and (C) the receipt, expiration or termination, as applicable, of approvals or waiting periods required under the HSR Act and the Competition Act, (iii) the applicable requirements of the Securities Act, the Exchange Act and state securities, takeover and “blue sky” Laws, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in respect of the Merger, (v) the filing of a certificate of merger with the Secretary of State of the State of Delaware in respect of the Subsequent Mergers, (vi) notices pursuant to the rules and regulations of the NYSE, and (vii) such other Consents and Filings which if not obtained or made, individually or in the aggregate, would not reasonably be expected to have a Purchaser Material Adverse Effect or to materially impair the ability of Purchaser to perform its obligations hereunder or prevent or materially delay the consummation of the Merger, the Subsequent Mergers or any of the other transactions contemplated hereby.

SECTION 4.06. Company SEC Documents; Financial Statements; No Undisclosed Liabilities. (a) Each of Purchaser and each of its Subsidiaries has filed or furnished, as applicable, on a timely basis, all reports, schedules, forms, statements, certifications and other documents (including prospectuses and registration, proxy and other statements and all exhibits and other information incorporated therein) with or to, as applicable, the SEC that were required to be so filed or furnished by Purchaser or any of its Subsidiaries, as applicable, since December 31, 2009 (such documents, together with any documents so filed or furnished during such period by Purchaser or any of its Subsidiaries on a voluntary basis on Current Reports on Form 8-K, the “Purchaser SEC Documents”). Each of the Purchaser SEC Documents (as amended, if applicable) complied or, in the case of Purchaser SEC Documents filed or furnished after the date of this Agreement, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and SOX on the date it was or, in the case of any Purchaser SEC Document furnished or filed after the date of this Agreement, will be so filed with, or furnished to, the SEC. None of the Purchaser SEC Documents (as amended, if applicable), when it was or, in the case of any Purchaser SEC Document furnished or filed after the date of this Agreement, will be so filed with, or furnished to, the SEC, contained, or will contain, as applicable, any untrue statement of a material fact or omitted or will omit, as applicable, to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the Purchaser SEC Documents. None of Purchaser’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b) Each of the consolidated financial statements of Purchaser included in or incorporated by reference into the Purchaser SEC Documents (including the related notes and schedules) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and fairly presents or, in the case of Purchaser SEC Documents filed or furnished after the date of this Agreement, will fairly present the consolidated financial position of Purchaser and its consolidated Subsidiaries as of its date and each of the consolidated balance sheets, consolidated statements of operations, consolidated statements of stockholders’ (deficit) equity and comprehensive income (loss) and consolidated statements of cash flows of Purchaser included in or incorporated by reference into Purchaser SEC Documents (including any related notes and schedules) fairly presents or, in the case of Purchaser SEC Documents filed or furnished after the date of this Agreement, will fairly present the consolidated results of operations, retained earnings (loss) and changes in financial position, as the case may be, of Purchaser and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and each of the foregoing financial statements were prepared or, in the case of Purchaser SEC Documents filed or furnished after the date of this Agreement, will be prepared in accordance with GAAP applied on a consistent basis, except as may be noted therein.

(c) Neither Purchaser nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise, whether known or unknown) whether or not required, if known, to be reflected or reserved against on a consolidated balance sheet (or the related notes and schedules thereto) of Purchaser prepared in accordance with GAAP or the notes thereto, except liabilities (i) as reflected, reserved for or disclosed in the most recent balance sheet of Purchaser included in Purchaser’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2011, as filed with the SEC prior to the date of this Agreement, (ii) as incurred in the ordinary course of business consistent with past practice since September 30, 2011, (iii) incurred in connection with the transactions expressly contemplated by this Agreement or as expressly permitted by this Agreement and (iv) that have not had and would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Neither Purchaser nor any of its Subsidiaries is a party to, or has any written or, to the Knowledge of Purchaser, other binding commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among Purchaser and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Purchaser or any of its Subsidiaries in Purchaser’s or such Subsidiary’s published financial statements or other Purchaser SEC Documents.

(d) Purchaser is and has been at all times since December 31, 2010 in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. Since December 31, 2010, each of the principal executive officer of Purchaser and the principal financial officer of Purchaser (or each former principal executive officer of Purchaser and each former principal financial officer of Purchaser, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Purchaser SEC Documents, and the statements contained in such certifications are complete, true and accurate. To the Knowledge of Purchaser, as of the date hereof, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to SOX, without qualification, when next due. Neither Purchaser nor any of its Affiliates has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e) Purchaser maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Purchaser is recorded and reported on a timely basis to the individuals responsible for the preparation of Purchaser’s filings with the SEC and other public disclosure documents. Purchaser maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Purchaser and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Purchaser and its consolidated Subsidiaries are being made only in accordance with authorizations of management and directors of Purchaser and its consolidated Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Purchaser and its consolidated Subsidiaries that could have a material effect on its financial statements. Purchaser has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Purchaser’s auditors and the audit committee of Purchaser’s board of directors (A) all significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect Purchaser’s ability to record, process, summarize and report financial information and has identified for Purchaser’s auditors and audit committee of Purchaser’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Purchaser’s internal control over financial reporting. Purchaser has made available to the Company (i) a summary of any such disclosure made by management to Purchaser’s auditors and audit committee since December 31, 2010 and (ii) any communication since December 31, 2010 made by management or Purchaser’s auditors to the audit committee required or contemplated by listing standards of the NYSE, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board.

(f) Since December 31, 2010, no material written complaints or, to Purchaser’s Knowledge, material oral complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material written concerns or, to Purchaser’s Knowledge, material oral concerns from employees of Purchaser and its consolidated Subsidiaries regarding questionable accounting or auditing matters, have been received by Purchaser. No attorney representing Purchaser or any of its Subsidiaries, whether or not employed by Purchaser or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Purchaser or any of its officers, directors, employees or agents to Purchaser’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules adopted pursuant to Section 307 of SOX or any Purchaser policy contemplating such reporting, including in instances not required by those rules.

SECTION 4.07. Absence of Certain Changes or Events. Since December 31, 2010 through and including the date hereof, (i) there has not been any change in the business, financial condition or results of operation of Purchaser and its Subsidiaries, taken as a whole, or any other change, event, effect, development, state of facts, condition, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Purchaser Material Adverse Effect and (ii) neither Purchaser nor any of its Subsidiaries has taken any action which, if taken after the date of this Agreement, would require the consent of the Company under Section 5.02(a), (c), (d) or (e).

SECTION 4.08. Litigation. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, as of the date hereof there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise interfering with, the Merger, the Subsequent Mergers or the other transactions contemplated hereby.

SECTION 4.09. Compliance with Laws. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect, since December 31, 2009, (i) each of Purchaser and its Subsidiaries is and has been in compliance with all Laws and Orders applicable to it, its properties, rights or other assets or its businesses or operations, (ii) neither Purchaser nor any of its Subsidiaries has received any written communication from a Governmental Entity that alleges that Purchaser or any of its Subsidiaries is not in compliance with any Law and (iii) to Purchaser’s Knowledge, as of the date hereof, none of the officers, directors, or agents (in their capacity as such) of Purchaser or any of its Subsidiaries is or has been in violation of any Law applicable to its properties, rights or other assets or its businesses or operations relating to (A) the use of corporate funds for political activity or for the purpose of obtaining or retaining business, (B) payments to government officials from corporate funds, or (C) bribes, rebates, payoffs, influence payments, kickbacks or the provision of similar benefits.

SECTION 4.10. Environmental Matters. Except for those matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect: (i) Purchaser and its Subsidiaries have been in compliance with all applicable Environmental Laws since January 1, 2007, (ii) there have been no Releases of Hazardous Materials and Hazardous Materials are not otherwise present in, on, under, from or affecting any properties or facilities currently or, to the Knowledge of Purchaser, formerly owned, leased or operated by Purchaser, any of its Subsidiaries or any predecessor of any of them under circumstances that would reasonably be expected to result in any claims or liabilities affecting Purchaser or any of its Subsidiaries; (iii) neither Purchaser nor any of its Subsidiaries nor, to the Knowledge of Purchaser, any other person whose conduct could result in liability to Purchaser or any of its Subsidiaries, has Released, placed or disposed of any Hazardous Materials at any other location under circumstances that would reasonably be expected to result in any claims or liabilities affecting Purchaser or any of its Subsidiaries; (iv) neither Purchaser nor any of its Subsidiaries nor, to the Knowledge of Purchaser, any predecessor of any of them is subject to Order of or with any Governmental Entity or any indemnity or other Contract obligation with any other person relating to obligations or liabilities under Environmental Laws or concerning Hazardous Materials; (v) neither Purchaser nor any of its Subsidiaries has received any written claim, notice or complaint, or, to the Knowledge of Purchaser, is subject to any proceeding or, investigation, relating to or alleging noncompliance with or liability under Environmental Laws, and no such matter has been threatened to the Knowledge of Purchaser; (vi) to the Knowledge of Purchaser, there are no other circumstances or conditions involving Purchaser or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, cost or non-statutory restriction on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) Purchaser has made available to the Company copies of all environmental reports, studies, assessments, sampling data, analyses, memoranda and other written environmental documentation in its possession as of the date hereof relating to Purchaser or any of its Subsidiaries or their respective current or former properties, facilities or operations.

SECTION 4.11. Information Supplied. None of the information supplied or to be supplied by or on behalf of Purchaser or any of its Subsidiaries specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading, or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the respective stockholders of the Company and Purchaser and at the time of the Company Stockholders Meeting and the Purchaser Stockholders Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Purchaser with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company, any of its Subsidiaries or any of their Representatives which is contained or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus.

SECTION 4.12. Financial Ability. Purchaser has delivered to the Company a true, complete and correct copy of the executed commitment letter, dated as of December 15, 2011 among Morgan Stanley Senior Funding, Inc., Bank of America, N.A., WF Investment Holdings, LLC, Wells Fargo Capital Finance, LLC and Purchaser (the “Financing Commitment”), pursuant to which, upon the terms and subject to the conditions set forth therein, the lenders party thereto have committed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement. The Financing Commitment has not been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Financing Commitment have not been withdrawn, terminated or rescinded in any respect. Except for fee letters and engagement letters relating to the Financing Commitment (collectively, the “Fee Letters”), complete copies of which have been provided to the Company with only fee amounts and certain economic terms (none of which would adversely affect the amount (other than in respect of upfront fees) or availability of the Financing if so exercised by the lenders party thereto) redacted, as of the date hereof, there are no other agreements, side letters or arrangements to which Purchaser is a party relating to the Financing Commitment that could affect the availability of the Financing. As of the date hereof, the Financing Commitment constitutes the legally valid and binding obligation of Purchaser and, to the Knowledge of the Purchaser, the other parties thereto, enforceable in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws of general applicability relating to or affecting creditors’ rights, and by general equitable principles). As of the date hereof, the Financing Commitment is in full force and effect and has not been withdrawn, rescinded or terminated or otherwise amended or modified in any respect, and no such amendment or modification is contemplated. Purchaser is not in breach of any of the terms or conditions set forth in the Financing Commitment, and assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company of its obligations under this Agreement, as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to constitute a breach, default or failure to satisfy any condition precedent set forth therein. As of the date hereof, no lender has notified Purchaser of its intention to terminate the Financing Commitment or not to provide the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing (including any “flex” provisions), other than as expressly set forth in the Financing Commitment and the Fee Letters. Assuming the accuracy of the representations and warranties set forth in Section 3.03 and performance by the Company of its obligations under this Agreement, the aggregate proceeds to be disbursed pursuant to the definitive agreements contemplated by the Financing Commitment, in the aggregate and together with the available cash, cash equivalents and marketable securities of Purchaser and the Company, and available amounts under existing credit facilities, will be sufficient for Purchaser to pay the Cash Consideration and all related fees and expenses on the terms contemplated hereby. As of the date hereof, Purchaser has paid in full any and all commitment or other fees required by the Financing Commitments that are due as of the date hereof. As of the date hereof, Purchaser has no reason to believe that it will be unable to satisfy on a timely basis any conditions to the funding of the full amount of the Financing, or that the Financing will not be available to Purchaser on the Closing Date.

SECTION 4.13. Brokers. No broker, investment banker, financial advisor or other person (other than Morgan Stanley & Co. LLC and Centerview Partners LLC) is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

SECTION 4.14. Voting Requirements. The affirmative vote of holders of a majority of the outstanding Purchaser Common Shares entitled to vote in favor of the adoption of this Agreement at the Purchaser Stockholders Meeting or any adjournment or postponement thereof and the affirmative vote of holders of a majority of the outstanding Purchaser Common Shares entitled to vote in favor of the approval of the Purchaser Share Issuance present in person or represented by proxy at the Purchaser Stockholders Meeting or any adjournment or postponement thereof (collectively, the “Purchaser Stockholder Approval”) are the only votes of the holders of any class or series of capital stock of Purchaser necessary to adopt this Agreement and approve and authorize the Purchaser Share Issuance, the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement.

SECTION 4.15. Taxes. (a) Each of Purchaser and its Subsidiaries has (i) timely filed all material Tax Returns required to be filed by any of them (taking into account applicable extensions) and all such Tax Returns were true, correct and complete in all material respects when filed, (ii) timely paid or accrued (in accordance with GAAP) all material Taxes for all tax periods required to be paid or accrued by any of them, and (iii) withheld from its employees, creditors or other third parties proper and accurate amounts in all material respects and, to the extent required to be paid, have timely paid to the appropriate authorities or set aside in an account for such purpose such amounts in compliance with all Tax withholding provisions (including income, social security and employment Tax withholding for all types of compensation).

(b) Purchaser has made available to the Company true and correct copies of the United States federal income Tax Returns filed by Purchaser and its Subsidiaries for each of the three prior fiscal years.

(c) There are no pending, and neither Purchaser nor any Subsidiary has received written notice of any, material federal, state, local or foreign Tax audits or examinations of Purchaser or any of its Subsidiaries. No material deficiency for any Taxes has been proposed, asserted or assessed, in writing, against Purchaser or any Subsidiary that has not been resolved and paid in full or properly reflected in the Purchaser SEC Documents.

(d) There are no outstanding waivers to extend the statutory period of limitations applicable to the assessment of any material Taxes or material Tax deficiencies against Purchaser or any of its Subsidiaries.

(e) Neither Purchaser nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of any material Taxes, except for such agreements entered into by Purchaser or its Subsidiaries in the ordinary course of business consistent with past practice.

(f) No material closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any Tax authority with respect to Purchaser or any of its Affiliates which are still in effect as of the date of this Agreement.

(g) There are no material Liens for Taxes upon the assets, properties or rights of Purchaser or any of its Subsidiaries that are not provided for in the Purchaser SEC Documents, except Liens for Taxes not yet due and payable and Liens for Taxes that are being contested in good faith, which contest, if determined adversely to Purchaser, would not individually or in the aggregate have a Purchaser Material Adverse Effect.

(h) Neither Purchaser nor any of its Subsidiaries has been a party to the distribution of stock of a “controlled corporation” as defined in Section 355(a) of the Code in a transaction intended to qualify under Section 355 of the Code within the past two years.

(i) Neither Purchaser nor any of its Subsidiaries has “participated” within the meaning of Treasury Regulation Section 1.6011-4(c)(3)(i)(A) in any “listed transaction” within the meaning of 6011 of the Code and the Treasury Regulations thereunder, as in effect and as amended by any guidance published by the IRS for the applicable period.

(j) Neither Purchaser nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated United States federal income Tax Return (other than a group the common parent of which is Purchaser), or has any liability for Taxes of any person (other than Purchaser or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any analogous or similar provision of state, local, or foreign tax law), as a transferee or successor, by contract or otherwise.

SECTION 4.16. Insurance. All material property, fire and casualty, general liability, managed care liability, employment practices liability, fiduciary liability, product liability, directors and officers liability, automotive, workers’ compensation and sprinkler and water damage insurance policies maintained by Purchaser and/or its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the businesses of Purchaser and its Subsidiaries and their respective properties and assets, and are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any failures to maintain such insurance policies that, individually or in the aggregate, have not had and would not reasonably be expected to result in a Purchaser Material Adverse Effect. The consummation of the Merger, the Subsequent Mergers and the other transactions contemplated in this Agreement will not, in and of themselves, cause the revocation, cancellation or termination of any such insurance policy.

SECTION 4.17. No Ownership of Company Common Shares. No Company Common Shares or securities that are convertible, exchangeable or exercisable into Company Common Shares are beneficially owned (directly or indirectly, beneficially or of record) by Purchaser or any of its Subsidiaries. Neither Purchaser nor any of its Subsidiaries holds any rights to acquire or vote any Company Common Shares except pursuant to this Agreement and the Voting Agreement. Before the action of the board of directors of the Company taken on December 15, 2011, neither Purchaser nor any of its Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” of the Company as defined in Section 203 of the DGCL, or has taken any action that would cause the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement.

SECTION 4.18. No Regulatory Impediment. Purchaser is not aware of any fact relating to its or any of its Subsidiaries’ or Affiliates’ respective businesses, operations, financial condition or legal status, including any officer’s, director’s or current employee’s status, that might reasonably be expected to impair the ability of the parties to this Agreement to obtain any Required Governmental Consent.

SECTION 4.19. Absence of Arrangements with Management. Other than this Agreement and the Voting Agreement, there are no contracts, undertakings, commitments, agreements or obligations or understandings between Purchaser or any of its Subsidiaries, on the one hand, and any member of the Company’s management or board of directors, on the other hand, relating to the transactions contemplated by this Agreement or the operations of the Surviving Corporation after the Effective Time.

SECTION 4.20. Independent Investigation. Purchaser acknowledges and agrees that (a) except for the specific representations and warranties of the Company contained in this Agreement (subject to the Company Disclosure Letter and the Company SEC Reports in accordance with this Agreement), none of the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives makes or has made any representation or warranty, either express or implied, with respect to the Company, its Subsidiaries, or their business, operations, technology, assets, liabilities, results of operations, financial condition, prospects, projections, budgets, estimates or operational metrics, or as to the accuracy or completeness of any of the information (including any statement, document or agreement delivered pursuant to this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided (including in any management presentations, information or descriptive memorandum, certain “data rooms” maintained by the Company, supplemental information or other materials or information with respect to any of the above) or otherwise made available to the Purchaser or any of its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives and (b) to the fullest extent permitted by applicable Law, none of the Company, its Subsidiaries or any of its or their respective stockholders, controlling persons or Representatives shall have any liability or responsibility whatsoever to Purchaser, its Subsidiaries or any of its or their respective stockholders or Representatives on any basis (including in contract or tort, at law or in equity, under federal or state securities Laws or otherwise) based upon any information provided or made available, or statements made (or any omissions therefrom), to Purchaser, its Subsidiaries or any of its or their respective stockholders, controlling persons, Financing Sources or Representatives, except, solely with respect to the Company, as and only to the extent expressly set forth in this Agreement or for claims made by Purchaser against the Company for Fraud.

ARTICLE V

CONDUCT PENDING THE MERGER

SECTION 5.01. Conduct of Business of the Company Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as set forth in Section 5.01 of the Company Disclosure Letter, as consented to in writing in advance by Purchaser, as otherwise expressly contemplated by this Agreement or to the extent required by applicable Law, the Company covenants and agrees that the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and use its reasonable best efforts to maintain its material rights, franchises, licenses, permits, approvals and other authorizations issued by Governmental Entities and to maintain its existing relationships and goodwill with its employees, customers, suppliers, distributors, creditors, landlords and others having business dealings with it and Governmental Entities, in each case in all material respects. In furtherance and without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as otherwise set forth in Section 5.01 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement or required by applicable Law, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without Purchaser’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside, pay or make any dividends or other distributions (whether in cash, stock, property or otherwise, or make any other actual, constructive or deemed distribution) on or in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to the Company or to another direct or indirect wholly owned Subsidiary of the Company or otherwise make payments to its stockholders in their capacity as such, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any Convertible Securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Stock Plans or (B) required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in accordance with this Section 5.01) between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been delivered to Purchaser prior to the date of this Agreement);

(b) issue, deliver, sell, grant, pledge, dispose of, transfer or otherwise encumber or subject to any Lien, or authorize the issuance, delivery, sale, grant, pledge, disposition, transfer, lease, encumbrance of or subjecting to any Lien, any Equity Securities or Convertible Securities of it or any of its Subsidiaries, or any “phantom” stock, “phantom” stock rights, stock option, stock purchase or appreciation rights or stock-based performance units relating to or permitting the purchase of any such Equity Securities or Convertible Securities, including pursuant to Contracts as in effect on the date of this Agreement, except for the issuance of Company Common Shares upon the exercise of Company Stock-Based Awards outstanding as of the date of this Agreement and in accordance with their terms and the Company Stock Plans in effect on the date of this Agreement or Company Stock-Based Awards granted after the date of this Agreement in accordance with Section 5.01(k)(ix);

(c) amend the Company Charter or Company Bylaws or other applicable governing instruments or documents or enter into or amend any joint venture agreement, stockholders agreement, voting agreement or other similar agreement relating to Equity Securities of the Company and its Subsidiaries;

(d) acquire by merger, consolidation, acquisition of stock or assets or otherwise, any Equity Securities, Convertible Securities, assets, properties or rights of any other person or form or enter into any partnership, joint venture, group (as defined under Rules 13d-3 and 13d-5 of the Exchange Act) or other joint business arrangement with any other person other than (i) acquisitions of inventory or equipment in the ordinary course of business consistent with past practice and (ii) any such acquisitions or transactions (x) that, individually or in the aggregate, would not reasonably be expected to materially reduce the value of the Company and its Subsidiaries, taken as a whole, to Purchaser or to prevent, delay, impede or otherwise adversely affect the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement and (y) pursuant to which the total value or purchase price paid or payable by the Company and its Subsidiaries would not exceed $5,000,000 individually;

(e) transfer, sell, lease, assign, license, grant, mortgage, pledge, subject to Liens, surrender, encumber, divest, cancel, abandon, allow to lapse, or otherwise transfer or dispose of, all or any part of its assets, licenses, operations, rights, businesses or properties or interests therein (including capital stock of the Company’s Subsidiaries and indebtedness of others held by the Company and its Subsidiaries), other than (i) sales, leases, licenses and rentals in the ordinary course of business consistent with past practice, (ii) dispositions disclosed in Section 5.01(e) of the Company Disclosure Letter and (iii) dispositions of used, worthless or obsolete inventory or equipment in the ordinary course of business consistent with past practice;

(f)(i) redeem, repurchase, prepay, defease, cancel, incur or otherwise acquire, or modify in any material respect the terms of, any indebtedness for borrowed money or assume, guarantee or endorse, or otherwise become responsible for, any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than indebtedness for borrowed money under the credit facilities and other lines of credit set forth in Section 5.01(f) of the Company Disclosure Letter and any renewals, refinancings or extensions thereof that are effected on substantially the same terms and in principal amounts not in excess of such indebtedness), (ii) make any loans or advances to any person (other than advances in immaterial amounts made in the ordinary course of business consistent with past practice to employees of the Company and its Subsidiaries for reimbursement of expenses, including relocation expenses) or (iii) make any capital contributions or investments in any person other than to the Company or one of its direct or indirect wholly owned Subsidiaries;

(g) make or authorize any payment of, or accrual or commitment for, capital expenditures except in the ordinary course of business consistent with past practice;

(h) settle or compromise, or offer or propose to settle or compromise any Action other than (i) settlements or compromises of Actions where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise, in each case, does not exceed an amount set forth in Section 5.01(h)(i) of the Company Disclosure Letter or (ii) in the ordinary course of business consistent with past practice where the amount paid (less the amount reserved for such matters by the Company) in settlement or compromise does not exceed an amount set forth in Section 5.01(h)(ii) of the Company Disclosure Letter;

(i) other than in the ordinary course of business consistent with past practice, (i) enter into any Contract that if existing on the date of this Agreement would be a Material Contract, (ii) terminate, amend, supplement or modify in any material respect any Material Contract or rights or obligations thereunder or (iii) waive, release or cancel any material debts or waive, release, cancel, transfer or assign any material claims held by it under any Material Contract (other than the expiration or renewal of any Material Contract in accordance with its terms);

(j) enter into any joint venture, partnership or other similar arrangement with any person;

(k) except as required by applicable Law, any Company Plan or other Contract in existence as of the date hereof and except as expressly required or expressly permitted by this Agreement, (i) adopt, enter into, terminate, modify, amend or grant any waiver or consent (or communicate any intention to take such action) in respect of any Company Plan, except as otherwise permitted by this subsection (j) or elsewhere in this Agreement, or to avoid the imposition of any excise tax under Section 4999 of the Code or Tax under Section 409A of the Code, provided, however, that in the event of an action taken to avoid the imposition of any excise tax under Section 4999 of the Code or Tax under Section 409A of the Code, the Company and Purchaser shall reasonably consult and agree with any such action, (ii) increase in any manner the compensation, bonus, pension, welfare, fringe or other benefits of any of the current or former directors, officers, employees or consultants of the Company or its Subsidiaries, other than increases to any such individuals who are not directors or officers of the Company or any of its Subsidiaries in the ordinary course of business consistent with past practice that do not exceed 3% in the aggregate, (iii) enter into any new severance or termination pay arrangements with any Company Employee, (iv) remove any existing restrictions in any Company Plans or awards made thereunder, (v) take any action to fund or in any other way secure the payment of compensation or benefits (including in respect of Company Stock-Based Awards) under any Company Plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefit (including in respect of Company Stock-Based Awards) under any Company Plan or awards made thereunder, (vii) except as required by any Company Plan as in effect as of the date of this Agreement, pay any amount or benefit (including in respect of Company Stock-Based Awards) not required by any Company Plan as in effect as of the date of this Agreement or in excess of the amount earned based on actual performance or legally required, (viii) grant any retention, stay, transaction or similar bonuses, payments or rights to any Company Employee, (ix) grant any new awards under any Company Plan or (x) change any assumptions used to calculate funding or contribution obligations under any Company Plan, other than as required by GAAP;

(l) (i) except as required by GAAP, make any change in non-tax accounting methods, principles or practices, (ii) make or change any material Tax election, (iii) settle or compromise any material Tax liability, (iv) amend any material Tax return, (v) change any material method of Tax accounting, (vi) enter into any material closing agreement with respect to any Tax or (vii) surrender any right to claim a material Tax refund;

(m) enter into any Contract or transaction between the Company or any of its Subsidiaries, on the one hand, and any (i) officer or director of the Company or any of its Subsidiaries, (ii) affiliate or family member of any such officer, director or record or beneficial owner or (iii) record or beneficial owner of five percent or more of the voting securities of the Company, on the other hand, in each case of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;

(n) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(o) enter into or otherwise become bound by any Contract containing non-compete or similar provisions that would restrict or limit, in any material respect, the ability of the Company or any of its Subsidiaries from conducting their business in any manner or in any geographical area from and after the Effective Time;

(p) fail to maintain in full force and effect insurance that, to the Company’s Knowledge, is customary in the industry and complies with applicable governmental regulations;

(q) enter into any new line of business, directly or indirectly;

(r) adopt, enter into, modify, amend or terminate any collective bargaining agreement, agreement with any works council or labor contract; or

(s) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

SECTION 5.02. Conduct of Purchaser Pending the Merger. During the period from the date of this Agreement until the Effective Time, except as set forth in Section 5.02 of the Purchaser Disclosure Letter, as consented to in writing in advance by the Company, as otherwise expressly contemplated by this Agreement or as required by applicable Law, Purchaser covenants and agrees that Purchaser shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and use its reasonable best efforts to maintain its material rights, franchises, licenses, permits, approvals and other authorizations issued by Governmental Entities and to maintain its existing relationships and goodwill with its employees, customers, suppliers, distributors, creditors, landlords and others having business dealings with it and Governmental Entities, in each case in all material respects. In furtherance and without limiting the generality of the foregoing, during the period from the date of this Agreement until the Effective Time, except as otherwise set forth in Section 5.02 of the Purchaser Disclosure Letter or as otherwise expressly contemplated by this Agreement or required by applicable Law, Purchaser shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(a)(i) declare, set aside, pay or make any dividends or other distributions (whether in cash, stock, property or otherwise, or make any other actual, constructive or deemed distribution) on or in respect of any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Purchaser to Purchaser or to another direct or indirect wholly owned Subsidiary of Purchaser or otherwise make payments to its stockholders in their capacity as such, (ii) split, combine, subdivide or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any Convertible Securities, except for purchases, redemptions or other acquisitions of capital stock or other securities required by the terms of any plans, arrangements or Contracts existing on the date of this Agreement (or entered into after the date of this Agreement in accordance with this Section 5.02) between Purchaser or any of its Subsidiaries and any director or employee of Purchaser or any of its Subsidiaries (but expressly excluding, for the avoidance of doubt, the share repurchase announced by Purchaser on the date hereof, which shall not be commenced prior to the Closing Date);

(b) issue, deliver or sell any Equity Securities or Convertible Securities of it or any of its Subsidiaries at less than fair market value for such Equity Securities or Convertible Securities other than to directors or employees in the ordinary course;

(c) amend the Purchaser Charter or Purchaser Bylaws or other applicable governing instruments or documents (whether by merger, consolidation or otherwise) in a manner that would affect the holders of Company Common Shares adversely relative to other holders of Purchaser Common Shares;

(d) take or omit to take any action to cause the Purchaser Common Shares to cease to be eligible for listing on the NYSE;

(e) adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(f) fail to maintain in full force and effect insurance that, to Purchaser’s Knowledge, is customary in the industry and complies with applicable governmental regulations;

(g) acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity interests or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or otherwise enter into any agreement, if such acquisition or the entering into such agreement would reasonably be expected to cause the Required Governmental Consents not to be obtained prior to the Outside Date or materially delay the receipt of such Required Governmental Consents; or

(h) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

SECTION 5.03. Advice of Changes. The Company and Purchaser shall each give prompt notice to the other party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving party from any third party alleging that the consent or approval of such third party is or may be required in connection with the Merger and the other transactions contemplated by this Agreement and such consent could (in the good faith determination of such party) reasonably be expected to (A) prevent or delay the consummation of the Mergers or the other transactions contemplated by this Agreement or (B) be material to the Company and its Subsidiaries or the Purchaser and its Subsidiaries (as the case may be), taken as a whole; (ii) receipt of any notice or other communication from any Governmental Entity or the NYSE (or any other securities market) in connection with the Merger and the other transactions contemplated by this Agreement; or (iii) the occurrence of an event which would or would be reasonably likely to (A) have a Company Material Adverse Effect or Purchaser Material Adverse Effect or prevent or delay the consummation of the Mergers or the other transactions contemplated hereby or (B) cause any condition to the Mergers to be unsatisfied; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the remedies of the Company or Purchaser available hereunder and no information delivered pursuant to this Section 5.03 shall update any section of the Company Disclosure Schedule or the Purchaser Disclosure Schedule or shall affect the representations or warranties of the parties hereunder.

ARTICLE VI

ADDITIONAL AGREEMENTS

SECTION 6.01. Stockholders Meetings. (a) The Company, acting through its board of directors and in accordance with applicable Law and the Company Charter and the Company Bylaws, shall (i) take all actions necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders solely for the purpose of seeking the Company Stockholder Approval (the “Company Stockholders Meeting”) as soon as reasonably practicable after the Form S-4 (as defined in Section 6.02) is declared effective, (ii) cause such vote to be taken and completed as soon as practicable and not postpone or adjourn such vote or Company Stockholders Meeting and (iii) except to the extent that a Company Adverse Recommendation Change has occurred in accordance with Section 6.04, use its reasonable best efforts to obtain the Company Stockholder Approval and include in the Joint Proxy Statement/Prospectus the Company Board Recommendation; provided, that the Company may postpone, recess or adjourn the Company Stockholders Meeting to a later date: (a) with the consent of Purchaser, (b) for the absence of a quorum, (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the board of directors of the Company has determined in good faith (after consultation with its outside legal counsel) is required under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by the Company’s stockholders prior to the Company Stockholders Meeting or (d) if the Company has provided a written notice to Purchaser pursuant to Section 6.04(c) and the latest deadline contemplated by Section 6.04(c) with respect to such notice has not been reached. If the board of directors of the Company determines after the date of this Agreement that this Agreement is no longer advisable and either makes no recommendation or recommends that its stockholders do not adopt this Agreement, the Company shall nevertheless submit this Agreement to the holders of the Company Common Shares for adoption at the Company Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting.

(b) Purchaser, acting through its board of directors and in accordance with applicable Law and the Purchaser Charter and Purchaser Bylaws, shall (i) take all actions necessary to establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders solely for the purpose of seeking the Purchaser Stockholder Approval (the “Purchaser Stockholders Meeting”) as soon as reasonably practicable after the Form S-4 is declared effective, (ii) cause such votes to be taken and completed as soon as practicable and not postpone or adjourn such votes or Purchaser Stockholders Meeting and (iii) except to the extent that a Purchaser Adverse Recommendation Change has occurred in accordance with Section 6.05, use its reasonable best efforts to obtain the Purchaser Stockholder Approval and include in the Joint Proxy Statement/Prospectus the Purchaser Board Recommendation; provided, that Purchaser may postpone, recess or adjourn the Purchaser Stockholders Meeting to a later date: (a) with the consent of the Company, (b) for the absence of a quorum, or (c) to allow reasonable additional time for the filing and distribution of any supplemental or amended disclosure which the board of directors of Purchaser has determined in good faith (after consultation with its outside legal counsel) is required under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by Purchaser’s stockholders prior to the Purchaser Stockholders Meeting.

(c) The Company and the Purchaser shall cooperate to schedule and convene the Company Stockholders Meeting and the Purchaser Stockholders Meeting on the same date.

SECTION 6.02. Form S-4 and Joint Proxy Statement/Prospectus. As promptly as practicable after the date of this Agreement and in any event no later than January 17, 2012 of this Agreement, (i) Purchaser and the Company shall jointly prepare and file with the SEC the Joint Proxy Statement/Prospectus and (ii) Purchaser shall prepare and file with the SEC a registration statement on Form S-4 in connection with the Purchaser Share Issuance (as may be further amended or supplemented from time to time, the “Form S-4”), in which the Joint Proxy Statement/Prospectus will be included as a prospectus. Each of the Company and Purchaser shall use its reasonable best efforts to cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Each of the Company and Purchaser shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to comply as to form in all material respects with the requirements of the Exchange Act and to be mailed to its respective stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Purchaser shall also take any action reasonably required to be taken under any applicable state securities laws (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) in connection with the Purchaser Share Issuance, and each of Purchaser and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action, the Form S-4 or the Joint Proxy Statement/Prospectus. The Company shall furnish all information as may be reasonably requested by Purchaser in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement/Prospectus. No filing, amendment, supplement or distribution of the Form S-4 will be made, and no filing of, or amendment or supplement to, the Joint Proxy Statement/Prospectus will be made, in each case without providing Purchaser and the Company a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Purchaser, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Purchaser which should be set forth on an amendment or supplement to either the Form S-4 or the Joint Proxy Statement/Prospectus, so that either such document would not include any misstatement of material fact or omit to state any material fact required to be included therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other party hereto and an appropriate amendment or supplement describing such information shall be promptly prepared and, to the extent required by applicable Law, filed with the SEC and disseminated to the stockholders of the Company or Purchaser, as applicable. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Purchaser Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Joint Proxy Statement/Prospectus, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4. Each of the parties shall use its reasonable best efforts to respond to any comments on the Joint Proxy Statement/Prospectus or the Form S-4 or requests for additional information from the SEC as soon as practicable after receipt of any such comments or requests. Before responding to any such comments or requests or the filing or mailing of the Joint Proxy Statement/Prospectus or the Form S-4, as the case may be, each of the parties (x) shall provide the other party with a reasonable opportunity to review and comment on any drafts of the Joint Proxy Statement/Prospectus or the Form S-4 (including any amendments or supplements thereto) and related correspondence and filings and (y) shall include in such drafts, correspondence and filings all comments reasonably proposed by the other party.

SECTION 6.03. Access to Information; Confidentiality.

(a) To the extent permitted by applicable Law, from and after the date hereof until the earlier of (i) the Effective Time and (ii) the termination of this Agreement pursuant to Section 8.01, the Company shall afford to Purchaser, and to Purchaser’s officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of planning for post-merger integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company to all its and its Subsidiaries’ properties, books, Contracts, commitments, personnel and records as Purchaser may from time to time reasonably request, but only to the extent that such access does not unreasonably disrupt, impair or interfere with the business or operations of the Company or its Subsidiaries, and, during such period, the Company shall furnish promptly to Purchaser all information concerning its and its Subsidiaries’ business, properties and personnel as Purchaser may reasonably request; provided, however, that no access or information pursuant to this Section 6.03 shall affect or be deemed to modify any representation or warranty made by the Company in this Agreement; and, provided, further, that the Company shall not be required to (or to cause any of its Subsidiaries to) afford such access or furnish such copies or other information to the extent that doing so would (x) violate applicable Law or any obligation of confidentiality owing to a third party (provided, that in the case of any such confidentiality obligations, the Company shall have used its reasonable best efforts to have obtained the consent of such third party to such access, copies or information), or result in the loss of attorney-client privilege, work product doctrine or similar privilege. Purchaser shall hold any such copies or information provided pursuant to this Section 6.03(a) that is non-public in confidence to the extent required by, and in accordance with, the provisions of the letter agreement dated December 10, 2009, as amended on August 1, 2011 between Purchaser and the Company (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect in accordance with its terms.

(b) Nothing contained in this Agreement shall give any party, directly or indirectly, any rights to control or direct the operations of the other party or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each party shall, consistent with the terms and conditions of this Agreement, exercise complete control and supervision over the operations of such party and its Subsidiaries.

SECTION 6.04. Company No Solicitation; Company Adverse Recommendation Change. (a) (i) The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted prior to the date of this Agreement with respect to any Company Acquisition Proposal (as defined below) and request the prompt return or destruction of all confidential information previously furnished to such person in connection with such Company Acquisition Proposal in accordance with the terms of any confidentiality or similar agreement between the Company and any such person. From the date hereof until the earlier of (A) the Effective Time and (B) termination of this Agreement pursuant to Section 8.01, and except as expressly permitted by Section 6.04(b), the Company covenants and agrees that neither it nor any of its Subsidiaries nor any of their respective directors or officers shall, and the Company shall instruct and use reasonable best efforts to cause any of its or its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, a Company Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any non-public information or data in connection with, or otherwise knowingly cooperate in any way with, any Company Acquisition Proposal, except to notify such person of its obligations under this Section 6.04, or (C) otherwise knowingly facilitate any effort or attempt to make a Company Acquisition Proposal. The Company shall notify the officers, directors and other Representatives of it and its Subsidiaries of the restrictions imposed by the preceding sentence and instruct them, and use its reasonable best efforts to cause them, to comply with those restrictions, and any failure by any of them to so comply shall be deemed to be a breach of this Agreement by the Company.

(ii) Notwithstanding anything to the contrary in Section 6.04(a)(i), following the receipt of a Company Acquisition Proposal that was made after the date hereof in circumstances not otherwise involving a material breach of this Section 6.04, and prior to the time, but not after, the Company Stockholder Approval is obtained, the Company may in response to such Company Acquisition Proposal, and subject to material compliance with Section 6.04(c), (A) provide non-public information in response to a request therefor by the person that has made the Company Acquisition Proposal if the Company receives from the person so requesting such information an executed confidentiality agreement in customary form and with terms no less restrictive in the aggregate to the person than those contained in the Confidentiality Agreement and provides to Purchaser prior to or contemporaneously with the delivery of such information to such person a copy of all such material information that was not previously provided to Purchaser, (B) request information from the person making such Company Acquisition Proposal for the sole purpose of the board of directors of the Company informing itself about the Company Acquisition Proposal that has been made and the person that made it and (C) engage or participate in any discussions or negotiations with the person who has made the Company Acquisition Proposal, if and only to the extent that before taking any of the actions described in the preceding clauses (A) or (C) above, the board of directors of the Company (1) determines in good faith (after consultation with its outside legal counsel and financial advisor) that, in light of the terms and conditions of such Company Acquisition Proposal and this Agreement, it is necessary to take such action in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Law and (2) also determines in good faith based on the information then available (after consultation with its financial advisor) that such Company Acquisition Proposal either is a Company Superior Proposal or is reasonably likely to result in a Company Superior Proposal.

(b) Except as expressly permitted by, and after material compliance with, Section 6.04(c), neither the board of directors of the Company nor any committee thereof shall (i) (A) qualify or modify in any manner adverse to Purchaser or withhold or withdraw, (B) resolve to or make or cause to be made any public statement proposing or announcing an intention to modify or qualify in any manner adverse to Purchaser or to withhold or withdraw or (C) fail to publicly affirm upon Purchaser’s request as promptly as practicable (but in any event within five (5) Business Days) after receipt or a public announcement of a Company Acquisition Proposal (or if the Outside Date is less than five (5) Business Days from the receipt of such request from Purchaser, by the close of business on the penultimate Business Day preceding the Outside Date), the Company Board Recommendation (which request may only be made once with respect to such Company Acquisition Proposal absent further material changes in such Company Acquisition Proposal, and then only once following such material change); (ii) make any other public statement in connection with the Company Stockholders Meeting that is inconsistent with the Company Board Recommendation; (iii) approve, adopt, recommend or resolve or publicly propose to approve, adopt or recommend, any Company Acquisition Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Company Adverse Recommendation Change”); or (iv) cause or permit the Company or any of its Subsidiaries to execute or to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.04(a)(i) entered into in compliance with 6.04(a)(i)) (an “Alternative Acquisition Agreement”) relating to, or that is intended to or could reasonably be expected to lead to any, Company Acquisition Proposal. Any Company Adverse Recommendation Change shall not change in any respect the approval of this Agreement or any other approval of the board of directors of the Company with respect to this Agreement, the Merger, the Subsequent Mergers and the other transactions contemplated hereby, including any change that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby (including the Merger and the Subsequent Mergers).

(c) Notwithstanding anything herein to the contrary, including Section 6.04(b), the board of directors of the Company may make a Company Adverse Recommendation Change (i) in response to, or as a result of, an event, development, occurrence, or change in circumstances or facts, occurring or arising after the date hereof, which event, development, occurrence, or circumstances or facts did not exist or was not actually known, appreciated or understood by the board of directors of the Company as of the date hereof (other than a Company Superior Proposal) (a “Company Intervening Event”) or (ii) in response to a Company Superior Proposal made in material compliance with this Section 6.04, (x) make a Company Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.01(h), and concurrently enter into an Alternative Acquisition Agreement with respect to such Company Superior Proposal if, and only if, prior to taking any such action, the board of directors of the Company determines in good faith, after taking into account the advice of its outside legal counsel and after consultation with its financial advisor, that in light of such Company Intervening Event or such Company Superior Proposal, if this Agreement was not amended, it would be necessary to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h), as the case may be, in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Law; (3) the Company delivers to Purchaser a written notice stating that the board of directors of the Company intends to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h), as the case may be, specifying in reasonable detail the reasons therefor, including a copy of such Alternative Acquisition Agreement and any related documents or a description in reasonable detail of such Company Intervening Event, as the case may be; (4) the Company shall have made its Representatives reasonably available for the five (5) Business Day period in advance (the “Negotiation Period”), for the purpose of engaging in negotiations with Purchaser (to the extent Purchaser desires to negotiate) regarding a possible amendment of this Agreement as would permit the Company, in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, not to effect a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(h), as the case may be; and (5) any written proposal made by Purchaser to amend this Agreement during the Negotiation Period shall have been considered by the board of directors of the Company in good faith, and, after the expiration of the Negotiation Period, the board of directors of the Company shall have determined in good faith that (A) in the event the determination of the board of directors of the Company in this Section 6.04(c) is in response to a Company Superior Proposal, after taking into account the advice of its outside legal counsel and after consultation with its financial advisor, that such Company Superior Proposal still constitutes a Company Superior Proposal and after taking into account the advice of its outside legal counsel, in light of such Company Superior Proposal, it would be necessary to make a Company Adverse Recommendation Change or terminate the Agreement pursuant to Section 8.01(h) to comply with its fiduciary obligations to the Company’s stockholders under applicable Law; provided, however, that, in the event of any amendment to the financial or other material terms of such Company Superior Proposal, the Company shall be required to deliver to Purchaser a new written notice (including as attachments thereto a copy of the new Alternative Acquisition Agreement relating to such amended Company Acquisition Proposal and copies of any related documents), and the Negotiation Period shall be extended by an additional three (3) Business Days from the date of Purchaser’s receipt of such new written notice and (B) in the event the determination of the board of directors of the Company in this Section 6.04(c) is in response to a Company Intervening Event, after taking into account the advice of its outside legal counsel, in light of such Company Intervening Event, it would be necessary to make a Company Adverse Recommendation Change to comply with its fiduciary obligations to the Company’s stockholders under applicable Law.

(d) In addition, during the period from the date of this Agreement until the earlier of (i) the Effective Time and (ii) termination of this Agreement pursuant to Section 8.01, the Company shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement related to a possible Company Acquisition Proposal entered into by the Company or its Subsidiary prior to the date of this Agreement.

(e) For purposes of this Agreement: (i) the term “Company Acquisition Proposal” means any of the following actions or any proposal, offer, inquiry or indication of interest, whether in written form or otherwise (including any proposal or offer from or to the Company’s stockholders) from any person or group relating to, or that could reasonably be expected to lead to, any of the following actions: (i) any direct or indirect sale, lease, license or outsourcing, exchange, transfer, disposition not made in the ordinary course of business consistent with past practice, in one transaction or a series of related transactions, of any assets (including Equity Securities of any Subsidiary of the Company), rights, properties, services or businesses that constitute or contribute 15% or more of the Company’s consolidated revenues, net income or total assets or 15% or more of the total voting power of Equity Securities of the Company or any Subsidiary, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the total voting power of Equity Securities of the Company, or (iii) any merger, consolidation, business combination, recapitalization, reorganization, issuance or amendment of securities, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries after the consummation of which any person or group (other than the stockholders of the Company immediately prior to such consummation) would beneficially own, directly or indirectly, (A) 15% or more of the total voting power of Equity Securities of the Company or of any successor to, or parent company of, the Company or (B) any assets (including Equity Securities of any Subsidiary of the Company), rights, properties or businesses that constitute or contribute 15% or more of the Company’s and all of its Subsidiaries’ consolidated revenues, net income or total assets, taken as a whole, in each case other than the transactions pursuant to this Agreement; and

(ii) the term “Company Superior Proposal” means an unsolicited, bona fide written Company Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) which the board of directors of the Company has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisors, would result in a transaction (x) more favorable to the Company’s stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all terms and conditions of such offer and this Agreement (including those changes to the terms of this Agreement proposed by Purchaser in response to such proposal or otherwise)) and (y) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such offer; provided, however, that any such offer shall not be deemed to be a “Company Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and, in the good faith judgment of the board of directors of the Company after consultation with its outside legal counsel and financial advisors, is not reasonably capable of being obtained by such third party.

(f) In addition to the obligations of the Company set forth in paragraphs (a), (b), (c) and (d) of this Section 6.04, the Company shall as promptly as practicable (and in any event within 24 hours after receipt) notify Purchaser orally and in writing if any Company Acquisition Proposal is received by the Company, any of its Subsidiaries or any of their respective Representatives and the material terms and conditions of any such Company Acquisition Proposal (including any changes thereto) and the identity of the person making any such Acquisition Proposal. The Company shall (x) keep Purchaser fully informed on a current basis (which shall be considered in light of the circumstances of such Company Acquisition Proposal and the time by which the Company has the opportunity to respond) of the status and material details (including any change to the material terms thereof) of any Company Acquisition Proposal and (y) provide to Purchaser as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Alternative Acquisition Agreements.

(g) Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.01, (i) the obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting and to hold a vote of the Company’s stockholders on the adoption of this Agreement at the Company Stockholders Meeting pursuant to Section 6.01 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Company Acquisition Proposal (whether or not a Company Superior Proposal), or by a Company Adverse Recommendation Change, and (ii) in any case in which the Company makes a Company Adverse Recommendation Change pursuant to this Section 6.04, the Company shall nevertheless submit this Agreement to a vote of its stockholders at the Company Stockholders Meeting for the purpose of adopting this Agreement.

(h) Nothing contained in this Section 6.04 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state Law with regard to a Company Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Board Recommendation and has the substantive effect of withholding, withdrawing, modifying or qualifying in any manner adverse to the Purchaser Board Recommendation, then such disclosure shall be deemed to be a Company Adverse Recommendation Change and Purchaser shall have the right to terminate this Agreement as set forth in Section 8.01(e); provided, further, that, for purposes of this Agreement, a factually accurate public statement by the Company that merely describes the Company’s receipt of a Company Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that the Company Acquisition Proposal is under consideration by the board of directors of the Company or any “stop, look and listen” communication by the board of directors of the Company pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to its stockholders, shall not constitute a Company Adverse Recommendation Change.

SECTION 6.05. Purchaser No Solicitation; Purchaser Adverse Recommendation Change. (a) (i) Purchaser shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated all existing activities, discussions or negotiations with any person conducted prior to the date of this Agreement with respect to any Purchaser Acquisition Proposal (as defined below) and request the prompt return or destruction of all confidential information previously furnished to such person in connection with such Purchaser Acquisition Proposal in accordance with the terms of any confidentiality or similar agreement between Purchaser and any such person. From the date hereof until the earlier of (A) the date that the Purchaser Stockholder Vote is obtained and (B) termination of this Agreement pursuant to Section 8.01 (the “Purchaser No-Shop Period”) and except as expressly permitted by Section 6.05(b), Purchaser covenants and agrees that neither it nor any of its Subsidiaries nor any of their respective directors or officers shall, and Purchaser shall instruct and use reasonable best efforts to cause any of its or its Subsidiaries’ respective Representatives not to, directly or indirectly, (A) solicit, initiate or knowingly encourage any inquiries or the making or consummation of any proposal or offer that constitutes, or is reasonably likely to lead to, a Purchaser Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide to any person any non-public information or data in connection with, or otherwise knowingly cooperate in any way with, any Purchaser Acquisition Proposal, except to notify such person of its obligations under this Section 6.05, or (C) otherwise knowingly facilitate any effort or attempt to make a Purchaser Acquisition Proposal. Purchaser shall notify the officers, directors and other Representatives of it and its Subsidiaries of the restrictions imposed by the preceding sentence and instruct them, and use its reasonable best efforts to cause them, to comply with those restrictions, and any failure by any of them to so comply shall be deemed to be a breach of this Agreement by Purchaser.

(ii) Notwithstanding anything to the contrary in Section 6.05(a)(i), following the receipt of a Purchaser Acquisition Proposal that was made after the date hereof in circumstances not otherwise involving a material breach of this Section 6.05, Purchaser may in response to such Purchaser Acquisition Proposal, (A) provide non-public information in response to a request therefor by the person that has made the written Purchaser Acquisition Proposal if Purchaser receives from the person so requesting such information an executed confidentiality agreement in customary form and with terms no less restrictive in the aggregate to the person than those contained in the Confidentiality Agreement, (B) request information from the person making such Purchaser Acquisition Proposal for the sole purpose of the board of directors of Purchaser informing itself about the Purchaser Acquisition Proposal that has been made and the person that made it, and (C) engage or participate in any discussions or negotiations with the person who has made the Purchaser Acquisition Proposal if and only to the extent that before taking any of the actions described in the preceding clauses (A) or (C) above, the board of directors of Purchaser (1) determines in good faith (after consultation with its outside legal counsel and financial advisor) that, in light of the terms and conditions of such Purchaser Acquisition Proposal and this Agreement, it is necessary to take such action in order to comply with its fiduciary obligations to Purchaser’s stockholders under applicable Law and (2) also determines in good faith based on the information then available (after consultation with its financial advisor) that such Purchaser Acquisition Proposal either is a Purchaser Superior Proposal or is reasonably likely to result in a Purchaser Superior Proposal.

(b) Except as expressly permitted by, and after material compliance with, Section 6.05(c), until the expiration of the Purchaser No-Shop Period, neither the board of directors of Purchaser nor any committee thereof shall (i) (A) qualify or modify in any manner adverse to the Company or withhold or withdraw or (B) resolve to or make or cause to be made any public statement proposing or announcing an intention to qualify or modify in any manner adverse to the Company or to withhold or withdraw or (C) fail to publicly affirm upon the Company’s request as promptly as practicable (but in any event within five (5) Business Days) after receipt or a public announcement of a Purchaser Acquisition Proposal (or if the Outside Date is less than five (5) Business Days from the receipt of such request from the Company, by the close of business on the penultimate Business Day preceding the Outside Date), the Purchaser Board Recommendation (which request may only be made once with respect to such Purchaser Acquisition Proposal absent further material changes in such Purchaser Acquisition Proposal, and then only once following such material change); (ii) make any other public statement in connection with Purchaser Stockholders Meeting that is inconsistent with Purchaser Board Recommendation; or (iii) approve, adopt, recommend or resolve or publicly propose to approve, adopt or recommend, any Purchaser Acquisition Proposal (any action described in clause (i), (ii) or (iii) being referred to as a “Purchaser Adverse Recommendation Change”). Any Purchaser Adverse Recommendation Change shall not change in any respect the approval of this Agreement or any other approval of the board of directors of Purchaser with respect to this Agreement, the Merger, the Subsequent Mergers and the other transactions contemplated hereby, including any change that would have the effect of causing any state (including Delaware) corporate takeover statute or other similar statute to be applicable to the transactions contemplated hereby (including the Merger and the Subsequent Mergers).

(c) Notwithstanding anything herein to the contrary, including Section 6.05(b), the board of directors of Purchaser may (i) make a Purchaser Adverse Recommendation Change in response to, or as a result of, an event, development, occurrence, or change in circumstances or facts, occurring or arising after the date hereof, which event, development, occurrence, or circumstances or facts did not exist or was not actually known, appreciated or understood by the board of directors of Purchaser as of the date hereof (other than a Purchaser Superior Proposal) (a “Purchaser Intervening Event”) or (ii) in response to a Purchaser Superior Proposal made in material compliance with this Section 6.05, (x) make a Purchaser Adverse Recommendation Change or (y) terminate this Agreement pursuant to Section 8.01(e), and concurrently enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, joint venture agreement, partnership agreement, or other similar Contract (other than a confidentiality agreement referred to in Section 6.05(a)(i) entered into in compliance with 6.04(a)(i)) (a “Purchaser Alternative Acquisition Agreement”) with respect to such Purchaser Superior Proposal if, and only if, (1) the board of directors of Purchaser determines in good faith, after taking into account the advice of its outside legal counsel and after consultation with its financial advisor, that in light of such Purchaser Intervening Event or such Purchaser Superior Proposal, if this Agreement was not amended, it would be necessary to make a Purchaser Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.01(e), as the case may be, in order to comply with its fiduciary obligations to Purchaser’s stockholders under applicable Law; and (2) Purchaser delivers to the Company a written notice stating that the board of directors of Purchaser intends to effect a Purchaser Adverse Recommendation Change.

(d) In addition, during the Purchaser No-Shop Period Purchaser shall not terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement related to a possible Purchaser Acquisition Proposal entered into by Purchaser or its Subsidiary prior to the date of this Agreement.

(i) For purposes of this Agreement: (A) the term “Purchaser Acquisition Proposal” means any of the following actions or any proposal, offer, inquiry or indication of interest, whether in written form or otherwise (including any proposal or offer from or to Purchaser’s stockholders) from any person or group relating to, or that could reasonably be expected to lead to, any of the following actions: (i) any direct or indirect sale, lease, license or outsourcing, exchange, transfer, disposition not made in the ordinary course of business consistent with past practice, in one transaction or a series of related transactions, of any assets (including Equity Securities of any Subsidiary of Purchaser), rights, properties, services or businesses that constitute or contribute 15% or more of Purchaser’s consolidated revenues, net income or total assets or 15% or more of the total voting power of Equity Securities of Purchaser or any Subsidiary, (ii) any tender offer or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the total voting power of Equity Securities of Purchaser, or (iii) any merger, consolidation, business combination, recapitalization, reorganization, issuance or amendment of securities, liquidation, dissolution, joint venture, share exchange or similar transaction involving Purchaser or any of its Subsidiaries after the consummation of which any person or group (other than the stockholders of Purchaser immediately prior to such consummation) would beneficially own, directly or indirectly, (A) 15% or more of the total voting power of Equity Securities of Purchaser or of any successor to, or parent company of, Purchaser or (B) any assets (including Equity Securities of any Subsidiary of Purchaser), rights, properties or businesses that constitute 15% or more of Purchaser’s and all of its Subsidiaries’ consolidated net revenues, net income and total assets, taken as a whole, in each case other than the transactions pursuant to this Agreement; and

(ii) the term “Purchaser Superior Proposal” means an unsolicited, bona fide Purchaser Acquisition Proposal (with the percentages set forth in the definition of such term changed from 20% to 50%) which the board of directors of Purchaser has reasonably determined in good faith, after consultation with its outside legal counsel and financial advisors, would result in a transaction (x) more favorable to Purchaser’s stockholders from a financial point of view than the Merger, taking into account all relevant factors (including all terms and conditions of such offer and this Agreement (including those changes to the terms of this Agreement proposed by Purchaser in response to such proposal or otherwise)) and (y) is reasonably likely to be consummated in accordance with its terms, taking into account all financial, legal, regulatory and other aspects of such offer; provided, however, that any such offer shall not be deemed to be a “Superior Proposal” if any financing required to consummate the transaction contemplated by such offer is not committed and, in the good faith judgment of the board of directors of Purchaser after consultation with its outside legal counsel and financial advisors, is not reasonably capable of being obtained by such third party; provided, further, that the board of directors of Purchaser shall, in evaluating such proposal, take into account, to the extent it deems relevant, among other things, the long-term prospects of Purchaser following the consummation of the Merger relative to the consideration to be received by the stockholders of Purchaser in such offer.

(e) Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.01, (i) the obligation of Purchaser to establish a record date for, duly call, give notice of, convene and hold Purchaser Stockholders Meeting and to hold a vote of Purchaser’s stockholders on the adoption of this Agreement at Purchaser Stockholders Meeting pursuant to Section 6.01 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Purchaser Acquisition Proposal (whether or not a Superior Proposal), or by a Purchaser Adverse Recommendation Change, and (ii) in any case in which Purchaser makes a Purchaser Adverse Recommendation Change pursuant to this Section 6.05, Purchaser shall nevertheless submit this Agreement to a vote of its stockholders at Purchaser Stockholders Meeting for the purpose of adopting this Agreement.

(f) Nothing contained in this Section 6.05 shall be deemed to prohibit Purchaser from complying with its disclosure obligations under U.S. federal or state Law with regard to a Purchaser Acquisition Proposal; provided, however, that if such disclosure does not reaffirm Purchaser Board Recommendation and has the substantive effect of withholding, withdrawing, modifying or qualifying in any manner adverse to the Purchaser Board Recommendation, then such disclosure shall be deemed to be a Purchaser Adverse Recommendation Change and the Company shall have the right to terminate this Agreement as set forth in Section 8.01(f); provided, further, that, for purposes of this Agreement, a factually accurate public statement by Purchaser that merely describes Purchaser’s receipt of a Purchaser Acquisition Proposal and the operation of this Agreement with respect thereto, any statement to the effect that the Purchaser Acquisition Proposal is under consideration by the board of directors of Purchaser or any “stop, look and listen” communication by the board of directors of Purchaser pursuant to Rule 14d-9(f) of the Exchange Act or any similar communication to its stockholders, shall not constitute a Purchaser Adverse Recommendation Change.

SECTION 6.06. Financing. (a) Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Closing is not conditioned upon Purchaser obtaining any financing. Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and subject to the conditions described in the Financing Commitment (including the “flex” provisions) and shall not permit any amendment, supplement or modification to be made to, or any waiver by Purchaser of any provision or remedy under the Financing Commitment (including definitive agreements related thereto) if such amendment, supplement, modification or waiver would (i) reduce the aggregate amount of the net cash proceeds of the Financing (as compared to the amount of such aggregate proceeds contemplated by the Financing Commitment as in effect on the date hereof) or (ii) impose new or additional conditions, or otherwise amend, modify or expand any conditions, to the receipt of the Financing in a manner that would reasonably be expected to (I) prevent, impede or delay the funding of the Financing or the consummation of the Merger and the other transactions contemplated hereunder, (II) adversely impact the ability of Purchaser to enforce its rights against other parties to the Financing Commitment (including definitive agreements related thereto), provided that Purchaser may replace, amend, supplement or modify the Financing Commitment to add agents, co-agents, lenders, arrangers, joint bookrunners, managers or other entities that have not executed the Financing Commitment as of the date hereof. Purchaser shall promptly deliver to the Company copies of any such replacement, amendment, supplement, modification or waiver. For purposes of this Section 6.06(a), references to “Financing” shall include the debt financing contemplated by the Financing Commitment as permitted to be amended or modified by this Section 6.06(a) and references to “Financing Commitment” shall include such documents as permitted to be amended, modified or substituted by this Section 6.06(a). Without limiting the generality of the foregoing and except to the extent Purchaser has completed an offering of debt securities whose net cash proceeds replace amounts that were to be provided under the Financing Commitment, which net cash proceeds have been placed in an escrow account in favor of the bondholders on customary terms for high yield bond offerings and which will be available to Purchaser subject solely to conditions precedent that are no more onerous in any material respect than the conditions precedent contained in the Financing Commitment that would have been applicable to the replaced amounts of the Financing, Purchaser shall use its reasonable best efforts to (w) maintain in effect the Financing Commitment until the Merger, the Subsequent Mergers and the other transactions contemplated hereby are consummated, (x) negotiate and enter into definitive agreements with respect to the Financing Commitment (which with respect to the bridge facilities documentation shall not be required until reasonably necessary in connection with the funding of the Financing) on terms and conditions (including “flex” provisions) no less favorable to Purchaser than those contained in the Financing Commitment, (y) satisfy (or have waived) all conditions and covenants applicable to Purchaser in the Financing Commitment that are within its control at or prior to the Closing, and otherwise comply in all material respects with its obligations under the Financing Commitment (including definitive agreements related thereto), and (z) except to the extent Purchaser otherwise has cash resources at Closing to fund its payment obligations hereunder taking into account upfront and similar fees payable under the Financing (including to the extent any “flex” provisions are implemented), upon satisfaction of the conditions set forth in the Financing Commitment, consummate the Financing at or prior to the Closing. Purchaser shall keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Financing (or replacement thereof) as the Company may reasonably request, and shall provide the Company with copies of all definitive documents related to the Financing and, as the Company may reasonably request from time to time, drafts of such documents posted to a lender syndicate group; provided that the Fee Letters may be redacted in accordance with Section 4.12; provided, that in no event will Purchaser be under any obligation to disclose any information that is subject to attorney-client or similar privilege if Purchaser shall have used its reasonable best efforts to disclose such information in a way that would not waive such privilege. Without limiting the generality of the foregoing, Purchaser shall give the Company prompt notice (x) of any material breach or default by any party to any of the Financing Commitments or definitive agreements related to the Financing of which Purchaser becomes aware, (y) of the receipt of (A) any written notice or (B) other written communication, in each case from any Financing Source with respect to any (1) material breach of any of its obligations under the Financing Commitment or default, termination or repudiation by any party to any of the Financing Commitments or definitive agreements related to the Financing of any provisions of the Financing Commitments or definitive agreements related to the Financing or (2) material dispute or disagreement between or among any parties to any of the Financing Commitments or definitive agreements related to the Financing with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing (but excluding, for the avoidance of doubt, any ordinary course negotiations with respect to the terms of the Financing or any definitive agreement with respect thereto), and (z) if at any time for any reason Purchaser believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Financing Commitments or definitive agreements related to the Financing. As soon as reasonably practicable, but in any event within two Business Days after the Company delivers to Purchaser a written request, Purchaser shall provide any information reasonably requested by the Company relating to any circumstance referred to in clause (x), (y) or (z) of the immediately preceding sentence.

(b) If any portion of the Financing becomes unavailable on the terms and conditions contemplated in the Financing Commitment (including the “flex” provisions), Purchaser shall use its reasonable best efforts to arrange and obtain alternative financing from alternative sources on terms and subject to conditions that are not materially less favorable, in the aggregate, to Purchaser than those set forth in the Financing Commitment, in an amount sufficient, when combined with cash on hand and borrowings under any existing credit facilities or other financing arrangements, to consummate the Merger and the other transactions contemplated hereby as promptly as practicable after the occurrence of such event. Notwithstanding anything to the contrary contained in this Agreement, Purchaser shall have the right from time to time to substitute other debt financing for all or any portion of the Financing from the same and/or alternative financing source; provided, that any such substitution shall not expand upon in any material respect the conditions precedent or contingencies to the funding on the “Closing Date” of the Financing as set forth in the Financing Commitment in effect on the date hereof or reasonably be expected to cause any delay of the consummation of the transactions contemplated thereby. In such event, the term “Financing Commitment” as used herein shall be deemed to include the new commitment letter (the “New Financing Commitment”), if any, entered into in accordance with this Section 6.06(b) (any financing arranged under this Section 6.06(b) shall be referred to as the “Alternate Financing”). Purchaser will provide the Company with a copy of any New Financing Commitment obtained by Purchaser in connection with an Alternate Financing as promptly as practicable following the execution thereof (other than fees and other information redacted from such agreements that is consistent with the information redacted from the Fee Letters as permitted by Section 4.12). In the event that (x) all or any portion of the Financing contemplated to be raised in lieu of the bridge financing contemplated under the Financing Commitment has not been consummated, (y) all closing conditions contained in Article VII shall have been satisfied or waived (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and (z) the bridge facilities contemplated by the Financing Commitments are available on the terms and conditions described in the Financing Commitments, then Purchaser shall draw down on such bridge financing, in an amount sufficient and to the extent necessary, when combined with cash on hand and borrowings under any existing credit facilities or other financing arrangements, to consummate the Merger and the other transactions contemplated hereby, at the Closing. In the event that (x) the ABL Facility has not been amended as contemplated by the Financing Commitment, (y) all closing conditions contained in Article VII shall have been satisfied or waived (and which are, at the time of the termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) and (z) the Replacement ABL Facility (or alternative financing obtained in accordance with this Section 6.06(b)) is available on the terms and conditions described in the Financing Commitments), then Purchaser shall draw down on such Replacement ABL Facility, in an amount sufficient and to the extent necessary, when combined with cash on hand and borrowings under any existing credit facilities or other financing arrangements, to consummate the Merger and the other transactions contemplated hereby, at the Closing. Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 6.06 shall require, and in no event shall the reasonable best efforts of Purchaser be deemed or construed to require, Purchaser to (i) bring any enforcement action, including commencing or filing any Action, against any source of the Financing to enforce its rights under the Financing Commitment or (ii) pay any fees in excess of those contemplated by the Financing Commitment (whether to secure waiver of any conditions contained therein or otherwise); provided, that Purchaser shall pay all fees required by the Financing Commitment as they become due.

(c) The Company shall (and shall cause its Subsidiaries to) provide to Purchaser, and shall use reasonable best efforts to cause Representatives of the Company and its Subsidiaries to provide to Purchaser, on a timely basis, all cooperation in connection with the arrangement and syndication of the Financing (including the marketing efforts in connection therewith) and the repayment of any indebtedness of the Company and its Subsidiaries as may be reasonably requested by Purchaser, including by (i) providing reasonable cooperation with the marketing efforts of Purchaser and lenders or initial purchasers for any of the Financing, including using reasonable best efforts to cause its Representatives (including senior management and advisors of the Company and its Subsidiaries) to be available, during normal working hours and upon reasonable notice, to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, and sessions with rating agencies, and using its commercially reasonable efforts to ensure that any syndication efforts benefit from any existing Company banking relationships, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (to the extent relating to the Company and its Subsidiaries), registration statements, prospectuses, road show presentations and similar documents reasonably necessary or advisable in connection with the Financing and offering of equity securities of Purchaser contemplated hereby, including the preparation and furnishing in a timely fashion of all financial statements and other data customary to be included in connection therewith (including all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all information regarding the Company and its Subsidiaries reasonably required for the Purchaser to prepare pro forma financial statements, financial data, audit reports and other information regarding the Company and its Subsidiaries of the type required by and in compliance with Regulation S-X and Regulation S-K promulgated under the Securities Act of 1933, as amended, and related forms and all information regarding the Company and its Subsidiaries reasonably necessary for the preparation of financial projections and a financial model for the Purchaser after giving effect to the Merger (A) for a registered public offering of debt securities, and of type and form customarily included in private placements of debt securities under Rule 144A, to consummate the offering(s) of debt securities contemplated by the Financing Commitment and (B) for the syndication of bridge loan commitments and facilities and asset based loan commitments and facilities contemplated under the Financing Commitment, (iii) assist with the preparation of definitive financing documents and provide Financing Sources with reasonable access to the properties, books and records of the Company and its Subsidiaries during normal working hours (to the extent practicable) and upon reasonable notice, (iv) using commercially reasonable efforts to cause the Company’s independent auditors to provide, consistent with customary practice, (A) consent to SEC filings and offering memoranda that include or incorporate the Company’s consolidated financial information and their reports thereon, in each case, to the extent such consent is required, customary auditors reports and customary comfort letters (including “negative assurance” comfort) with respect to financial information relating to the Company and its Subsidiaries, (B) reasonable assistance in the preparation of pro forma financial statements by Purchaser and (C) provide reasonable assistance and cooperation to Purchaser, including attending accounting due diligence sessions, (v) providing financial and other pertinent information regarding the Company and its Subsidiaries reasonably requested, including unaudited monthly financial statements for the Company and its Subsidiaries on a consolidated basis (excluding footnotes), to the extent the Company customarily prepares such financial statements, within the time frame such statements are prepared, (vi) providing and executing documents as may be reasonably requested by Purchaser (excluding legal opinions and solvency certificates); (vii) using reasonable best efforts to permit the Financing Sources and other prospective lenders involved in the Financing to evaluate the Company’s current assets, cash management and accounting system, policies and procedures relating thereto for the purpose of establishing collateral arrangements as of the Closing, including account control agreements, (viii) reasonably cooperating with the Financing Sources and their respective agents with respect to their due diligence, including by giving access to documentation reasonably requested by persons in connection with capital markets transactions, (ix) furnishing Purchaser and the Financing Sources promptly with all documentation and other information required by any Governmental Entity with respect to the Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and in any event at least five (5) days prior to the Closing Date, (x) providing customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders, (xi) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness of the Company or any of its subsidiaries contemplated by the Financing Commitment to be paid off, discharged and terminated on the Closing Date (subject to receipt from Purchaser of the funds necessary to effectuate the pay off contemplated by such payoff letters, lien terminations and instruments of discharge) and using commercially reasonable efforts to assist Purchaser in obtaining opinions of local counsel to the Company or any of its subsidiaries to the extent reasonably requested by Purchaser to effect the Financing, (xii) facilitating the execution and delivery at the Closing of definitive documents related to the Financing on the terms contemplated by the Financing Commitment, (xiii) to the extent reasonably requested by the Purchaser, causing the taking of corporate actions (subject to the occurrence of the Closing) by the Company and its subsidiaries reasonably necessary to permit the completion of the Financing and (xiv) using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the syndication or marketing of the Financing, provided that such logos are not used in a manner that would reasonably be expected to harm or disparage the Company, its Subsidiaries or their marks. Notwithstanding anything to the contrary in this Section 6.06(c), neither the Company nor any of its Subsidiaries shall be required to undertake any obligation or execute any agreement (other than authorization letters in connection with syndication efforts) that would be effective prior to the Effective Time, or deliver, or cause to be delivered, any legal opinion by its counsel (other than by using commercially reasonable efforts to assist Purchaser in obtaining local counsel opinions). In addition, the Company and its Subsidiaries will reasonably cooperate and provide information and assistance reasonably requested by Purchaser in order for Purchaser to increase availability under its receivables facility and asset-based credit facility at Closing to take into account receivables, equipment and other assets of the Company and its Subsidiaries, including assisting lenders under those facilities in related diligence, and cooperating with Purchaser in taking steps needed to create and perfect security over such assets, effective on the Closing Date. Except to the extent contemplated hereunder, Purchaser acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any responsibility for (or, with respect to the Company and its Subsidiaries, prior to the Closing), incur any liability to any person under or in connection with, the arrangement of the Financing or any alternative financing that Purchaser may raise in connection with the transactions contemplated by this Agreement. Purchaser shall (x) promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06(c) and (y) indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all Costs suffered or incurred by them in connection with the arrangement of the Financing or any alternative financing and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries expressly for use in connection therewith).

(d) Notwithstanding anything to the contrary contained in this Agreement, the condition set forth in Section 7.02(b), as it applies to the Company’s obligations under Section 6.06(c), shall be deemed satisfied unless the Company’s breach(es) of its obligations under Section 6.06(c) materially contributed to the failure to close the Financing or Alternative Financing.

(e) For purposes of this Agreement, “Marketing Period” shall mean the first period of 20 consecutive calendar days after the date of this Agreement commencing on the date on which and throughout which period (A) Purchaser shall have the Required Information and such Required Information is Compliant and (B) the conditions set forth in Sections 7.01(a), (b) and (e) (the “Specified Conditions”) and 7.02(b) shall be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive calendar day period (except in the case of the condition set forth in Section 7.02(b), to the extent such condition relates to covenants to be performed at the Closing or at any other time after any applicable time during such 20 consecutive calendar day period) after the date hereof and nothing has occurred and no conditions exist that would cause, or would reasonably be expected to cause, any of the other conditions set forth in Sections 7.01 and 7.02 to fail to be satisfied assuming the Closing were to be scheduled for any time during such 20 consecutive calendar day period; provided, that (i) if the Marketing Period would otherwise have commenced on August 16 or August 26, 2012, as the case may be, but for the failure of the Specified Conditions to have been met on such date, then the Marketing Period shall be deemed to have commenced on such dates for purposes of this Agreement if the Specified Conditions are met not later than September 1, 2012, and the other requirements of the Marketing Period are met throughout the required 20 or 30 consecutive calendar day period, as appropriate, (ii) the 20 consecutive calendar day period referred to in this Section 6.06(e) shall be extended to a 30 consecutive calendar day period if the Purchaser notifies the Company no later than 30 calendar days prior to the date that the Marketing Period would otherwise commence hereunder that the Purchaser reasonably expects to need to market and syndicate an asset based loan facility as referred to in Section 3(e) of Exhibit F of the Financing Commitment, and (iii) if the Marketing Period has not ended prior to August 7, 2012, the Marketing Period shall not be deemed to have commenced until August 16, 2012 (if a 30 calendar day Marketing Period applies) or August 26, 2012 (if a 20 calendar day Marketing Period applies) for any purpose hereunder. Notwithstanding the foregoing, if at any time the Purchaser does not have the Required Information or the Required Information is not Compliant throughout and on the last day of such period, then a new 20 or 30 consecutive calendar day period, as appropriate, shall commence upon Purchaser receiving updated Required Information that is Compliant. Subject to the terms of this Agreement and applicable Law, Purchaser may commence its marketing of the offering(s) of debt securities contemplated by the Financing Commitment at any time after the date of this Agreement. If at any time the Company shall in good faith reasonably believe that it has provided all Required Information as required by clause (A) of the first sentence of this definition and that such Required Information is Compliant, it may deliver to Purchaser a written notice to that effect (stating the date it believes such Required Information was provided), in which case the Company shall be deemed to have complied with such clause (A) above unless Purchaser in good faith reasonably believes the Company has not provided all Required Information or that such Required Information is not Compliant and, within five (5) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with specificity, to the extent reasonably practicable, which items of Required Information have not been provided or are not Compliant.

(f) For purposes of this Agreement, “Required Information” shall mean, as of any date, all information required by Section 1(c) of Exhibit F of the Financing Commitment as in effect on the date hereof (solely to the extent related to the Company and its Subsidiaries) and other pertinent information regarding the Company and its Subsidiaries required by SEC Regulation S-X and SEC Regulation S-K under the Securities Act (excluding information required by Regulation S-X Rule 3-10 (except to the extent reasonably available), Regulation S-X Rule 3-16 and Item 402 of Regulation S-K) (including all audited financial statements and all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company as provided in the procedures specified by the Public Company Accounting Oversight Board in AU 722) and all information regarding the Company and its Subsidiaries reasonably required for Purchaser to prepare pro forma financial information, in each case (A) for (i) a registration statement for a registered public offering of debt securities of the type contemplated by the Financing Commitment to be declared effective, and of the type and form customarily included in private placements under Rule 144A, to consummate the offering of debt securities contemplated by the Financing Commitment and (ii) of the type contemplated in the Financing Commitment and form customarily included in information memoranda and other marketing documents used to syndicate credit facilities of the type to be included in the Financing, and (B) for the syndication of bridge loan commitments and facilities asset based loan commitments and facilities contemplated by the Financing Commitment and (ii) such other information and data as are otherwise reasonably necessary in order to receive customary “comfort” letters with respect to the financial statements and data referred to in clause (i) of this definition (including “negative assurance” comfort) from the independent auditors of the Company and its Subsidiaries on any date during the relevant period.

(g) Assuming the accuracy of the representations and warranties in Article III and performance by the Company of its obligations under this Agreement, Purchaser represents and warrants that $95,000,000 (the “Reserve Amount”) is the amount that it currently estimates is the amount required to be borrowed by it under its asset-based loan facility (the “ABL Facility”) at Closing to provide it with sufficient funds, together with the amounts available under the bridge facility commitments under the Financing Commitment (or offering of debt securities in lieu thereof), to fund the Cash Portion of the Purchase Price, pay fees and expenses in connection with the transactions contemplated hereby and refinance all Company debt contemplated in the Financing Commitments to be refinanced on the Closing Date. Purchaser shall use its reasonable best efforts to ensure that the Reserve Amount is available to be drawn under its ABL Facility at all times by maintaining a portion of the amount available under its ABL Facility equal to the Reserve Amount undrawn at all times from the date thereof through the Closing Date and shall use its reasonable best efforts to ensure that all conditions to drawing the Reserve Amount under its ABL Facility shall be satisfied on the Closing Date, if it is necessary to draw under the ABL Facility on the Closing Date.

(h) “Compliant” means, with respect to the Required Information, (a) that such Required Information does not contain any untrue statement of material fact or omit to state a material fact necessary in order to make such Required Information, in light of the circumstances under which it was made, not misleading, (b) no audit opinion with respect to any financial statements contained in the Required Information shall have been withdrawn, amended or qualified and (c)(i) the financial statements and other financial information included in such Required Information that have been prepared by the Company are, and remain throughout the Marketing Period or the Required Information Period, as applicable, sufficient to permit Purchaser’s financing sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters with respect to such financial information (including customary negative assurance comfort with respect to periods following the end of the latest fiscal year and fiscal quarter for which historical financial statements are included) on any date during the Marketing Period or the Required Information Period, as applicable, and (ii) the auditors that have reviewed or audited such financial information have delivered drafts of customary comfort letters, including customary negative assurance comfort, and such auditors have confirmed they are prepared to issue such comfort letter upon any pricing date relating to the Financing occurring during the Marketing Period or the Required Information Period, as applicable. “Required Information Period” means the 20 calendar day period referred to in Section 2(a) of Exhibit F of the Financing Commitment.

SECTION 6.07. Further Action; Efforts. (a) Subject to the terms and conditions of this Agreement, each party shall use its reasonable best efforts to take, or cause to be taken, all actions and to use its reasonable best efforts to do, or cause to be done, all things reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement as soon as practicable. Each party agrees to (i) as promptly as practicable after the date of this Agreement and in any event no later than ten Business Days after the date of this Agreement, make (and, without the prior written consent of the other party to this Agreement, not withdraw) (A) appropriate filings of Notification and Report Forms pursuant to the HSR Act and

(B) an appropriate filing of a Notification pursuant to Part IX of the Competition Act with respect to the transactions contemplated hereby, (ii) use reasonable best efforts to obtain as promptly as practicable all other Consents of or by any Governmental Entity that are necessary or advisable under or in respect of any Antitrust Laws in order to consummate the Merger, the Subsequent Mergers or any of the other transactions contemplated by this Agreement (collectively, the “Antitrust Consents”) and (iii) use reasonable best efforts to obtain as promptly as practicable all other Consents of or by any Governmental Entity or third party that are necessary or required in order to consummate the Merger, the Subsequent Mergers or any of the other transactions contemplated by this Agreement; provided, however, that, subject to the following sentence, nothing in this Section 6.07 or elsewhere in this Agreement shall require, or be construed to require, Purchaser, the Company or any of their respective Subsidiaries or Affiliates to (A) (1) sell, lease, license, transfer, dispose of, divest or otherwise encumber, or to hold separate pending any such action or (2) proffer, propose, negotiate, offer to effect or consent, commit or agree to any sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or to hold separate, in each case before or after the Effective Time any assets, licenses, operations, rights, product lines, businesses or interest of Purchaser, the Company or any of their respective Subsidiaries or Affiliates or (B) take or agree to take any other action, or agree or consent to any limitations or restrictions on freedom of actions with respect to, or its ability to own, retain or make changes in, any assets, licenses, operations, rights, product lines, businesses or interests of Purchaser, the Company or any of their respective Subsidiaries or Affiliates or Purchaser’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation. Notwithstanding anything to the contrary in the immediately preceding sentence, Purchaser shall agree to sell, transfer, dispose of or otherwise divest, or hold separate or otherwise subject to any restriction or limitation, any of the assets, licenses, operations, rights, product lines, businesses or interest of Purchaser, the Company or any of their respective Subsidiaries that constitute or contribute in the aggregate no more than 10% of the consolidated revenues of Purchaser and its Subsidiaries as of the date hereof if any such sale, divestiture, transfer, disposal or other divestment, or holding separate, restriction or limitation, is necessary in order to obtain the Antitrust Consents so that the Closing shall occur as promptly as practicable, and in any event, prior to June 15, 2012 (unless the Outside Date shall have been extended pursuant to the terms hereof and if so prior to the end of the extended Outside Date); provided, that Purchaser shall determine, (x) in its sole discretion (but solely to the extent that reasonable alternatives exist with respect to its choice of remedies) and (y) in its reasonable discretion (in all other scenarios), the assets, licenses, operations, rights, product lines, businesses or interest of Purchaser, the Company or any of their respective Subsidiaries to be so sold, transferred, disposed of, divested, held separate or subject to any restriction or limitation; provided, further, that nothing in this Section 6.07(a) shall obligate Purchaser to agree to any such sale, divestiture, lease, licensing, transfer, disposal, divestment or other encumbrance of, or holding separate, not conditioned on the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement or that shall take effect prior to the Effective Time. Notwithstanding anything to the contrary in this

Section 6.07, if requested by Purchaser in writing, the Company shall agree to take any of the actions referred to above if they are effective only after the Effective Time. For the avoidance of doubt, the Company shall not agree to any conditions, limitations, requirements or other restrictions described in clauses (A) or (B) above without the prior written consent of Purchaser. If (i) the U.S. Federal Trade Commission (the “FTC”) or the Antitrust Division of the Department of Justice (the “DOJ”) issues a request for additional information and documentary material (a “Second Request”) under the HSR Act or (ii) the Commissioner of Competition or his/her designated representative(s) (the “Commissioner”) issues a supplemental information request (a “SIR”) pursuant to S.114(2) of the Competition Act, in either case in relation to the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement, each of the Company and Purchaser shall take all such measures as may be reasonably necessary to limit the scope of such Second Request or SIR, use its reasonable best efforts to certify substantial compliance with such Second Request or SIR as promptly as practicable and otherwise to respond to and seek to resolve any requests for information, documents, data or testimony made by the FTC or the DOJ under the HSR Act or the Commissioner under the Competition Act. Each party shall supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and the Competition Act and shall use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and the Competition Act as promptly as practicable.

(b) Subject to Sections 6.07(a) and 6.07(d), each of Purchaser, on the one hand, and the Company, on the other hand, shall in connection with the reasonable best efforts referenced in Section 6.07(a) to obtain all requisite Consents for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party and/or its counsel informed on a current basis of any communication received by such party from, or given by such party to, the FTC, DOJ, the Commissioner or any other U.S. or foreign Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party and/or its counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC, the Commissioner or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other person, and to the extent not prohibited by the DOJ, the FTC, the Commissioner or such other Governmental Entity or other person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) Subject to Sections 6.07(a) and 6.07(d), in the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging any transaction contemplated by this Agreement or any other agreement contemplated hereby, each of Purchaser and the

Company shall (i) cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement so as to permit such consummation no later than the third Business Day before the Outside Date, and (ii) defend, at its cost and expense, any such actions or proceedings, whether judicial or administrative, against it or its Affiliates in connection with the transactions contemplated by this Agreement.

(d) Notwithstanding anything in this Agreement to the contrary, with respect to the matters covered in this Section 6.07, it is agreed that Purchaser, after consulting with the Company and considering the Company’s views in good faith, shall make all decisions, lead all discussions, negotiations and other proceedings, and coordinate all activities with respect to any requests that may be made by, or any actions, consents, undertakings, approvals, or waivers that may be sought by or from, any Governmental Entity, including determining the manner in which to contest or otherwise respond, by litigation or otherwise, to objections to, or proceedings or other actions challenging, the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement; provided that Purchaser shall give the Company the opportunity to participate in such discussions, negotiations or other proceedings to the extent not prohibited by applicable Law. At Purchaser’s request and expense, the Company agrees to take all reasonable actions Purchaser reasonably deems prudent in order to reasonably assist Purchaser in obtaining any actions, consents, undertakings, approvals or waivers by or from any Governmental Entity for or in connection with, and to reasonably assist Purchaser in litigating or otherwise contesting any objections to or proceedings or other actions challenging, the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement. The Company shall not permit any of its Representatives to participate in any meeting with any Governmental Entity in respect of any filings, investigation, proceeding or other matters related to this Agreement or the transactions contemplated hereby unless the Company consults with Purchaser in advance and, to the extent permitted by such Governmental Entity, gives Purchaser the opportunity to attend and lead the discussions at such meeting. The Company agrees that, at the sole discretion and direction of Purchaser (and at Purchaser’s expense), it shall agree to any and all divestitures or other remedies relating to itself or any of its Subsidiaries that are necessary to obtain the Antitrust Consents; provided, however, that nothing in this Section 6.07(d) shall obligate the Company to agree to any such divestiture or any other remedy not conditioned on the consummation of the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement where such divestiture or other remedy would involve any cost to the Company that is not reimbursed by Purchaser.

SECTION 6.08. Directors’ and Officers’ Indemnification and Insurance. (a) From and after the Effective Time, Purchaser agrees that it will indemnify and hold harmless each individual that, as of the Effective Time, is a present or former director or officer of the Company or any of its Subsidiaries (in each case, to the extent they acted in such capacity) (collectively, the “Indemnified Parties”), from and against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred by such individual in such capacity in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time (including in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated by this Agreement or otherwise), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under Delaware Law, the Company Charter and the Company Bylaws, in each case as in effect on the date of this Agreement, to indemnify such individual (and Purchaser shall also advance expenses as incurred by such individual in connection therewith to the fullest extent permitted under applicable Law; provided, that such individual provides an undertaking to repay such advances if it is ultimately determined that such individual is not entitled to indemnification); provided, however, that any determination required to be made with respect to whether an Indemnified Party’s conduct complies with the standards set forth under applicable Law, the Company Charter and/or the Company Bylaws shall be made by independent counsel selected by Purchaser.

(b) Subject to Section 6.08(e), any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.08 with respect to any claim, action, suit, proceeding or investigation, shall notify Purchaser of such claim, action, suit, proceeding or investigation promptly after becoming aware thereof, but the failure to so notify shall not relieve Purchaser of any liability it may have to such Indemnified Party except to the extent such failure actually prejudices Purchaser. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Purchaser shall have the right to assume the defense thereof at its expense with counsel selected by the independent directors of Purchaser and Purchaser shall not be liable to the Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Purchaser elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Purchaser, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel satisfactory to them and Purchaser shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that notwithstanding the foregoing Purchaser shall not be obligated pursuant to this paragraph (b) to pay for more than one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Purchaser shall only be obligated to pay for the fewest number of counsels necessary to avoid such conflicts of interest, (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and provided, further, that notwithstanding the foregoing Purchaser shall not be obligated pursuant to this paragraph (b) to pay for more than one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, in which case Purchaser shall only be obligated to pay for the fewest number of counsels necessary to avoid such conflicts of interest, (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter and (iii) Purchaser shall not be liable for any settlement effected without its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed); and provided, further, that notwithstanding the foregoing, Purchaser shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited or not permitted by applicable Law, the Company Charter and/or the Company Bylaws, in each case as in effect as of the date hereof. Notwithstanding the foregoing, Purchaser shall not settle, compromise or consent to the entry of any judgment in any claim, action suit, proceeding or investigation pending or threatened in writing to which an Indemnified Party is a party (and in respect of which indemnification is being sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Purchaser hereby acknowledges that the Indemnified Parties may have certain rights to indemnification, advancement of expenses and/or insurance provided by other persons. Purchaser hereby agrees that (i) Purchaser and the Surviving Corporation are the indemnitor of first resort (i.e., their obligations to the Indemnified Parties are primary and any obligation of such other Persons to advance expenses or to provide indemnification for the same expenses or liabilities incurred by any such Indemnified Party are secondary), (ii) Purchaser and the Surviving Corporation shall be required to advance the full amount of expenses incurred by any such Indemnified Party and shall be liable for the full indemnifiable amounts, without regard to any rights any such Indemnified Party may have against any such other person and (iii) Purchaser and the Surviving Corporation irrevocably waive, relinquish and release such other Persons from any and all claims against any such other persons for contribution, subrogation or any other recovery of any kind in respect thereof. Each of Purchaser and Surviving Corporation further agrees that no advancement or payment by any of such other persons on behalf of any such Indemnified Party with respect to any claim for which such Indemnified Party has sought indemnification from the Surviving Corporation shall affect the foregoing and such other persons shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnified Party against the Surviving Corporation.

(d) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the Company Charter or the Company Bylaws or other organizational documents of the Company or any of its Subsidiaries or Purchaser or the Surviving Corporation or any of its Subsidiaries, any other indemnification agreement or arrangement, the DGCL or otherwise. In the event that Purchaser or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any person, then, and in each such case, Purchaser shall cause proper provision to be made so that the successors and assigns of Purchaser shall expressly assume the obligations set forth in this Section 6.08.

(e) For six years after the Effective Time, Purchaser shall maintain (directly or indirectly through the Company’s existing insurance programs) in effect the Company’s current directors’ and officers’ liability insurance (providing only for the Side A Coverage for Indemnified Parties where the existing policies include Side B coverage for the Company) in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company’s directors’ and officers’ liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Purchaser), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date of this Agreement; provided, however, that Purchaser may (i) substitute therefor policies of Purchaser containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii) obtain one or more “tail” policies for all or any portion of the full six-year period; provided, further, that notwithstanding the foregoing, in no event shall Purchaser be required to expend in the aggregate an annual premium amount for directors’ and officers’ liability insurance pursuant to this Section 6.08(d) in excess of 250% of the annual premiums currently paid by the Company for its current directors’ and officers’ liability insurance; and provided, further, that if the annual premiums of such insurance coverage exceed such amount, Purchaser shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(f) The provisions of this Section 6.08 are expressly intended to be for the benefit of, and will be enforceable from and after the Effective Time by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

SECTION 6.09. Public Announcements. Purchaser and the Company (i) shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger and the Subsequent Mergers and (ii) shall not issue any such press release or make any such public statement prior to such consultation, except in the case of clause (ii) only as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with the NYSE. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed between the parties.

SECTION 6.10. Stockholder Actions. Each Party shall promptly notify the other party in writing of any stockholder litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the Knowledge of the Company or Purchaser (as applicable), threatened in writing, against the Company or Purchaser and/or the members of its respective board of directors prior to the Effective Time and shall keep such other party reasonably informed with respect to the status thereof. The Company shall consult with Purchaser with respect to, and shall provide Purchaser with the opportunity to participate in (but not control the defense or settlement of) any stockholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Purchaser’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

SECTION 6.11. Employee Matters.

(a) With respect to each employee benefit plan or program or service-based policy maintained by Purchaser, the Surviving Corporation or their Affiliates following the Effective Time and in which any of the employees of the Company and its Subsidiaries (the “Company Employees”) who continue to be employed by Purchaser, the Surviving Corporation or their Affiliates after the Effective Time, excluding any employees who are covered by a collective bargaining agreement (the “Continuing Employees”), participate after the Effective Time (the “Purchaser Plans”), for purposes of determining eligibility to participate, vesting and benefit accrual (but not with respect to calculation or accrual of benefits under any defined benefit program), service with the Company and its Subsidiaries prior to the Effective Time (or predecessor employers to the extent the Company and its Subsidiaries provide past service credit) shall be treated as if such service were with Purchaser and its Subsidiaries to the same extent that such service was recognized by the Company and its Subsidiaries immediately prior to the Effective Time under the comparable Company Plan; provided, that such crediting of service does not result in any duplication of benefits. Purchaser shall in accordance with applicable Law, and shall otherwise use its commercially reasonable efforts to, ensure that each applicable Purchaser Plan that is a group health plan shall waive eligibility waiting periods, evidence of insurability requirements and pre-existing condition limitations to the extent (i) similar limitations are already in effect with respect to a Continuing Employee that have been satisfied or waived under the corresponding Company Plan immediately prior to the Effective Time or not included under the corresponding Company Plan immediately prior to the Effective Time and (ii) permitted by the applicable insurance policy or otherwise under the Purchaser Plan. Prior to the Effective Time, if requested by Purchaser in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Purchaser and its Subsidiaries shall commence participation therein following the Effective Time unless Purchaser or such Subsidiary explicitly authorizes such participation and (ii) cause the Company tax-qualified 401(k) plan to be terminated effective immediately prior to the Effective Time.

(b) Beginning at the Effective Time until December 31, 2012 (the “Continuation Period”), Purchaser shall, or shall cause the Surviving Corporation to, provide Continuing Employees with no less favorable salaries or wages, and short-term bonus or commission opportunities (it being understood that the components of commission opportunities may be modified to reflect modifications of employee’s duties and responsibilities made by Purchaser in its sole discretion) than as provided by the

Company and its Subsidiaries to such individual immediately prior to the Effective Time, and with other compensation opportunities and benefits (except equity based awards), that, taken as a whole, are substantially comparable in the aggregate to the compensation opportunities and benefits provided by the Purchaser and its Subsidiaries to comparably situated employees of Purchaser and its Subsidiaries; provided, that, if the Continuing Employees continue to receive the same compensation opportunities and benefits (except equity based awards) that were provided by the Company and its Subsidiaries immediately prior to the Effective Time, such action would not breach this Section 6.11(b).

(c) Purchaser shall, or shall cause the Surviving Corporation and each of their respective Affiliates to, honor all Company Plans (including all severance, change of control and similar plans and agreements) in accordance with their terms as in effect immediately prior to the Effective Time, subject to any amendment or termination thereof that may be permitted by such Company Plans; provided, that nothing herein shall prevent the amendment or termination of any specific plan, program policy, agreement or arrangement, or interfere with Purchaser’s, the Surviving Corporation’s or any of their respective Affiliates’ rights or obligations to make such changes as are necessary to comply with applicable Law. Notwithstanding the foregoing, Purchaser shall provide each Continuing Employee who suffers a termination of employment during the Continuation Period under circumstances that would have given the Continuing Employee a right to severance payments and benefits under the Company’s severance policy or individual employment, severance or separation agreement or other arrangement in effect immediately prior to the Effective Time and as set forth on Section 6.11(c) of the Company Disclosure Letter (each, a “Company Severance Plan”) with severance payments and benefits no less favorable than those that would have been provided to such Continuing Employee under the applicable Company Severance Plan, as calculated using the same salary or hourly wage rate or other compensation, as applicable, provided to such Continuing Employee immediately prior to the Effective Time, except as Purchaser or the Surviving Corporation, as applicable, and such Continuing Employee may otherwise agree in writing.

(d) With respect to any accrued but unused vacation time to which any Continuing Employee is entitled pursuant to the vacation policy or individual agreement or other arrangement applicable to such Continuing Employee immediately prior to the Effective Time and as set forth on Section 6.11(d) of the Company Disclosure Letter (the “Vacation Policy”), Purchaser shall, or shall cause the Surviving Corporation to, (i) allow such Continuing Employee to use such accrued vacation and (ii) if any Continuing Employee’s employment terminates during the Continuation Period, pay the Continuing Employee, in cash, an amount equal to the value of the accrued vacation time to the same extent that the Continuing Employee would have received a cash payment therefor under the Vacation Policy as in effect as of immediately prior to the Effective Time.

(e) The Purchaser and the Company acknowledge and agree that all provisions contained herein with respect to Continuing Employees are included for the sole benefit of the Purchaser and the Company and shall not create any right (1) in any other person, including Company Plans or any beneficiary thereof, or (2) to continued employment with the Purchaser or any of its Subsidiaries. Nothing in this Section 6.11, whether express or implied, shall constitute an amendment or other modification of any employee benefit plan, or limit the right of Purchaser or any of its Subsidiaries to amend, terminate or otherwise modify any employee benefit plan maintained by Purchaser or any of its Subsidiaries following the Effective Time.

(f) Prior to making any material broad-based communications in writing to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Purchaser with a copy of the intended communication and Purchaser shall have a reasonable period of time to review and comment on such communication.

SECTION 6.12. NYSE Listing and Delisting; Reservation for Issuance. Purchaser shall use its reasonable best efforts to cause the Purchaser Common Shares to be issued in the Merger (the “Listed Purchaser Common Shares”) to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. Prior to the Closing Date, the Company shall cooperate with Purchaser and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by Purchaser of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Closing Date. Purchaser shall use its best efforts to cause the Company Common Shares to no longer be listed on the NYSE and deregistered under the Exchange Act as soon as practicable following the Effective Time.

SECTION 6.13. Section 16 Matters. The board of directors of the Company shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt from the applicability thereof (i) the conversion of Company Common Shares and options to acquire Company Common Shares into Purchaser Common Shares and (ii) the acquisition of Purchaser Common Shares pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Purchaser subject to the reporting requirements of Section 16(a) of the Exchange Act.

SECTION 6.14. Takeover Laws. If any takeover statute is or may become applicable to this Agreement, the Merger, or any of the other transactions contemplated by this Agreement, the Company and its board of directors shall use reasonable best efforts to take such actions as are necessary so that the Merger, and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement.

SECTION 6.15. Solvency Opinion. Purchaser shall engage a nationally recognized valuation firm reasonably acceptable to the Company (the “Valuation Firm”) at such time as is necessary in order that the Valuation Firm may provide an opinion at the Effective Time to the effect that the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Merger and the transactions contemplated by this Agreement (such opinion, the “Solvency Opinion”).

ARTICLE VII

CONDITIONS

SECTION 7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver by such party at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. The Company shall have obtained the Company Stockholder Approval and Purchaser shall have obtained the Purchaser Stockholder Approval.

(b) Antitrust Consents. (i) The waiting period (and any extensions thereof) under the HSR Act applicable to the Merger shall have expired or been terminated and (ii) either (A) Purchaser shall have received an advance ruling certificate from the Commissioner under Subsection 102(1) of the Competition Act in respect of the transactions contemplated by this Agreement or (B) the waiting period applicable to the transactions contemplated by this Agreement under Section 123 of the Competition Act shall have expired or shall have been terminated by the Commissioner, and Purchaser shall have received a no-action letter from the Commissioner advising Purchaser in writing that the Commissioner does not intend to make an application under Section 92 of the Competition Act for an order in respect of the transactions contemplated by this Agreement (all consents required by this Section 7.01(b), the “Required Governmental Consents”).

(c) No Injunctions or Restraints. No court or other Governmental Entity of competent jurisdiction, in each case, that is located in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Order or taken any other action (whether temporary, preliminary or permanent) that is in effect and makes illegal, restrains, enjoins or prohibits consummation of the Merger or the other material transactions contemplated by this Agreement on the terms contemplated by this Agreement (collectively, “Restraining Orders”).

(d) NYSE Listing. The Listed Purchaser Common Shares shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceeding for that purpose shall have been initiated or threatened by the SEC.

(f) Solvency. The Purchaser and the Company shall have received the Solvency Opinion from the Valuation Firm.

(g) No Litigation. There shall not be pending any suit, action or proceeding by any Governmental Entity of competent jurisdiction seeking a Restraining Order, other than those the failure of which to obtain would not be reasonably likely to result in criminal sanctions against any party hereto, any Affiliate of such party or any director or employee of any of the foregoing.

SECTION 7.02. Conditions to Obligations of Purchaser. The obligation of Purchaser to effect the Merger is also subject to the satisfaction or waiver by Purchaser at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in Section 3.01(a) solely as it applies to the due incorporation and valid existence of the Company, the second sentence of Section 3.01(b), Section 3.03(a) and (b), Section 3.04, clause (i) of Section 3.05(a), Section 3.07(i), Section 3.17, Section 3.20 and Section 3.21 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures of any representations and warranties in Section 3.03 that, individually or in the aggregate, are de minimis in nature and amount. All other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any Material Adverse Effect or other materiality qualifications or limitations therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures of such representations and warranties to be so true and correct to the extent that such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(b) Performance of Obligations. The Company shall have performed or complied with, as applicable, in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Purchaser shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Tax Opinion. Purchaser shall have received the opinion of Sullivan & Cromwell LLP, dated on the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Company will not recognize any gain or loss in respect of the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Purchaser, which the Company and Purchaser shall provide at such times as requested by such counsel.

(d) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Material Adverse Effect.

SECTION 7.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Purchaser contained in Section 4.01(a) solely as it applies to the due incorporation and valid existence of Purchaser, the third sentence of Section 4.03, Section 4.04, Section 4.07(i) and Section 4.14 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representation and warranty expressly relates to a specified earlier date, in which case such representation and warranty need only be true and correct as of such specified earlier date). All other representations and warranties of Purchaser contained in this Agreement shall be true and correct (without giving effect to any Purchaser Material Adverse Effect or other materiality qualifications or limitations therein) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representations and warranties expressly relate to a specified date, in which case such representation and warranty need only be true and correct as of such specified earlier date), except for any failures of such representations and warranties to be so true and correct to the extent that such failures, individually or in the aggregate, have not had and would not reasonably be expected to have a Purchaser Material Adverse Effect. The Company shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

(b) Performance of Obligations. Purchaser shall have performed or complied with, as applicable, in all material respects all obligations, agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

(c) No Purchaser Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Purchaser Material Adverse Effect.

(d) Tax Opinion. The Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated on the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Closing Date, the Company will not recognize any gain or loss in respect of the Merger. In rendering such opinion, counsel may require and rely upon customary representations contained in certificates of officers of the Company and Purchaser, which the Company and Purchaser shall provide at such times as requested by such counsel.

(e) Company Directors. Purchaser shall have taken, or caused to be taken, all actions required to be taken by Purchaser pursuant to Section 1.05 so that the individuals designated pursuant to Schedule 1.05 are appointed to the board of directors of the Surviving Corporation at the Effective Time.

SECTION 7.04. Frustration of Closing Conditions. Neither the Company nor Purchaser may rely, either as a basis for not consummating the Merger or for terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.01, Section 7.02 or Section 7.03, as the case may be, to be satisfied if such failure was materially contributed to by such party’s breach of any provision of this Agreement or failure to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 6.06 and Section 6.07.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

SECTION 8.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval and Purchaser Stockholder Approval:

(a) by mutual written consent of Purchaser and the Company;

(b) by either Purchaser or the Company:

(i) if the Merger shall not have been consummated on or before June 15, 2012 (as it may be extended as set forth below, the “Outside Date”); provided, however, that if any of the conditions set forth in Article VII shall not have been satisfied on or before June 15, 2012, the Outside Date may be extended until September 15, 2012, at the election of the Company or Purchaser by written notice to the other party; provided, further, however, that if the Marketing Period has not yet commenced, or has commenced but has not yet been completed, on or before June 15, 2012, the Outside Date may be extended until September 15, 2012, at the election of the Company or Purchaser by written notice to the other party; provided further, however, that the right to terminate this Agreement under this Section 8.01(b)(i) shall not be available to any party whose material breach of a representation, warranty, covenant or agreement in this Agreement has been a principal cause of the failure of the Merger to occur by the Outside Date;

(ii) if a Governmental Entity located in the United States or in Canada has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Restraining Order that has become final and nonappealable, in each case that would give rise to the failure of a condition set forth in Section 7.01(b) or 7.01(c);

(iii) if the vote of the stockholders of the Company on the adoption of this Agreement at the Company Stockholders Meeting (or any adjournment, postponement or recess thereof) shall have been taken and completed and the Company Stockholder Approval shall not have been obtained; or

(iv) if the vote of the stockholders of Purchaser on the adoption of this Agreement and approval and authorization of the Purchaser Share Issuance at the Purchaser Stockholders Meeting (or any adjournment, postponement or recess thereof) shall have been taken and completed and the Purchaser Stockholder Approval shall not have been obtained;

(c) by Purchaser, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach, failure to perform or untruth (i) would give rise to the failure of a condition set forth in Section 7.02(a) or 7.02(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by the Company by the earlier of (A) the Outside Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform from Purchaser; provided, however, that Purchaser shall not be entitled to terminate this Agreement under this Section 8.01(c) if Purchaser is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.03(a) or Section 7.03(b) (assuming, in the case of any untruth, that such subsequent date was the date of termination);

(d) by the Company, if Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement or any of such representations and warranties shall have become untrue as of any date subsequent to the date of this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03(a) or 7.03(b) (assuming, in the case of any untruth, that such subsequent date was the Closing Date) and (ii) is not capable of being cured prior to the Closing or, if capable of being cured, shall not have been cured by Purchaser by the earlier of (A) the Outside Date and (B) the 30th calendar day following receipt of written notice of such breach or failure to perform from the Company; provided, however, that the Company shall not be entitled to terminate this Agreement under this Section 8.01(d) if the Company is then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would give rise to the failure of a condition to Closing set forth in Section 7.02(a) or Section 7.02(b) (assuming, in the case of any untruth, that such subsequent date was the date of termination);

(e) by Purchaser, if (i) the board of directors of the Company makes a Company Adverse Recommendation Change, (ii) a tender offer or exchange offer for the outstanding Company Common Shares is commenced, or a proposal is made, that would, in each case, if consummated, constitute a Company Acquisition Proposal and the board of directors of the Company shall have failed to recommend against acceptance of such tender offer, exchange offer or proposal to its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or proposal) within ten (10) Business Days after the commencement of such tender offer or exchange offer or the board of directors of the Company recommends that the stockholders of the Company tender their Company Common Shares in such tender or exchange offer, (iii) the Company breaches Section 6.04 in any material respect, (iv) the board of directors of the Company shall have failed to include the Company Board Recommendation in the Joint Proxy Statement/Prospectus distributed to stockholders or (v) the board of directors of the Company formally resolves to take or publicly announces an intention to take any of the foregoing actions;

(f) by the Company, if (i) the board of directors of Purchaser shall have made a Purchaser Adverse Recommendation Change, (ii) a tender offer or exchange offer for the outstanding Purchaser Common Shares is commenced, or a proposal is made, that would, in each case, if consummated, constitute a Purchaser Acquisition Proposal and the board of directors of Purchaser shall have failed to recommend against acceptance of such tender offer, exchange offer or proposal to its stockholders (including, for these purposes, by taking any position contemplated by Rule 14e-2 of the Exchange Act other than recommending rejection of such tender offer, exchange offer or proposal) within ten (10) Business Days after the commencement of such tender offer or exchange offer or the board of directors of Purchaser recommends that the stockholders of Purchaser tender their Purchaser Common Shares in such tender or exchange offer, (iii) Purchaser breaches Section 6.05 in any material respect, (iv) the board of directors of Purchaser shall have failed to include the Purchaser Board Recommendation in the Joint Proxy Statement/Prospectus distributed to stockholders or (v) the board of directors of Purchaser formally resolves to take or publicly announces an intention to take any of the foregoing actions;

(g) by the Company, if all of the conditions to the Closing set forth in Section 7.01 and Section 7.02 have been satisfied (other than (i) any condition the failure of which to be satisfied is attributable to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement, (ii) the condition in the Section 7.01(f) (which may or may not be satisfied) or (iii) conditions that by their terms are to be satisfied at the Closing and which were in the case of this clause (iii), at the time of termination, capable of being satisfied at such time) and Purchaser has failed to consummate the Closing on the date the Closing should have occurred pursuant to Section 1.02 (assuming for purposes of this Section 8.01(g) that Section 7.01(f) was satisfied);

(h) by the Company, pursuant to and in accordance with the terms and conditions of Section 6.04(c);

(i) by Purchaser, pursuant to and in accordance with the terms and conditions of Section 6.05(c);

(j) by Purchaser or the Company, if (i) all of the conditions to the Closing set forth in Section 7.01 and Section 7.02 have been satisfied (other than Section 7.01(f) and conditions that by their terms are to be satisfied at the Closing and which were, at the time of termination, capable of being satisfied at such time)), (ii) Purchaser is obligated to effect the Closing pursuant to Section 1.02 (assuming for purposes of this Section 8.01(j) that Section 7.01(f) was satisfied) and (iii) the Valuation Firm fails to deliver the Solvency Opinion as of the date the Closing should have occurred pursuant to Section 1.02; or

(k) by Purchaser, if the Company, following Purchaser’s request, fails to provide, prior to the date that is 160 days after the date hereof, Required Information that is Compliant thereafter throughout the Required Information Period, and, as a result, (1) Purchaser is unable to satisfy the conditions precedent specified in Sections 1(c) and 2(a) of Exhibit F of the Financing Commitment and (2) the Financing Commitment is not available to Purchaser at Closing, it being understood that no Financing Failure Fee would be payable as a result of such termination.

SECTION 8.02. Effect of Termination. (a) In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Purchaser or the Company under this Agreement, other than Section 3.24, Section 4.20, Section 6.03, the last two sentences of Section 6.06(c), Section 8.01, this Section 8.02 and Article IX, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party from any liability or damages resulting from any Fraud or the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement (which, solely in the case of damages sought by the Company, may be based, among other things, on the consideration that would have otherwise been payable to the stockholders of the Company pursuant to this Agreement or based on loss of market value or stock price of the Company).

(b) In the event that this Agreement is terminated (i) by Purchaser pursuant to Section 8.01(e), (ii) by the Company pursuant to Section 8.01(h) or (iii) by the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii), in each case in this clause 8.02(b)(iii) at a time when Purchaser had the right to terminate this Agreement pursuant to Section 8.01(e), then the Company shall (i) pay Purchaser a fee equal to $60,000,000 (the “Termination Fee”) by wire transfer of same-day funds no later than the second Business Day following the date of such termination and (ii) reimburse Purchaser for all documented out-of-pocket expenses incurred by it or any of its Subsidiaries in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $20,000,000 (collectively, the “Reimbursable Expenses”) by wire transfer of same-day funds no later than the second Business Day after the Company receives the documentation therefor.

(c) In the event that this Agreement is terminated by Purchaser or the Company pursuant to Section 8.01(b)(iii) (other than a termination pursuant to which Section 8.02(b) applies, in which case the provisions of Section 8.02(b) shall apply), then the Company shall reimburse Purchaser for all Reimbursable Expenses by wire transfer of same-day funds no later than the second Business Day after the Company receives the documentation therefor.

(d) In the event that a Company Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Company Acquisition Proposal (and, in the case of a termination pursuant to Section 8.01(b)(iii), such Company Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five Business Days prior to the date on which the vote referred to in such Section is taken and completed), and thereafter this Agreement is terminated (i) by either Purchaser or the Company pursuant to Section 8.01(b)(i) or Section 8.01(b)(iii) or (ii) by Purchaser pursuant to Section 8.01(c) (with respect to breaches of covenants, but not representations and warranties), then if at any time prior to the date that is 12 months after the date of any such termination, the Company or any of its Subsidiaries enters into any definitive agreement providing for, or the Company approves, recommends to its stockholders or does not oppose, any Company Acquisition Proposal or any Company Acquisition

Proposal is consummated (in each case regardless of whether such Company Acquisition Proposal was made or consummated, before or after termination of this Agreement), then the Company shall pay to Purchaser, by wire transfer of same-day funds, the Termination Fee on the date of the first to occur of such entry or consummation. Solely for purposes of this Section 8.02(d), the term “Company Acquisition Proposal” shall have the meaning assigned to such term in Section 6.04 except that all references to “15% or more” therein shall be deemed to be references to “a majority”.

(e) In the event that this Agreement is terminated (i) by Purchaser pursuant to Section 8.01(b)(i) at a time when the Company would have been entitled to terminate this Agreement pursuant to Section 8.01(g) or (j), (ii) by the Company pursuant to Section 8.01(g) or (iii) by Purchaser or the Company pursuant to Section 8.01(j), then Purchaser shall (i) pay the Company a fee equal to $107,500,000 (the “Financing Failure Fee”) by wire transfer of same-day funds no later than the second Business Day following the date of such termination and (ii) reimburse the Company for all Reimbursable Expenses by wire transfer of same-day funds no later than the second Business Day after the Company receives the documentation therefor.

(f) In the event that this Agreement is terminated (i) by the Company pursuant to Section 8.01(f) or (ii) by Purchaser pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv), in each case in this clause 8.02(f)(ii) at a time when the Company had the right to terminate this Agreement pursuant to Section 8.01(f) or (iii) by the Purchaser pursuant to 8.01(i), then Purchaser shall (i) pay the Company the Termination Fee by wire transfer of same-day funds no later than the second Business Day following the date of such termination and (ii) reimburse the Company for all Reimbursable Expenses by wire transfer of same-day funds no later than the second Business Day after Purchaser receives the documentation therefor.

(g) In the event that this Agreement is terminated by Purchaser or the Company pursuant to Section 8.01(b)(iv) (other than a termination pursuant to which Section 8.02(f) applies, in which case the provisions of Section 8.02(f) shall apply), then Purchaser shall reimburse the Company for all Reimbursable Expenses by wire transfer of same-day funds no later than the second Business Day after Purchaser receives the documentation therefor.

(h) In the event that a Purchaser Acquisition Proposal shall have been made to Purchaser or any of its Subsidiaries or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Purchaser Acquisition Proposal (and, in the case of a termination pursuant to Section 8.01(b)(iv), such Company Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least five Business Days prior to the date on which the vote referred to in such Section is taken and completed), and thereafter this Agreement is terminated (i) by either the Company or Purchaser pursuant to Section 8.01(b)(i) or Section 8.01(b)(iv) or (ii) by the Company pursuant to Section 8.01(d) (with respect to breaches of covenants, but not representations and warranties), then if at any time prior to the date that is 12 months after the date of any such termination, Purchaser or any of its Subsidiaries enters into any definitive agreement providing for, or Purchaser approves, recommends to its representations and warranties), then if at any time prior to the date that is 12 months after the date of any such termination, Purchaser or any of its Subsidiaries enters into any definitive agreement providing for, or Purchaser approves, recommends to its stockholders or does not oppose, any Purchaser Acquisition Proposal or any Purchaser Acquisition Proposal is consummated (in each case regardless of whether such Purchaser Acquisition Proposal was made or consummated, before or after termination of this Agreement), then Purchaser shall pay to the Company, by wire transfer of same-day funds, the Termination Fee on the date of the first to occur of such entry or consummation. Solely for purposes of this Section 8.02(d), the term “Purchaser Acquisition Proposal” shall have the meaning assigned to such term in Section 6.04 except that all references to (i) “15% or more” therein shall be deemed to be references to “a majority” and (ii) proposals, offers, inquiries or indications of interest referenced therein shall include any such proposal, offer, inquiry or indication of interest (x) made by Purchaser in respect of any person or group or (y) made by any person or group in respect of Purchaser.

(i) The Company and Purchaser acknowledge and agree that the agreements contained in Sections 8.02(b), (c), (d), (e), (f), (g) and (h) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Purchaser would not have entered this Agreement; accordingly if the Company or Purchaser, as applicable, fails promptly to pay the amount due pursuant to Sections 8.02(b), (c), (d), (e), (f), (g) and (h) (or any portion thereof), and, in order to obtain such payment, the other party hereto commences a suit that results in a judgment against the other party hereto for the Termination Fee or the Financing Failure Fee (or any portion thereof), as applicable, the Company or Purchaser, as applicable, shall pay to the other party hereto its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of such fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

(j) Notwithstanding anything to the contrary in this Agreement, (A) in the event that the Termination Fee is paid by the Company to, and accepted by, Purchaser in accordance with this Section 8.02, the payment of such fee shall be the sole and exclusive remedy of the Purchaser Related Parties against the Company Related Parties and the Company Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of Purchaser, if any, to obtain injunctive relief pursuant to Section 9.11 prior to any termination of this Agreement and (B) in the event that the Termination Fee is paid by the Purchaser to, and accepted by, the Company in accordance with this Section 8.02, the payment of such fee shall be the sole and exclusive remedy of the Company Related Parties against the Purchaser Related Parties and the Purchaser Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief pursuant to Section 9.11 prior to any termination of this

Agreement. In the event that the Financing Failure Fee is paid to, and accepted by, the Company in accordance with this Section 8.02, the payment of such fee shall be the sole and exclusive remedy of the Company Related Parties against the Purchaser Related Parties and the Purchaser Related Parties shall not have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, that the foregoing shall not impair the rights of the Company, if any, to obtain injunctive relief pursuant to Section 9.11 prior to any termination of this Agreement. Notwithstanding the foregoing, Purchaser shall remain liable hereunder for any reimbursement or indemnification obligations of Purchaser under Section 6.06(c).

SECTION 8.03. Amendment. Subject to the provisions of applicable Law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the board of directors of the respective parties; provided, however, that no amendment that requires further stockholder approval under applicable Law after stockholder approval hereof shall be made without such required further approval. Notwithstanding anything to the contrary in the foregoing sentence, Section 8.02 (Effect of Termination), this Section 8.03 (Amendment), Section 9.08 (Entire Agreement; No Third-Party Beneficiaries), 9.09 (Governing Law), 9.11 (Specific Enforcement; Consent to Jurisdiction) and 9.12 (Waiver of Jury Trial), may not be amended in a manner adverse to or that impacts the sources of the Financing without the written consent of the Financing Sources. This Agreement may not be amended except by an instrument in writing signed by each of the parties.

SECTION 8.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (but shall not be under any obligation to) (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto or (c) to the extent permitted by applicable Law, waive compliance with any of the agreements of the other parties or any of the conditions for its benefit contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or applicable Law shall not constitute a waiver of such rights and, except as otherwise expressly provided in this Agreement, no single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement or applicable Law.

ARTICLE IX

GENERAL PROVISIONS

SECTION 9.01. Nonsurvival of Representations and Warranties. None of the representations (other than Section 3.24 and Section 4.20), warranties or covenants contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, that notwithstanding the foregoing, this Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time (including Section 6.08) or this Article IX.

SECTION 9.02. Fees and Expenses. Except as provided in the last two sentences of Section 6.06(c) and Section 8.02, all fees and expenses (including fees and expenses of the parties’ legal and financial advisors and those relating to due diligence) incurred in connection with this Agreement, the Merger, and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses (including fees payable with respect to filing a Notification and Report Form pursuant to the HSR Act and to obtain any other Antitrust Consents), whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Joint Proxy Statement/Prospectus and the filing fee for the Form S-4 shall be paid one half by Purchaser and one half by the Company.

SECTION 9.03. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands, instructions and other communications or documents given hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail (postage prepaid), facsimile or overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Purchaser, to:

United Rentals, Inc.

Five Greenwich Office Park

Greenwich, CT 06831

Fax: 203-618-7252

Attention: Jonathan Gottsegen

with a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Fax: (212) 558-3588

Attention: Francis J. Aquila

    George J. Sampas

(b)	if to the Company, to:

RSC Holdings Inc.

6929 E. Greenway Parkway

Scottsdale, AZ 85254

Fax: (480) 905-3413

Attention: Kevin Groman

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax: (212) 757-3990

Attention: Robert B. Schumer

    Ariel J. Deckelbaum

    Justin G. Hamill

Any notice, request, claim, instruction or other communication or document given as provided above shall be deemed given to the receiving party upon (i) if delivered personally, actual receipt, (ii) if sent by registered or certified mail, three Business Days after deposit in the mail, (iii) if sent by facsimile, upon confirmation of successful transmission if within one Business Day after such facsimile has been sent such notice, request, claim, instruction or other communication or document is also given by one of the other methods described above and (iv) if sent by overnight courier, on the next Business Day after deposit with the overnight courier.

SECTION 9.04. Definitions. For the purposes of this Agreement, the following terms shall have the meanings assigned below:

(a) “Affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

(b) “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, the Competition Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

(c) “Business Day” means any day ending at 11:59 p.m. (Eastern time) that is not a Saturday, Sunday or a day on which banking institutions are required or authorized by law or executive order to be closed in New York, New York.

(d) “Company Related Parties” means (i) the Company and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of the Company or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing.

(e) “Convertible Securities” means, with respect to any person, any securities, options, warrants or other rights of, or granted by, such person or any of its Affiliates that are convertible into, or exercisable or exchangeable for, or evidencing the rights to subscribe for, any Equity Securities of such person or any of its Affiliates.

(f) “Equity Securities” means, with respect to any person, any capital stock of, or other equity interests in, such person.

(g) “Financing Sources” means the persons (other than the Company or any of its Subsidiaries or any of their respective Affiliates or controlling persons) that (x) are party to the Financing Commitment and documentation therefor and the other related letters contemplated therein (and, without limiting Section 6.06, their respective successors and permitted assigns), and (y) the persons that have committed to provide or otherwise entered into definitive financing documents contemplated by the Financing Commitment and documentation therefor and the other related letters contemplated therein (and, without limiting Section 6.06, their respective successors and permitted assigns), and, in each case, each of the foregoing persons’ respective employees, officers, agents, affiliates, advisors, consultants and other representatives.

(h) “Fraud” means, with respect to the Company or Purchaser, the actual and intentional fraud with respect to the making of any representation or warranty in Article III or Article IV, as applicable, which shall only be deemed to exist if the person (which with respect to the Company shall be deemed to refer only to the individuals identified in Section 9.04(i) of the Company Disclosure Letter and with respect to Purchaser shall be deemed to refer only to the individuals identified in Section 9.04(i) of the Purchaser Disclosure Letter) making such representation or warranty had actual knowledge (as opposed to imputed or constructive knowledge) that such representation or warranty (as qualified by the Company Disclosure Letter, with respect to the Company, and the Purchaser Disclosure Letter, with respect to Purchaser) was actually and intentionally breached in any material respect when made.

(i) “Knowledge” means, with respect to any matter in question, with respect to the Company, the actual collective knowledge of any of those persons set forth in Section 9.04(i) of the Company Disclosure Letter and, with respect to Purchaser, the actual knowledge of any of those persons set forth in Section 9.04(i) of the Purchaser Disclosure Letter.

(j) “Law” means any federal, state, local or foreign statute, common law, ordinance, rule, regulation, agency requirement or Order of, or issued, promulgated or entered into by or with, any Governmental Entity.

(k) “Material Adverse Effect” means any change, event, effect, development, state of facts, condition, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than (x) any such change, event, effect, development, state of facts, condition, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic, or financial, credit, capital or banking markets or conditions (including any disruption thereof), (B) any changes after the date of this Agreement in interest, currency or exchange rates or the price of any security, commodity or market index, (C) any changes in the conditions generally affecting the industries in which the Company and its Subsidiaries operate, (D) any changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or the interpretation or enforcement thereof, (E) any decrease of the ratings or the ratings outlook for the Company or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease (it being understood, however, that the exception in this clause (E) shall not apply to the underlying causes giving rise to or contributing to any such decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred), (F) any change resulting from the announcement of this Agreement, including any loss of, or adverse change in, the relationship of the Company and/or its Subsidiaries with any persons with whom they transact business (provided that the exception in this clause (F) shall not be deemed to apply to references to “Company Material Adverse Effect” in the representations and warranties set forth in Section 3.05), (G) any outbreak, escalation or occurrence after the date of this Agreement of major hostilities in which the United States is involved or any acts of terrorism within the United States or directed against its facilities or citizens wherever located, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (I) compliance by the Company and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement or (J) any actions taken, or not taken, by the Company or any of its Subsidiaries with the consent or waiver of Purchaser; provided, however, that the foregoing clauses (A), (B), (C), (G) and (H) shall not apply to the extent that any such change, effect, event, development, state of facts, condition, occurrence or circumstance disproportionately affects the Company and/or its Subsidiaries relative to other participants in the industries in which the Company and its Subsidiaries participate (but only to the extent of such disproportionality), or (y) any failure, in and of itself, of the Company to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the Company Common Shares (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes giving rise to or contributing to any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Material Adverse Effect has occurred); or (ii) has prevented, materially delayed or materially impaired and would reasonably be expected to prevent, materially delay or materially impair the ability of the Company to consummate the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement.

(l) “Order” means any order, decision, writ, injunction, decree, judgment, legal or arbitration award, stipulation, license, permit or agreement issued, promulgated or entered into by or with (or settlement or consent agreement subject to) any Governmental Entity.

(m) “Permitted Liens” means (a) Liens for Taxes not yet delinquent or the amount or validity of which is being contested in good faith and for which appropriate reserves have been established, (b) statutory Liens of landlords with respect to Leased Real Property, none of which, individually or in the aggregate, materially detract from the value of the Real Property or interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries or the conduct of the business of the Company and its Subsidiaries as presently conducted, (c) Liens of carriers, warehousemen, mechanics, materialmen, repairmen and similar Liens incurred in the ordinary course of business and not yet delinquent, (d) zoning, entitlement, building and other land use Liens which are not violated by the current use of or occupancy of the Real Property, (e) other restrictions, variances, covenants, rights of way, encumbrances, easements and other minor irregularities in title, none of which, individually or in the aggregate, materially detract from the value of the Real Property or interfere in any material respect with the present use of or occupancy of the affected parcel by the Company or any of its Subsidiaries or the conduct of the business of the Company and its Subsidiaries as presently conducted and (f) Liens securing indebtedness or liabilities that are reflected in the Company SEC Reports.

(n) “person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(o) “Purchaser Material Adverse Effect” means any change, event, effect, development, state of facts, condition, occurrence or circumstance which, individually or in the aggregate, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Purchaser and its Subsidiaries, taken as a whole, other than (x) any such change, event, effect, development, state of facts, condition, occurrence or circumstance to the extent resulting from (A) any changes after the date of this Agreement in general economic or financial, credit, capital or banking markets or conditions (including any disruption thereof), (B) any changes after the date of this Agreement in interest, currency or exchange rates or the price of any security, commodity or market index, (C) any changes in the conditions generally affecting the industries in which Purchaser and its Subsidiaries operate, (D) any changes in legal or regulatory conditions, including changes or proposed changes in Law, GAAP or other accounting principles or requirements, or the interpretation or enforcement thereof, (E) any decrease of the ratings or the ratings outlook for Purchaser or any of its Subsidiaries by any applicable rating agency and the consequences of such ratings or outlook decrease (it being understood, however, that the exception in this clause (E) shall not apply to the underlying causes giving rise to or contributing to any such decrease or prevent any of such underlying causes from being taken into account in determining whether a Purchaser Material Adverse Effect has occurred), (F) any change resulting from the announcement of this Agreement, including any loss of, or adverse change in, the relationship of Purchaser and/or its Subsidiaries with any persons with whom they transact business (provided that the exception in this clause (F) shall not be deemed to apply to references to “Purchaser Material Adverse Effect” in the representations and warranties set forth in Section 4.05), (G) any outbreak, escalation or occurrence after the date of this Agreement of major hostilities in which the United States is involved or any acts of terrorism within the United States or directed against its facilities or citizens wherever located, (H) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (I) compliance by Purchaser and its Subsidiaries with the terms of this Agreement, including the failure to take any action restricted by this Agreement or (J) any actions taken, or not taken, by Purchaser or any of its Subsidiaries with the consent or waiver of the Company; provided, however, that the foregoing clauses (A), (B), (C), (G) and (H) shall not apply to the extent that any such change, effect, event, development, state of facts, condition, occurrence or circumstance disproportionately affects Purchaser and/or its Subsidiaries relative to other participants in the industries in which Purchaser and its Subsidiaries participate (but only to the extent of such disproportionality), or (y) any failure, in and of itself, of Purchaser to meet any internal or analyst projections, forecasts or estimates of revenue or earnings or any decrease in the market price or trading volume of the Purchaser Common Shares (it being understood, however, that the exception in this clause (y) shall not apply to the underlying causes giving rise to or contributing to any such failure or decrease or prevent any of such underlying causes from being taken into account in determining whether a Purchaser Material Adverse Effect has occurred); or (ii) has prevented, materially delayed or materially impaired and would reasonably be expected to prevent, materially delay or materially impair the ability of Purchaser to consummate the Merger, the Subsequent Mergers and the other transactions contemplated by this Agreement.

(p) “Purchaser Related Parties” means (i) Purchaser and its Subsidiaries, (ii) the former, current and future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders or assignees of Purchaser or its Subsidiaries or (iii) any future holders of any equity, partnership or limited liability company interest, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders, assignees of any of the foregoing, except, in each case, if any such person is a Financing Source.

(q) “Representatives” means, with respect to any person, such person’s directors, officers, employees, agents and representatives acting on such person’s behalf, including any such investment banker, financial advisor, attorney, accountant or other advisor, agent, representative, intermediary or Affiliate.

(r) “Solvent” means, when used with respect to any person, that, on a consolidated basis as of any date of determination, (i) the fair value of the assets of such person will, as of such date, exceed the amount of all liabilities of such person, as of such date, as such amounts are determined in accordance with applicable Law governing determinations of the insolvency of debtors, (ii) the present fair saleable value of the assets of such person will, as of such date, be greater than the amount that will be required to pay the liabilities of such person on its debts as such debts become absolute and matured, (iii) such person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business and (iv) such person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, (A) “debt” means liability on a “claim” and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. The amount of liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

(s) “Subsidiary” of any person, means any person (i) of which such person, directly or indirectly, owns securities or other equity interests representing more than fifty percent (50%) of the aggregate voting power of all such securities or equity interests or (ii) of which a person possesses the right to elect more than fifty percent (50%) of the directors or persons holding similar positions.

SECTION 9.05. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Purchaser Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Except as otherwise expressly provided herein, all remedies provided herein shall be in addition to any other remedies they may otherwise have under applicable Law. This Agreement is the product of negotiation by the parties having the assistance of counsel and other advisers, and the parties and their counsel and other advisers have participated jointly in negotiating and drafting this Agreement. If an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

SECTION 9.06. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing and signed by such party.

SECTION 9.07. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile or other electronic transmission), each of which shall be considered an original instrument and all of which shall together constitute the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

SECTION 9.08. Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement (including the Exhibits and Schedules hereto), the Voting Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

(b) Except as provided in (i) Section 6.08 (Directors’ and Officers’ Indemnification and Insurance) and (ii) the last two sentences of Section 6.06(c), and subject to Section 9.08(c), Purchaser and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto in accordance with, and subject to the terms of, this Agreement and that this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.08 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 8.04 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(c) Notwithstanding the foregoing, the Financing Sources are hereby third party beneficiaries of Section 8.02 (Effect of Termination), 8.03 (Amendment), 9.08 (Entire Agreement; No Third-Party Beneficiaries), 9.09 (Governing Law), 9.11 (Specific Enforcement; Consent to Jurisdiction) and 9.12 (Waiver of Jury Trial).

SECTION 9.09. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

SECTION 9.10. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise by any party hereto without the prior written consent of the other party, and any purported assignment without such consent shall be null and void.

SECTION 9.11. Specific Enforcement; Consent to Jurisdiction. (a) The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware (and any appellate court of the State of Delaware) and the Federal courts of the United States of America located in the State of Delaware (without proof of actual damages and each party hereby waives any requirement for the securing or posting of any bond in connection with any such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably consents and submits itself to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Agreed Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement, and the documents referred to herein and the transactions contemplated by this Agreement (collectively, the “Agreed Issues”). Each of parties hereby waives, and agrees not to assert, as a defense in any action, suit or proceeding in an Agreed Court with respect to the Agreed Issues that such party is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such Agreed Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such Agreed Court, and the parties hereto irrevocably agree that all claims with respect to any action, suit or proceeding with respect to the Agreed Issues shall be heard and determined only in an Agreed Court. The parties hereby consent to and grant to each Agreed Court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of any dispute with respect to the Agreed Issues and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.03 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. Notwithstanding anything in this Agreement to the contrary, each party hereto hereby irrevocably and unconditionally agrees that it will not bring or support any action, suit or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Financing Commitment, the Financing or the performance thereof, in any forum other than a court of competent jurisdiction sitting in the Borough of Manhattan of the City of New York, whether a state or federal court, and that the provisions of Section 9.12 relating to the waiver of jury trial shall apply to any such action, suit or proceeding. In no event shall Purchaser be forced to litigate against its Financing Sources.

(b) Notwithstanding anything in this Agreement to the contrary but without limiting Section 9.11(a), the parties hereby further acknowledge and agree that the Company shall be entitled to specific performance to cause Purchaser to effect the Closing in accordance with Section 1.02, on the terms and subject to the conditions in this Agreement if (a) all conditions in Section 7.01 and Section 7.02 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing or the failure of which to be satisfied is attributable, in whole or in part, to a breach by Purchaser of its representations, warranties, covenants or agreements contained in this Agreement) and (b) the Financing has been funded or is available to be funded at the Closing.

SECTION 9.12. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (I) CERTIFIES THAT IT HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND MADE IT VOLUNTARILY AND THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

SECTION 9.13. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

SECTION 9.14. Obligations of Purchaser and of the Company. Whenever this Agreement requires a Subsidiary of Purchaser to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action.

[Remainder of Page Left Blank Intentionally]

IN WITNESS WHEREOF, Purchaser and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

United Rentals, Inc.

By:	/s/ Jenne K. Britell
Name: Jenne K. Britell
Title: Chairman

By:	/s/ Michael J. Kneeland
Name: Michael J. Kneeland
Title: President and Chief Executive Officer

RSC Holdings Inc.

By:	/s/ Denis J. Nayden
Name: Denis J. Nayden
Title: Chairman

By:	/s/ Erik Olsson
Name: Erik Olsson
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]